Exhibit 99.11

Lemminkäinen Corporation’s Financial Statements 2015

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.

YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.

Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

FINANCIAL
STATEMENTS
2015

Lemminkäinen

Lemminkäinen	ANNUAL REPORT 2015

Contents

FINANCIALS	1
Board of Directors’ report	1
Group key figures	1
Strategy	2
Group performance	2
Balance sheet, cash flow and and financing	4
Business segments	5
Investments	8
Personnel	8
Changes in the Executive Team	8
Occupational safety and environment	9
Research and development	9
Shares and shareholders	9
Resolutions of the AGM and administration	10
Legal proceedings	10
Risks and uncertainties	11
Outlook	12
Board of Directors’ proposal for the distribution of profit	13
Profit guidance for 2016	13
Consolidated financial statements	14
Consolidated income statement (IFRS)	14
Consolidated statement of comprehensive income (IFRS)	15
Consolidated statement of financial position (IFRS)	16
Consolidated cash flow statement (IFRS)	17
Consolidated statement of changes in equity (IFRS)	18
Accounting policies applied in the IFRS consolidated financial statements, 31 December 2015	20
Notes to the consolidated financial statements (IFRS)	31
1 Adjustments concerning prior periods	32
2 Unusual events during the accounting period	32
3 Seasonality of business	32
4 Operating segments	33
5 Information by market area	34
6 Construction projects	34
7 Other operating income	35
8 Employee benefit expenses and number of personnel	35
9 Depreciation, amortisation and impairment	36
10 Other operating expenses	36
11 Investments	37
12 Finance income and costs	39
13 Taxes	39
14 Discontinued operations	42
15 Earnings per share	43
16 Other comprehensive income items	43
17 Dividends paid and proposed	44
18 Property, plant and equipment	44
19 Intangible assets	46
20 Non-current available-for-sale financial assets	49
21 Non-current receivables	49
22 Inventories	49
23 Current receivables	50
24 Current available-for-sale financial assets	50
25 Cash and cash equivalents	50
26 Financial assets and liabilities by category	51
27 Shareholders’ equity	53
28 Interest-bearing liabilities	54
29 Pension obligations	54
30 Share-based payments	57
31 Provisions	58
32 Trade and other payables	59
33 Financial risk management	59
34 Derivative financial instruments	65
35 Adjustments to cash flows	65
36 Operating lease commitments	66
37 Contingent assets and liabilities	66
38 Related party transactions	67
Parent company financial statements	71
Parent company income statement (FAS)	71
Parent company balance sheet (FAS)	72
Parent company cash flow statement (FAS)	73
Parent company’s accounting principles, 31 Dec 2015	74
Notes to the parent company financial statements (FAS)	75
1 Net sales by market area	76

This is an automatically generated PDF of Lemminkäinen’s online annual report. The content may not be as comprehensive as the complete annual report, which is available at

www.lemminkainen.com/annualreport2015

2 Other operating income	76
3 Materials and services	76
4 Notes concerning personnel, management and board members	76
5 Depreciation and reduction in value	77
6 Audit fees	77
7 Finance income and costs	77
8 Extraordinary items	77
9 Direct taxes	78
10 Non-current assets	78
11 Investments in Group companies	79
12 Current assets	80
13 Shareholders’ equity	81
14 Provisions	81
15 Liabilities	81
16 Guarantees and commitments	82
Financial indicators (IFRS)	83
Share-related financial indicators (IFRS)	84
Calculation of key ratios	85
Board of Directors’ proposal for the distribution of profit	86
Auditor’s report	87

Financials › Board of Directors’ report › Group key figures

Board of Directors’ report

Group key figures

Key figures, IFRS	Jan—Dec 2015	Jan—Dec 2014		Change
Net sales, EUR million	1,879.0	2,044.5		-165.5
Paving	874.5	907.5		-33.0
Infra projects	263.1	286.0		-22.9
Building construction, Finland	537.8	539.0		-1.2
Russian operations	136.7	196.1		-59.4
Other operations and Group eliminations	66.8	115.9		-49.1
Operating profit, EUR million	37.3	36.3		1.0
Paving	16.9	32.2		-15.3
Infra projects	11.8	7.2		4.6
Building construction, Finland	12.9	9.3		3.6
Russian operations	2.9	19.7		-16.8
Other operations	-7.2	-32.2		25.0
Operating margin, %	2.0	1.8
Paving	1.9	3.5
Infra projects	4.5	2.5
Building construction, Finland	2.4	1.7
Russian operations	2.1	10.1
Pre-tax profit, EUR million	16.7	-1.7		18.4
Profit from continuing operations, EUR million	7.2	-5.0		12.2
Profit for the period, EUR million	7.2	18.1		-10.9
Earnings per share, continuing operations, EUR	-0.15	-0.68		0.53
Earnings per share for the period, EUR	-0.15	0.40		-0.55
Cash flow from operating activities, EUR million	106.6	-48,4	*	155.0

* Cash flow from operating activities includes EUR 59.7 million of damages paid in Q1/2014 related to asphalt cartel.

Key figures, IFRS	31 Dec 2015	31 Dec 2014	Change
Order book, EUR million	1,180.3	1,456.1	-275.8
Operating capital, EUR million	474.8	590.4	-115.6
Balance sheet total, EUR million	1,035.5	1,257.8	-222.3
Interest-bearing net debt, EUR million	126.8	213.6	-86.8
Equity ratio, % *	40.6	37.1
Gearing, % **	33.6	51.8
Return on investment, rolling 12 months, % ***	10.2	13.5
Return on capital employed, rolling 12 months, % ****	5.3	4.5

* Equity ratio, if hybrid bonds were treated as debt: 12/2015: 28.6% and 12/2014: 24.6%.

** Gearing, if hybrid bonds were treated as debt: 12/2015: 89.6% and 12/2014: 128.4%.

*** Includes the effect of discontinued operations

**** Calculation: Operating profit, rolling 12 months / (Total equity (quarterly average) + interest-bearing liabilities (quarterly average)) x 100

Financials › Board of Directors’ report › Strategy

Strategy

Strategy for 2016—2019

In October 2015, Lemminkäinen reviewed its strategy for 2016—2019. The company seeks to continuously improve its performance and increase shareholder value through focus on the balance sheet, more competitive operating models and profitable growth in Infra projects in northern Europe.

The company estimates that the outlook for Infra projects is good especially in Norway and Sweden where there are long-term government programmes extending over election cycles. In Paving, the target is to improve competitiveness in all markets through a more streamlined operating model and more efficient processes. In Building construction, Finland, the company continues to focus its operations to urban growth centres. In Russia, the economic situation remains unstable. In order to maintain its moderate risk level, Lemminkäinen has decided not to start new residential development projects for the time being in Russia, but will continue negotiated contracting in building construction. In paving, the company seeks growth particularly in special works in Russia.

Lemminkäinen also made adjustments to its financial targets. At the end of 2019, the company aims at a ROCE above 15%, which is equivalent to the earlier target ROI of 18%. In addition, an EBIT margin above 4% at the end of 2019 is a new target. The equity ratio target above 35% remains unchanged.

Financial target	Target	Actual 2015		Actual 2014	Actual 2013
	18% over cycle
Previous: Return on investment*, %	(15% at the end of 2016)	10.2		13.5	-9.4
New: Return on capital employed**, %	15% at the end of 2019	5.3		4.5	-10.8
New: EBIT margin, %	More than 4% at the end of 2019	2.0		1.8	-4.4
Equity ratio***, %	At least 35%	40.6		37.1	27.3
Dividend policy, %	At least 40% of the profit for the financial year	38.5	****	0	0

* Includes the effect of discontinued operations

** Calculation: Operating profit, rolling 12 months / (Total equity (quarterly average) + interest-bearing liabilities (quarterly average)) x 100

*** Equity ratio, if hybrid bonds were treated as debt: 12/2015: 28.6% and 12/2014: 24.6%.

**** Board of Directors’ proposal for the AGM.

Financials › Board of Directors’ report › Group performance

Group performance

Net sales

Net sales by segment	Jan—Dec 2015	Jan—Dec 2014	Change
Paving, EUR million	874.5	907.5	-33.0
Infra projects, EUR million	263.1	286.0	-22.9
Building construction, Finland, EUR million	537.8	539.0	-1.2
Russian operations, EUR million	136.7	196.1	-59.4
Other operations and Group eliminations, EUR million	66.8	115.9	-49.1
Group, total, EUR million	1,879.0	2,044.5	-165.5

The Group’s net sales in 2015 declined year-on-year and were EUR 1,879.0 million (2,044.5). Net sales decreased in all business segments. The most significant decline took place in Russian operations where in 2015 one residential development project was completed compared to two projects in 2014. In addition, building construction contracting was reduced in Russia from the previous year. The decrease in the net sales of other operations is due to the divestment of the building construction business in Sweden in the third quarter. Changes in currency exchange rates had a negative impact of EUR -67.2 million compared to the corresponding period in 2014. Net sales by country were 60% (52) from Finland, 27% (32) from Scandinavia, 7% (10) from Russia and 6% (6) from other countries.

Operating profit

Operating profit by segment	Jan—Dec 2015	Jan—Dec 2014	Change
Paving, EUR million	16.9	32.2	-15.3
Infra projects, EUR million	11.8	7.2	4.6
Building construction, Finland, EUR million	12.9	9.3	3.6
Russian operations, EUR million	2.9	19.7	-16.8
Business segments, total, EUR million	44.5	68.5	-24.0
Other operations, EUR million	-7.2	-32.2	25.0
Group, total, EUR million	37.3	36.3	1.0

Operating margin (%) by segment	Jan—Dec 2015	Jan—Dec 2014
Paving, %	1.9	3.5
Infra projects, %	4.5	2.5
Building construction, Finland, %	2.4	1.7
Russian operations, %	2.1	10.1
Group, total, %	2.0	1.8

The Group’s operating profit in 2015 was EUR 37.3 million (36.3). The operating margin was 2.0% (1.8). Changes in currency exchange rates had a negative impact of EUR -0.5 million compared to the corresponding period in 2014.

The operating profit improved in Infra projects and Building construction, Finland, but declined in Paving and Russian operations. In Infra projects, profitability developed favourably in all operating countries, except in Sweden, where lower year-on-year volumes weakened the result. The Infra projects segment’s comparison period included a write-down of EUR 3 million related to a customer’s bankruptcy. In Building construction, Finland, the result was boosted by the good performance in the Helsinki metropolitan area and the profitability improvement in other regions.

In Paving, the decline of the operating profit was mainly due to a weaker year-on-year result in Norway, the divestment of the road maintenance business in Norway as well as declining margins in individual earthworks projects in Finland. The operating profit for Russian operations declined year-on-year. In 2015, one residential development project was completed compared to two projects in 2014. The full-year operating profit was also decreased by a write-down related to the company’s decision to withdraw from the planned Ilmatar project. At the end of the review period, the impact of the write-down in euros was EUR 12.9 million. The result for other operations was mostly improved by lowered fixed costs.

Order book

	Order book	Order book		Order inflow	Order inflow
Order book and order inflow	31 Dec 2015	31 Dec 2014	Change	1-12/2015	1-12/2014	Change
Paving, EUR million	225.0	334.3	-109.3	558.3	685.2	-126.9
Infra projects, EUR million	187.8	214.5	-26.7	173.8	99.2	74.6
Building construction, Finland, EUR million	760.6	687.1	73.5	569.2	599.0	-29.8
Russian operations, EUR million	7.0	86.4	-79.4	22.8	54.9	-32.1
Other operations, EUR million		133.8	-133.8	93.3	89.0	4.3
Group, total, EUR million	1,180.3	1,456.1	-275.8	1,417.4	1,527.4	-110.0
- of which unsold, EUR million	156.1	188.7	-32.6

At the end of the period, the Group’s order book stood at EUR 1,180.3 million (1,456.1). The order inflow amounted to EUR 1,417.3 million (1,527.4) in January—December.

Paving segment’s order book for the comparison period includes the divested road maintenance business in Norway, which explains the change. In Infra projects, the order book decreased year-on-year. In Building construction, Finland, the order book grew. In line with the company’s strategy, no new development projects were started in building construction in Russia in 2015. The change of the order book in other operations is due to the divestment of the building construction business in Sweden.

Financials › Board of Directors’ report › Balance sheet, cash flow and and financing

Balance sheet, cash flow and and financing

Balance sheet and financing	31 Dec 2015	31 Dec 2014	Change
Key figures, balance sheet
Equity ratio, %*	40.6	37.1
Gearing, %**	33.6	51.8
Return on investment, rolling 12 months, %***	10.2	13.5
Return on capital employed, rolling 12 months, %****	5.3	4.5
Capital invested, EUR million	632.3	760.3	-128.0
Operating capital, EUR million	474.8	590.4	-115.6
Net working capital, EUR million	258.7	335.1	-76.4
Financial position and liquidity
Interest-bearing debt, EUR million	254.7	347.8	-93.1
- of which long-term liabilities, EUR million	123.1	139.5	-16.4
- of which short-term liabilities, EUR million	131.6	208.3	-76.7
Liquid funds, EUR million	127.9	134.2	-6.3
Interest-bearing net debt, EUR million	126.8	213.6	-86.8
Committed, unused credit limits, EUR million	185.0	185.0	0
Unused overdraft limits, EUR million	12.3	33.2	-20.9

* If the hybrid bonds were recognised as debt, the equity ratio would be: 12/2015: 28.6% and 12/2014: 24.6%.

** If the hybrid bonds were recognised as debt, gearing would be: 12/2015: 89.6% and 12/2014: 128.4%.

*** Includes the effect of discontinued operations

**** Calculation: Operating profit, rolling 12 months / (Total equity (quarterly average) + interest-bearing liabilities (quarterly average)) x 100

On 31 December 2015, the balance sheet total was EUR 1,035.5 million (1,257.8), of which shareholders’ equity accounted for EUR 377.6 million (412.5). Shareholders’ equity includes EUR 111.6 million (138.4) in hybrid bonds. In the second quarter, the Group completed a partial repurchase of its EUR 70 million hybrid bond issued in 2012 by repurchasing notes to a nominal amount of EUR 27.1 million in exchange for cash. The Group is entitled to redeem the remaining EUR 42.9 million hybrid bond in March 2016. The Group also issued a EUR 70 million hybrid bond in 2014, which it is entitled to redeem in March 2018.

The Group’s operating capital on 31 December 2015 amounted to EUR 474.8 million (590.4). The change from the previous year is attributable to decreased investments, the sale of tangible assets and a reduction in net working capital. At the end of the review period, net working capital stood at EUR 258.7 million (335.1). Net working capital was reduced by decreasing housing start-ups in Russia and Finland, improving invoicing efficiency, increasing the use of factoring and improving inventory turnover in the Paving segment, among other things.

Interest-bearing debt at the end of the period amounted to EUR 254.7 million (347.8) and interest-bearing net debt totalled EUR 126.8 million (213.6). Strong cash flow from operating activities has impacted the net debt favourably. In addition, debt has been reduced by divesting assets. Long-term interest-bearing debt accounted for 48% (40) of the loan portfolio at the end of the period. Liquid funds totaled EUR 127.9 million (134.2). Of the company’s interest-bearing debt, EUR 104.1 million (127.1) comprises borrowings of housing and commercial property companies included in inventory, EUR 99.7 million (99.6) bonds, EUR 13.1 million (63.4) commercial papers, EUR 34.8 million (50.2) finance lease liabilities and EUR 3.0 million (7.5) other financial liabilities. In addition, the company had unused credit facilities worth EUR 185.0 million (185.0) and overdraft limits worth EUR 12.3 million (33.2) at the end of the period. Of all interest-bearing debt, 55% (41) was at a fixed interest rate.

Net finance costs decreased, amounting EUR 20.6 million (37.9) in January—December. The finance costs for 2015 were reduced by a decrease in interest expenses and currency hedging costs compared to 2014, among other things. In addition, the figures for the comparison period were negatively impacted by, for instance, a EUR 7 million writedown of loan receivables made in the third quarter, related to the divestment of Lemcon Networks’ businesses in the Americas, as well as the costs of renegotiated credit limits and the negative valuation of interest rate derivatives as a result of lower interest rates. The interest expenses of the hybrid bonds are not recorded under finance costs in the income statement; instead, their impact can be seen in earnings per share and changes in equity.

Cash flow from operating activities amounted to EUR 106.6 million (-48.4) in January—December. Changes in working capital strengthened the cash flow for January—December.

The company has, among other measures, adjusted its housing production in Russia and improved invoicing efficiency. The Q1/2014 cash flow includes the payment of EUR 59.7 million in damages related to the asphalt cartel

Financials › Board of Directors’ report › Business segments

Business segments

The reporting structure change in 2016

Along with the strategy review, the Paving segment’s project-related business operations, such as earthworks, was transferred to the Infra projects segment starting from 1 January 2016.

As of the beginning of 2016, the Paving segment includes paving and mineral aggregates businesses and the Infra projects segment consists of rock engineering, earthworks and civil engineering. The reportable business segments remain unchanged: Paving; Infra projects; Building construction, Finland; and Russian operations.

The company will publish pro forma figures for 2015 according to the new reporting structure during the first quarter in 2016.

Paving

Operating environment

The decrease in paving’s unit prices driven by the falling price of bitumen increased demand especially in Finland. Infra projects in urban growth centres supported the demand for earthworks and mineral aggregates. In Sweden and Norway, road construction and renovation projects increased the demand for paving. In Denmark, competition is intense and the decline of public investments decreased paving volumes. In the Baltic countries, the market situation remained stable.

Key figures for the Paving segment	Jan—Dec 2015	Jan—Dec 2014	Change
Net sales, EUR million	874.5	907.5	-33.0
Operating profit, EUR million	16.9	32.2	-15.3
% of net sales	1.9	3.5
Order inflow, EUR million	558.3	685.2	-126.9
Order book, EUR million *	225.0	334.3	-109.3
Operating capital, EUR million *	231.2	262.1	-30.9

* at the end of the period

Net sales in January—December totalled EUR 874.5 million (907.5). Net sales by country were 45% (43) from Finland, 43% (44) from Scandinavia and 12% (13) from the Baltic countries. The operating profit was EUR 16.9 million (32.2). The decline of the operating profit was due to a weaker year-on-year result in Norway, the divestment of the road maintenance business in Norway as well as declining margins in individual earthworks projects in Finland. Paving businesses’ performance in Finland, Sweden and the Baltic countries improved year-on-year, which supported the result. Paving segment’s order book for the comparison period includes the divested road maintenance business in Norway, which explains the change. In January—December Lemminkäinen produced 6.5 million tonnes of asphalt (6.3).

Infra projects

Operating environment

Urbanisation and investments in energy infrastructure increased the demand for complex infrastructure construction. Especially in Sweden and Norway, the market is strong and there are several major projects ongoing or planned. In Finland, construction was supported by complex infrastructure construction projects in urban growth centres. In the Baltic countries, the market situation was stable.

Key figures for the Infra projects segment	Jan—Dec 2015	Jan—Dec 2014	Change
Net sales, EUR million	263.1	286.0	-22.9
Operating profit, EUR million	11.8	7.2	4.6
% of net sales	4.5	2.5
Order inflow, EUR million	173.8	99.2	74.6
Order book, EUR million *	187.8	214.5	-26.7
Operating capital, EUR million *	1.2	-0.9	2.1

* at the end of the period

Net sales in January—December totalled EUR 263.1 million (286.0). Net sales by country were 73% (59) from Finland, 18% (37) from Scandinavia, 5% (3) from the Baltic countries and 4% (1) from other countries. The operating profit improved and was EUR 11.8 million (7.2). The operating profit increased the most in Finland due to good project management of major projects. Profitability developed favourably also in other countries, except in Sweden, where lower year-on-year volumes weakened the result. The operating profit for the comparison period was weakened by a write-down of EUR 3 million related to a customer’s bankruptcy. Operating capital stood at EUR 1.2 million (-0.9) at the end of the period.

Building construction, Finland

Operating environment

The market situation in building construction remained stable during 2015. Housing production continued to focus on small apartments in urban growth centres. Housing funds are still very active and sales to investors compensated for weaker consumer sales. Commercial construction, especially outside the Helsinki metropolitan area, was at a low level.

Key figures for the Building construction, Finland segment	Jan—Dec 2015	Jan—Dec 2014	Change
Net sales, EUR million	537.8	539.0	-1.2
Operating profit, EUR million	12.9	9.3	3.6
% of net sales	2.4	1.7
Order inflow, EUR million	569.2	599.0	-29.8
Order book, EUR million *	760.6	687.1	73.5
Operating capital, EUR million *	274.8	303.7	-28.9

* at the end of the period

Net sales in January—December totalled EUR 537.8 million (539.0). Net sales grew in the Helsinki metropolitan area, but decreased in other regions. The operating profit improved year-on-year, amounting to EUR 12.9 million (9.3). The result was boosted by the good performance in the Helsinki metropolitan area and the profitability improvement outside the capital region. The full-year result was weakened by expenses recognised in the second quarter, exceeding EUR 5 million comprising losses from non-strategic plot sales and provisions related to warranty repairs, among others. The result for the comparison period was burdened by an approximately EUR 4 million write-down related to an earlier consortium. However, the 2014 result was boosted by the completion of a major residential and commercial project in the Töölö Bay district in Helsinki.

In the uncertain economic situation, the number of residential start-ups was scaled down in 2015 and sale of completed units was enhanced. At the end of the review period, the number of unsold completed units was lower than in the comparison period totalling 283 (336). Operating capital decreased and stood at EUR 274.8 million (303.7).

In 2016, the number of completed residential development projects will be lower than in 2015. The majority of these projects will be completed towards the end of the year.

Lemminkäinen’s residential production
(development projects and negotiated contracting)	Jan—Dec 2015	Jan—Dec 2014	Change
Started, units	1,253	1,410	-157
- of which development projects, units	693	979	-286
Completed, units	1,236	1,363	-127
- of which development projects, units	859	1,088	-229
Sold, units	1,377	1,280	97
- of which development projects, units	817	849	-32
Sales to investors, %	51	47
Under construction at end of period, units	1,388	1,362	26
- of which unsold, units *	464	522	-58
Unsold completed at end of period, units	283	336	-53
Land bank, balance sheet value at end of period, EUR million	105.3	105.4	-0.1
Started in competitive contracting, units	542	244	298

* at the end of period

Russian operations

Operating environment

The operating environment in Russia remained uncertain. Consumer purchasing power has declined due to rising inflation. Competition in the housing market has intensified and loan processing times have lengthened. Construction and repair projects on major roads maintained demand for paving.

Key figures for the Russian operations segment	Jan—Dec 2015	Jan—Dec 2014	Change
Net sales, EUR million	136.7	196.1	-59.4
Operating profit, EUR million	2.9	19.7	-16.8
% of net sales	2.1	10.1
Order inflow, EUR million	22.8	54.9	-32.1
Order book, EUR million *	7.0	86.4	-79.4
Operating capital, EUR million *	35.0	68.4	-33.4

* at the end of the period

In January—December, net sales totalled EUR 136.7 million (196.1) and the operating profit was EUR 2.9 million (19.7). Changes in currency exchange rates had a negative impact of EUR -45.6 million on net sales and a negative impact of EUR -1.0 million on the operating profit compared to the corresponding period in 2014.

Net sales and the operating profit decreased. During 2015, one residential development project was completed compared to two projects in 2014, which can be seen in the lower number of units completed and sold. In addition, building construction contracting was reduced from the comparison period. In paving operations, profitability has improved due to a better contract portfolio. The segment’s full-year operating profit was reduced by a write-down related to the company’s decision to withdraw from the planned Ilmatar project. At the end of the review period, the impact of the write-down in euros was EUR 12.9 million. In order to maintain its moderate risk level, Lemminkäinen has decided, in line with its strategy, not to start new residential development projects for the time being in Russia.

At the end of the review period, the order book stood at EUR 7.0 million (86.4), consisting mostly of the paving order book. Solid housing sales have reduced the amount of operating capital, which stood at EUR 35.0 million (68.4) at the end of the period.

Lemminkäinen’s residential development, Russia	Jan—Dec 2015	Jan—Dec 2014	Change
Started, units	0	0	0
Completed, units	418	545	-127
Sold, units	384	520	-136
Under construction at end of period, units	0	418	-418
- of which unsold, units	0	283	-283
Unsold completed at end of period, units	51	139	-88

Financials › Board of Directors’ report › Investments

Investments

Gross investments in 2015 showed a substantial year-on-year decline and amounted to EUR 10.3 million (30.0), representing 0.6% (1.5) of the company’s net sales. Lemminkäinen’s investments were mainly replacement investments in Paving and Infra projects. The company has continued to implement stricter decision-making criteria regarding investments and to improve the efficiency of its monitoring processes. The reduction of investments has released capital, particularly in Paving.

Financials › Board of Directors’ report › Personnel

Personnel

At the end of 2015, Lemminkäinen employed 4,059 people (4,748), a decrease of 689 people year-on-year. The number of personnel has decreased due to results of negotiations on personnel reductions and other similar measures in all operating countries in 2014, the divestments of the building construction business in Sweden and the road maintenance business in Norway as well as the adjustment of Lemminkäinen’s building construction operations in Russia. Of the personnel in the review period, 1,845 (2,070) were white-collar workers and 2,214 (2,678) were blue-collar workers.

Personnel by business segment,
continuing operations	31 Dec 2015	31 Dec 2014	Change
Paving, persons	2,124	2,225	-101
Infra projects, persons	463	439	24
Building construction, Finland, persons	947	1,038	-91
Russian operations, persons	405	635	-230
Parent company and others, persons	120	411	-291
Group, total, persons	4,059	4,748	-689

Personnel by country,
continuing operations	31 Dec 2015	31 Dec 2014*	Change
Finland, persons	2,204	2,286	-82
Sweden, Norway, Denmark, persons	804	1,155	-351
Baltic countries, persons	625	642	-17
Russia, persons	405	635	-230
Other countries, persons	21	30	-9
Group, total, persons	4,059	4,748	-689

* The figures for 2014 have been adjusted for Finland and Other countries

Financials › Board of Directors’ report › Changes in the Executive Team

Changes in the Executive Team

Robert Blumberg started as Executive Vice President, Paving and member of Lemminkäinen’s Executive Team on 1 January 2015. Executive Vice President, Russian operations and member of Lemminkäinen’s Executive Team Maaret Heiskari left the company and her position in the Group Executive Team on 30 June 2015.

Financials › Board of Directors’ report › Occupational safety and environment

Occupational safety and environment

The goal of Lemminkäinen’s occupational safety measures is to create a safe working environment for all employees and subcontractors. Lemminkäinen is committed to the shared occupational safety principles of the Confederation of Finnish Construction Industries RT, which aims to accelerate the construction industry’s progress towards the zero-accident target.

In 2015, the company continued the development of safety activities and the implementation of best practices in all of its operations. The company monitors the accident frequency rate monthly and makes actions plans accordingly. The company also monitors subcontractors’ accident frequency rates.

Lemminkäinen minimises the environmental impact of its operations by using natural resources as sparingly as possible and by using recycled materials in its production, among other measures. The company invests in safeguarding biodiversity by developing post-extraction measures in its mineral aggregate areas. Lemminkäinen develops its production technology in order to reduce its energy consumption and environmental impact.

In 2015, Lemminkäinen defined the sustainability aspects that are most relevant to the company’s operations as well as related targets. In addition to the internal working group, external stakeholders contributed to the definition work. The project also resulted in Lemminkäinen’s operating model for sustainability that specifies roles and responsibilities as well as follow-up and reporting methods and related indicators. The indicators are related to energy consumption and material efficiency, for instance.

More detailed information on Lemminkäinen’s sustainability measures are presented in the company’s Annual Report and on its website.

Financials › Board of Directors’ report › Research and development

Research and development

The Group’s business segments are each responsible for their own research and development activities. Research and development at Lemminkäinen focuses on the improvement of environmental and energy efficiency as well as development activities carried out in projects. In addition, the company has ongoing projects to improve operational efficiency. Lemminkäinen’s Central Laboratory focuses on paving R&D. The company aims to constantly increase the percentage of low-temperature and recycled asphalts in its production, for instance. In 2015, the Group’s research and development expenditure accounted for approximately 0.2 (0.5) per cent of net sales.

Financials › Board of Directors’ report › Shares and shareholders

Shares and shareholders

The company has one share class. Each share carries one vote at a general meeting of shareholders and confers an equal right to a dividend. Lemminkäinen’s share capital is EUR 34,042,500 and the total number of shares was 23,219,900 at the end of the review period. At the end of the review period, Lemminkäinen owned 16,687 of its own shares.

Trading with shares

On 31 December 2015, the market capitalisation of Lemminkäinen’s shares stood at EUR 320.0 million (220.9). The price of Lemminkäinen Corporation’s share on the Nasdaq Helsinki Ltd was on 1 January 2015 EUR 9.52 (15.20) and on 31 December 2015 EUR 13.79.

In addition to the Nasdaq Helsinki Ltd, Lemminkäinen’s share is also traded on alternative markets. A total of 2,759,034 shares (1,268,320) were traded during January—December 2015, of which alternative markets accounted for 5% (14). (Source: Fidessa Fragmentation Index, http://fragmentation.fidessa.com).

Shareholders

On 31 December 2015, the company had 4,391 shareholders (4,532). Nominee-registered and non-Finnish shareholders held 12.5 per cent (12.7) of all Lemminkäinen Corporation shares and voting rights. Information on company ownership and division by segment and scale, major shareholders, and share ownership of the Executive Team members and the Board of Directors is available on the company’s website, www.lemminkainen.com/Investors/Owners.

Shareholder agreements

The company is not aware of any agreements between shareholders that would have a significant bearing on the use of ownership rights or voting behaviour at general meetings of shareholders.

Flagging notifications

During the year 2015 (30 September), Lemminkäinen received two flagging notifications. As a result of an estate distribution, the number of shares and votes held by Olavi Pentti’s estate in Lemminkäinen Corporation has decreased from 1,496,635, i.e. around 6.45 per cent, to zero. At the same time, the number of shares held by Lauri Pentti has, as a result of an estate distribution increased to 1,161,635 shares, which corresponds to over 5 per cent of all shares and votes in Lemminkäinen Corporation.

Financials › Board of Directors’ report › Resolutions of the AGM and administration

Resolutions of the AGM and administration

On 25 March 2015, Lemminkäinen Corporation’s Annual General Meeting adopted the company’s annual accounts and consolidated financial statements for 2014 and granted the members of the Board of Directors as well as the persons having acted as the President and CEO and the Interim President and CEO discharge from liability.

The General Meeting resolved, in accordance with the Board of Directors’ proposal, that no dividend be paid for the financial year ended on 31 December 2014.

The General Meeting resolved, in accordance with the Board of Directors’ proposal, to authorise the Board of Directors to resolve on the repurchase of the company’s own shares. In accordance with the authorisation, the Board of Directors may resolve to repurchase a maximum of 2,321,990 own shares. The authorisation is effective for a period of 18 months from the resolution of the General Meeting.

The General Meeting resolved, in accordance with the Board of Directors’ proposal, to authorise the Board of Directors to resolve on a share issue and/or an issue of special rights entitling to shares referred to in Chapter 10, Section 1 of the Finnish Limited Liability Companies Act in one or several instalments, either against payment or without payment. The number of shares to be issued, including the shares to be received based on special rights, shall not exceed 4,643,980 shares. The Board of Directors may resolve to issue either new shares or own shares possibly held by the company. The authorisation is in force for a period of 18 months from the resolution of the General Meeting.

The General Meeting confirmed the number of members of the Board of Directors as seven. Berndt Brunow, Noora Forstén, Finn Johnsson, Juhani Mäkinen, Kristina Pentti-von Walzel, Heikki Räty and Heppu Pentti were elected as members of the Board. PricewaterhouseCoopers Oy, a firm of authorised public accountants, was re-elected to serve as the company’s auditor. Kim Karhu, Authorised Public Accountant, was the chief auditor until the Annual General Meeting held on 25 March 2015 after which Markku Katajisto, Authorised Public Accountant, became the chief auditor.

Lemminkäinen Corporation’s Board of Directors’ organising meeting was held on 25 March 2015. In the meeting the Board of Directors elected the Chairman and the Vice Chairman of the Board and decided the composition of the Board’s committees. The Board re-elected Berndt Brunow as the Chairman and Juhani Mäkinen as the Vice Chairman of the Board. The Board of Directors elected from among its members Heikki Räty to serve as the Chairman of the Audit Committee, with Juhani Mäkinen and Kristina Pentti-von Walzel serving as members. Berndt Brunow was elected to serve as the Chairman of the Nomination Committee, with Noora Forstén and Kristina Pentti-von Walzel serving as members. Berndt Brunow was elected to serve as the Chairman of the HR Committee, with Noora Forstén and Kristina Pentti-von Walzel serving as members.

Financials › Board of Directors’ report › Legal proceedings

Legal proceedings

Damages related to the asphalt cartel

The oral hearing of the legal proceedings concerning the damages which the Helsinki District Court decided on in November 2013 started at the Helsinki Court of Appeal on 2 March 2015 and ended on 1 October 2015. The Court has not yet confirmed the exact time when it will give its verdicts but has preliminary stated that the verdicts will be given during 2016. The decisions could have a significant impact on Lemminkäinen’s financial position. In addition Lemminkäinen has been served summons regarding 21 claims against Lemminkäinen and other asphalt companies for damages. The capital amount of these claims is approximately EUR 26 million. For these claims, Lemminkäinen has made a provision worth EUR 13.0 million. More information can be found on the company’s website http://www.lemminkainen.com/Lemminkainen/Investors/Lemminkainen-as-an-investment/Asphalt-cartel-issue/.

Quotas related to the use of recycled asphalt

The situation has not changed after the publication of the previous interim report on 30 October 2015. On 11 June 2015, the District Court of Tuusula acquitted Lemminkäinen and two of its employees of environmental infraction charges. The alleged offence was related to the quotas for the amount of recycled asphalt used in asphalt mass production, as defined in the environmental permits of the company’s Sammonmäki asphalt plant in Finland. The prosecutor demanded Lemminkäinen a confiscation of illegal profit of EUR 3.4 million and a corporate fine of at least EUR 120,000. The court ruled that neither Lemminkäinen nor the two employees were guilty of an environmental infraction. The prosecutor and the Centre for Economic Development, Transport and the Environment (ELY Centre) have appealed against the decisions of the District Court. The hearing will continue next at the Court of Appeal.

Crushing recycled asphalt for using it as raw material for new asphalt is an ecological practice. It reduces the environmental hazards of production when compared to asphalt made of virgin materials. Asphalt mass containing recycled asphalt is of the same quality as asphalt mass made of virgin materials.

Financials › Board of Directors’ report ›Risks and uncertainties

Risks and uncertainties

Risk management is an essential part of Lemminkäinen’s business operations. Its main target is to ensure the achievement of the strategic and operational targets with the best possible results, including the continuity of the operations under changing conditions. The company’s risk management is based on the risk management policy approved by the Board of Directors. A more detailed description of risk management can be found on the company’s website http://www.lemminkainen.com/Lemminkainen/Investors/Corporate-Governance/Risk-management/.

Uncertainty in the global economy and financial markets may have a negative effect on Lemminkäinen’s operations, performance, financial position and sources of capital. The company’s business operations are sensitive to new construction cycles in Finland in particular. Lemminkäinen manages these kinds of risks structurally by distributing its business operations throughout Scandinavia, the Baltic countries and Russia.

Change management, successful recruitment and skilled and motivated personnel play a key role in ensuring that operations are in line with the targets set, yield results and comply with business-related laws and regulations and good business practices. The business segments develop their operating models to increase agility, cost efficiency and operational consistency.

In Russia, the weakened economic situation, the exchange rate fluctuations of the rouble and the prolonged political uncertainty or the significant escalation in the sanctions between the EU and Russia could have a negative effect on the company’s business operations. Furthermore, the political culture, legislation, its interpretation and procedures of the authorities in Russia compared to Finland, in addition to the uncertainty of the legal system, administrative procedures and interpretation of law enforcement mechanisms, as well as changes in them, may result in significant risks. Lemminkäinen has improved the efficiency of housing sales in Russia, and in order to maintain a moderate risk level in Russia, the company will not start new development projects in building construction in Russia for the time being.

In the residential and commercial development and construction projects, Lemminkäinen is exposed to sales and price risks due to the market situation continuing to be challenging and due to the full responsibility over the entire project, starting with plot acquisition. The company’s target is to actively manage and monitor the risk related to the capital tied up in unsold completed apartments and other assets. Lemminkäinen takes market changes and risks into account when assessing whether to start new development and construction projects. The company only starts new housing construction if a sufficient number of units have been reserved in advance. The number of unsold completed apartments is kept to a minimum. Commercial development projects are usually sold to property investors in the early stages of construction, thereby reducing sales risks.

Lemminkäinen’s financial performance depends on successful permit, contract and project management, which involves risks related to, for instance, project pricing, use of resources, project planning and scheduling, ability to procure raw materials at competitive prices, cost control, change management as well as handling of claims for damages. In addition, project-related legal proceedings may have a negative effect on the company’s financial performance. Lemminkäinen continually develops its contractual expertise and project management practices during the tender and execution stage. In addition, project tracking systems and steering models are being renewed.

Fluctuations in the price of raw materials may have an impact on financial performance. Lemminkäinen’s biggest individual outsourced raw material is bitumen, and its price largely depends on the world market price of oil. The company manages the bitumen price risk with contractual terms and derivatives.

Furthermore, changes in the weather may cause fluctuations in the income. Weather conditions influence especially the lengths of the Paving segment’s paving and mineral aggregates businesses working seasons, which may have an effect on the company’s profit and its timing.

In its business operations, Lemminkäinen is exposed to financial risks, mainly funding, liquidity, foreign exchange rate, interest rate and credit risks, and to impairment risk of tangible and intangible assets. Management of financial risks is based on Lemminkäinen’s treasury policy, which defines the operating principles and division of responsibility in financial risk management and funding activities. External events may also negatively impact the availability of funding, its costs and/or repayment plans. The company seeks to ensure the availability of funding, optimise the use of liquid assets in funding its business operations and to minimise interest and other finance costs. Lemminkäinen protects itself from currency exchange risks primarily through operative means. If necessary, transaction risks are hedged with the aid of foreign currency loans and currency derivatives. In 2015, approximately 34% of the company’s net sales were generated in functional currencies other than the euro, the major currencies being the Norwegian, Swedish and Danish kronas as wells as the Russian rouble. Lemminkäinen does not hedge translation risk. The translation difference of our shareholders’ equity is mainly related to the Russian business operations.

A more detailed description of risk management can be found on the company’s website. A more detailed account of the financial risks is provided in the notes to the annual financial statements.

Financials › Board of Directors’ report › Outlook

Outlook

In Finland, the total volume of construction is expected to grow slightly in 2016. Housing production is likely to remain stable and demand for apartments will still be focused on small units in urban growth centres. Sales to investors are expected to remain active. Commercial construction will increase, thanks to individual major projects and public sector works. Renovation will continue to be brisk but its growth will slow down.

Cuts made by the government and economic uncertainty restrict infrastructure construction investments in Finland. Construction of transport infrastructure is not expected to grow in 2016 although the state’s planned investments in basic road maintenance will increase demand for paving somewhat in the next few years. Demand for infra projects is maintained by complex projects in urban growth centres, but the market is expected to decline in 2016 as many new decisions are still pending.

In Norway and Sweden, infrastructure construction is boosted by multi-year, state-funded traffic infrastructure development programmes. In both countries, infrastructure construction is expected to grow in 2016. Large-scale road and railway projects are ongoing or planned near urban growth centres in Sweden and Norway, which will increase demand for infra projects. These countries are also investing significantly in the development and renewal of energy production. Demand for paving in Sweden and Norway is expected to remain at the 2015 level.

In Denmark, growth in paving is restricted by a decrease in public investments.

In Russia, market uncertainty is likely to continue. The fluctuations in the price of oil are reflected in the currency exchange rate. Rising inflation continues to decline consumer purchasing power. The state of Russia still tries to maintain demand for housing by subsidising consumer mortgages. Construction and repair projects on major roads maintain demand for paving.

In the Baltic countries, the volume of infrastructure construction is estimated to start growing moderately in 2016. The possible launch of the Rail Baltica traffic project would increase the demand for infrastructure construction in all of the Baltic countries.

Financials › Board of Directors’ report › Board of Directors’ proposal for the distribution of profit

Board of Directors’ proposal for the distribution of profit

The distributable shareholders’ equity shown on the balance sheet of the parent company, Lemminkäinen Corporation, amounts to EUR 138,209,602.00 consisting of EUR 90,580,653.68 in invested unrestricted equity fund, EUR 45,578,889.18 in retained earnings from previous years and EUR 2,050,059.14 in result for the financial year.

The Board of Directors proposes to the AGM that for the financial year that ended on 31 December 2015, the company will distribute a per-share dividend of EUR 0.12 to a total of EUR 2,786,388.00, after which retained earnings would stand at EUR 44,842,560.32.

Financials › Board of Directors’ report › Profit guidance for 2016

Profit guidance for 2016

Lemminkäinen estimates that its net sales in 2016 will be on the level of EUR 1.8 billion. Operating profit (IFRS) in 2016 is expected to improve as compared to 2015 (EUR 37.3 million).

Helsinki, 4 February 2016

LEMMINKÄINEN CORPORATION

Board of Directors

Financials › Consolidated financial statements › Consolidated income statement (IFRS)

Consolidated income statement (IFRS)

EUR million	Note	1 Jan—31 Dec 2015	1 Jan—31 Dec 2014
Net sales	4 5 6	1,879.0	2,044.5

Other operating income	7	11.0	18.3
Change in inventories of finished goods and work in progress		-81.1	14.5
Production for own use		0.1	1.4
Use of materials and services		1,299.6	1,477.5
Employee benefit expenses	8 29 30 38	294.9	337.0
Depreciation and amortisation	4 9	38.0	43.2
Impairment	9	0.4	1.3
Other operating expenses	10	140.2	184.0
Share of the profit of associates and joint ventures	11	1.4	0.5

Operating profit	4	37.3	36.3

Finance income	12	33.9	41.3
Finance costs	12	54.5	79.2

Profit before income taxes		16.7	-1.7

Income taxes	13	-9.4	-3.3

Profit from continuing operations		7.2	-5.0

Profit from discontinued operations	14		23.1

Profit for the financial year		7.2	18.1

Profit for the financial year attributable to
Equity holders of the parent company		7.2	18.2
Non-controlling interests		0.0	0.0

Basic and diluted earnings per share attributable to equity holders of the parent company, EUR
From continuing operations	15	-0.15	-0.68
From discontinued operations	15		1.08
From profit for the year	15	-0.15	0.40

Financials › Consolidated financial statements › Consolidated statement of comprehensive income (IFRS)

Consolidated statement of comprehensive income (IFRS)

EUR million	Note	1 Jan—31 Dec 2015	1 Jan—31 Dec 2014
Profit for the financial year		7.2	18.1

Items that will not be reclassified to profit or loss
Defined benefit pension obligations	16 29	0.3	0.0

Items that may be reclassified subsequently to profit or loss
Translation differences	16 27	-4.2	-18.6
Cash flow hedge	16 27		0.1

Other comprehensive income, total		-3.9	-18.5

Comprehensive income for the financial year		3.4	-0.4

Comprehensive income for the financial year
Equity holders of the parent company		3.4	-0.3
Non-controlling interests		0.0	0.0

Comprehensive income attributable to equity holders of the parent company arises from
Continuing operations		3.4	-23.5
Discontinued operations			23.1

Financials › Consolidated financial statements › Consolidated statement of financial position (IFRS)

Consolidated statement of financial position (IFRS)

EUR million	Note	31 Dec 2015	31 Dec 2014
ASSETS

Non-current assets
Property, plant and equipment	18	149.1	181.2
Goodwill	19	53.1	53.8
Other intangible assets	19	14.0	20.2
Investments in associates and joint ventures	11	4.7	6.9
Available-for-sale financial assets	20	2.7	3.2
Deferred tax assets	13	36.9	42.0
Other non-current receivables	21	0.5	0.5
		261.0	307.9

Current assets
Inventories	22	402.0	524.0
Trade and other receivables	23	241.9	290.0
Income tax receivables		2.7	1.7
Available-for-sale financial assets	24		25.1
Cash and cash equivalents	25	127.9	109.1
		774.5	949.9

TOTAL ASSETS		1,035.5	1,257.8

EQUITY AND LIABILITIES

Equity attributable to owners of the parent company
Share capital	27	34.0	34.0
Share premium account	27	5.7	5.7
Invested non-restricted equity fund	27	91.4	91.4
Hybrid bonds	27	111.6	138.4
Translation differences		-25.9	-21.7
Retained earnings		153.4	146.4
Profit for the financial year		7.2	18.2
		377.6	412.4

Non-controlling interests	11	0.1	0.1
Total equity		377.6	412.5

Non-current liabilities
Interest-bearing liabilities	28	123.1	139.5
Deferred tax liabilities	13	14.7	15.6
Pension obligations	29	0.1	0.6
Provisions	31	26.6	27.5
Other non-current liabilities	32	0.5	0.8
		164.9	183.9

Current liabilities
Interest-bearing liabilities	28	131.6	208.3
Provisions	31	13.1	11.1
Advance payments received	32	105.4	145.4
Trade and other payables	32	242.1	295.5
Income tax liabilities		0.8	1.1
		492.9	661.4

Total liabilities		657.8	845.3

TOTAL EQUITY AND LIABILITIES		1,035.5	1,257.8

Financials › Consolidated financial statements › Consolidated cash flow statement (IFRS)

Consolidated cash flow statement (IFRS)

			Adjusted
EUR million	Note	1 Jan—31 Dec 2015	1 Jan—31 Dec 2014
Cash flows from operating activities (including discontinued operations)
Profit before taxes		16.7	21.6
Adjustments	35
Depreciation and impairment		38.4	44.7
Share of the profit of associates and joint ventures		-1.4	-0.5
Finance income and costs	12	20.6	37.9
Other adjustments		29.2	-22.9
Cash flows before change in working capital		103.4	80.8

Change in working capital
Increase (-)/decrease(+) in trade and other receivables		19.7	13.0
Increase (-)/decrease(+) in inventories		79.6	-51.6
Increase (+)/decrease(-) in current liabilities		-57.8	-54.2
Cash flows from operations before financial items and taxes		144.8	-12.0

Interest paid		-29.8	-29.2
Other finance costs paid		-6.2	-6.9
Dividends received		0.5	0.6
Interest received		1.3	0.7
Other finance income received		0.0	0.1
Income tax paid		-4.1	-1.7
Cash flow from operating activities		106.6	-48.4

Cash flows from investing activities (including discontinued operations)
Purchases of property, plant and equipment		-9.2	-23.7
Proceeds from sale of property, plant and equipment		7.4	15.3
Purchases of intangible assets		-1.2	-3.7
Proceeds from sale of intangible assets		1.0	0.2
Investments in other assets			-93.8
Proceeds from sale of other investments available-for-sale		26.2	100.0
Acquired subsidiary shares less cash and cash equivalents at time of purchase		-1.6	-2.8
Disposed subsidiary shares less cash and cash equivalents at time of sale		1.1	58.6
Disposed shares in associates and joint ventures		3.9	0.4
Cash flow from investing activities		27.7	50.5

Cash flows from financing activities (including discontinued operations)
Increase (-)/decrease(+) of long-term loan receivables		0.1	-0.6
Rights offering			29.3
Transaction cost from rights offering			-2.0
Proceeds from short-term borrowings		112.7	199.7
Repayments of short-term borrowings		-182.7	-310.0
Proceeds from long-term borrowings		0.0	300.6
Repayments of long-term borrowings		-4.9	-217.7
lncrease(+)/decrease(-) of hybrid bonds		-27.1	69.3
Repayments of finance lease liabilities		-13.2	-12.0
Dividends paid			-0.1
Cash flow from financing activities		-115.0	56.4

Increase (-)/decrease(+) in cash and cash equivalents		19.4	58.5
Cash and cash equivalents at beginning of financial year		109.1	51.1
Translation difference of cash and cash equivalents		-0.5	-0.5
Cash and cash equivalents at the end of financial year	25	127.9	109.1

Financials › Consolidated financial statements › Consolidated statement of changes in equity (IFRS)

Consolidated statement of changes in equity (IFRS)

					Invested
					non-				Parent
			Share		restricted				company	Non-
		Share	premium	Hedging	equity	Hybrid	Translation	Retained	shareholders’	controlling	Total
EUR million	Note	capital	account	reserve	fund	bonds	differences	earnings	equity	interest	equity
Equity 1 Jan 2014		34.0	5.7	-0.1	63.8	69.1	-3.1	154.1	323.5	0.6	324.0

Profit for the financial year								18.2	18.2	0.0	18.1

Items that will not be reclassified to profit or loss
Pension obligations	29							0.0	0.0		0.0

Items that may be reclassified subsequently to profit or loss
Translation differences	27						-18.6		-18.6		-18.6
Cash flow hedge	27			0.1					0.1		0.1

Comprehensive income for the financial year				0.1			-18.6	18.2	-0.3	0.0	-0.4

Acquisition of shares of non-controlling interest								0.2	0.2		0.2
Change in non-controlling interest										-0.4	-0.4
Shares returned by the company, acquisition of non-controlling interest by share exchange in 2010								0.4	0.4		0.4
Rights offering	27				29.3				29.3		29.3
Transaction cost from rights offering	27				-1.6				-1.6		-1.6
Hybrid bonds’ interests								-8.3	-8.3		-8.3
Transactions with owners, total					27.7			-7.7	20.0	-0.4	19.6

Hybrid bonds	27					69.3			69.3		69.3

Equity 31 Dec 2014		34.0	5.7		91.4	138.4	-21.7	164.5	412.4	0.1	412.5

					Invested
					non-				Parent
			Share		restricted				company	Non-
		Share	premium	Hedging	equity	Hybrid	Translation	Retained	shareholders’	controlling	Total
EUR million	Note	capital	account	reserve	fund	bonds	differences	earnings	equity	interest	equity
Equity 1 Jan 2015		34.0	5.7		91.4	138.4	-21.7	164.5	412.4	0.1	412.5

Profit for the financial year								7.2	7.2	0.0	7.2

Items that will not be reclassified to profit or loss
Pension obligations	29							0.3	0.3		0.3

Items that may be reclassified subsequently to profit or loss
Translation differences	27						-4.2		-4.2		-4.2

Comprehensive income for the financial year							-4.2	7.5	3.4	0.0	3.4

Acquisition of shares of non-controlling interest								-0.2	-0.2	-0.1	-0.3
Hybrid bonds’ interests and costs								-11.2	-11.2		-11.2
Transactions with owners, total								-11.5	-11.5	-0.1	-11.5

Hybrid bonds	27					-26.7			-26.7		-26.7

Equity 31 Dec 2015		34.0	5.7		91.4	111.6	-25.9	160.6	377.6	0.1	377.6

Financials › Consolidated financial statements › Accounting policies applied in the IFRS consolidated financial statements, 31 December 2015

Accounting policies applied in the IFRS consolidated financial statements, 31 December 2015

Basic information on the company

Lemminkäinen Corporation is a public limited company established under the laws of Finland and domiciled in Helsinki. The company’s registered address is Salmisaarenaukio 2, 00180, Helsinki, Finland. Lemminkäinen Corporation is the parent company of the Group which shares are quoted on Nasdaq Helsinki Ltd. The parent company comprises together with its subsidiaries the Lemminkäinen Group (later “the Group” or “the company”). The Group produces infrastructure and building construction services mainly in Finland, other Nordic countries, Russia and the Baltic countries.

Basis of preparation

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS), and the IAS and IFRS standards as well as the SIC and IFRIC interpretations that were in force on 31 December 2015 have been observed in their preparation. The term ‘International Financial Reporting Standards’ refers to standards and their interpretations authorised for use in the European Union in accordance with the procedure prescribed in EU Regulation (EC) No. 1606/2002 as well as in the Finnish Accounting Act and the provisions laid down pursuant to the Act. The notes to the consolidated financial statements are also in accordance with Finnish accounting and corporate legislation supplemental to the IFRS regulations.

The preparation of financial statements requires company’s management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates. The areas involving management judgements, estimates and assumption are presented in paragraph Management judgements and estimates

The financial statements have been prepared in euros and are presented in millions of euros in the annual report. Transactions are treated on the basis of original acquisition costs, with the exception of financial instruments, pension obligations, contingent considerations in acquisitions recognised as liability and options to redeem shares from non-controlling shareholders recognised as liability.

The Board of Directors approved the publication of the consolidated financial statements on 3 February 2016. Copies of the Lemminkäinen Corporation’s and the consolidated financial statements will be available on the company’s website at www.lemminkainen.com from week 9 of 2016 onwards. Printed copies of the consolidated financial statements can be ordered via e-mail info@lemminkainen.com, from week 10/2016 onwards.

Principles of consolidation

Subsidiaries

The consolidated financial statements include Lemminkäinen Corporation and those entities (subsidiaries) over which the Group has control. Lemminkäinen Corporation controls an entity when it has power over that entity and it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries acquired during the accounting period are included in the consolidated financial statements from the moment of the Group gains control, and divested subsidiaries until the time that the control is lost. Direct acquisition costs are recognised as other operating expenses in the income statement.

Intra-group shareholdings are eliminated by means of the acquisition method. The acquisition price comprises the consideration paid, the non-controlling interest in the acquiree, and the fair value of the previously held interest. The consideration paid is measured as the fair value of the assets given, liabilities assumed, and equity instruments issued by the Group. Any contingent consideration is measured at fair value at the time of acquisition and is included in the consideration paid. It is classified as either a liability or equity. Any contingent consideration classified as a liability is fair valued on the reporting date of each reporting period, and the resulting gains or losses are recognised through profit or loss. A contingent consideration classified as equity is not re-measured. Non-controlling interest in the acquiree is recognised on an acquisition-by-acquisition basis at either fair value or the amount corresponding to the share of the net assets of the acquiree held by non-controlling interests. The amount by which the sum of the consideration paid, the non-controlling interest in the acquiree, and the fair value of the previously held interest exceed the fair value of the acquired net assets is recognised as goodwill on the statement of financial position. If the total amount of consideration, the non-controlling interest in the acquiree, and the previously held interest is smaller than the fair value of the acquired subsidiary’s net assets, the difference is recognised in the statement of comprehensive income. Fixed price symmetrical put and call option in relation to acquisition of non-controlling interest is recognised at fair value in the financial liabilities. When this kind of option exists, the share of the non-controlling interest is not recognised in the consolidated statement of financial position.

The treatment of transactions with non-controlling interests is the same as that of transactions with the Group’s shareholders. When shares are acquired from non-controlling interests, the difference between the consideration paid and the carrying amount of the acquired net assets in the subsidiary is recognised in equity. Gains or losses from the sale of shares to non-controlling interests are also recognised in equity. When control or significant influence is lost, the remaining holding, if any, is measured at fair value and the change in the carrying amount is recognised through profit or loss. This fair value serves as the original carrying amount when the remaining holding is subsequently treated as an associate, a joint venture, or financial assets. In addition, the amounts concerning said company that were previously recognised in other comprehensive income are treated as if the Group had directly surrendered the related assets and liabilities. This means that amounts previously recognised in other comprehensive income items are recycled to profit or loss.

Intra-group transactions; unrealised internal margins; and internal receivables, liabilities, and dividend payments are eliminated on consolidation. The distribution of profit for the financial year to the shareholders of the parent company and to the non-controlling interests is presented in the income statement. On the statement of financial position, the non-controlling interest is included in the total equity of the Group.

Joint arrangements

A joint arrangement is an arrangement of which two or more parties have joint control based on a contractual arrangement. Joint control exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. Control is defined similarly as with subsidiaries.

A joint arrangement is classified as a joint operation or a joint venture. The participating parties of a joint operation have the rights to the assets, and obligations for the liabilities, relating to the arrangement. The company consolidates its share of the joint operation’s assets, liabilities, revenues and expenses. The company’s consortiums in Finland are typically classified as joint operations.

The participating parties of a joint venture have the right to the joint arrangement’s net assets.

The company consolidates joint ventures using the equity method. In equity method the Group’s share of the profit of the joint venture corresponding to its ownership stake is included in the consolidated income statement. Correspondingly, the Group’s share of the equity in the joint venture, including the goodwill arising from its acquisition, is recorded as the value of the Group’s holding in the joint venture on the consolidated statement of financial position. If the Group’s share of the losses of a joint venture exceeds the investment’s carrying amount, the investment is assigned a value of zero on the statement of financial position and the excess is disregarded, unless the Group has obligations related to the joint venture.

Unrealised gains arising in connection with business and fixed asset transactions between the Group and joint ventures are eliminated in proportion to the holding. The eliminated gain is recognised through profit or loss as it is realised. Any dividend received from the joint venture is eliminated from profit and from the acquisition value of the shares.

Associates

An associate is an entity over which the company has significant influence, but neither control nor joint control. If the company holds, directly or indirectly, 20 per cent or more of the voting power of the entity, it is presumed that the company has significant influence, unless it can be clearly demonstrated that this is not the case. The company consolidates associates using the equity method. The Equity method is described above in Joint arrangements paragraph.

Operating segments

The company changed its reporting structure on 1 January 2015. The earlier Infrastructure construction operating segment was divided into two new operating segments. The paving, mineral aggregates and earthworks businesses were transferred to the new Paving operating segment. Foundation engineering, civil engineering and rock engineering constitute the new Infra projects operating segment. As of 1 January 2015, the company’s operating segments are:

•  Paving;

•  Infra projects;

•  Building construction, Finland and

•  Russian operations.

The Group’s parent company, and other operations and assets unallocated to the segments, such as building construction in Sweden, an associated company engaged in the real estate rental business called Finavo Oy as well as companies managing individual plots and plants mainly outside Finland are reported as part of the Group’s other operations.

In addition, the company has changed its accounting policies for segment reporting as of 1 January 2015. In the future, The company will report the operating capital for the Group and each segment to the chief operating decision maker. The operating capital consists of property, plant and equipment, goodwill, other intangible assets and net working capital. The net working capital includes inventories, current trade and other receivables, provisions, current trade and other payables as well as income tax receivables and liabilities. However, the net working capital allocated to the segments excludes accrued personnel expenses and accrued interest, accruals related to derivatives as well as accrued direct and indirect taxes. These figures are reported separately as items unallocated to segments.

Reported segment information is based on internal segment reporting to the chief operating decision maker. Lemminkäinen Group’s chief operating decision maker is the President and CEO of Lemminkäinen Corporation. Internal segment reporting to the management covers net sales, depreciation, operating profit, and operating capital. The figures reported to the management are accurate to the nearest million euros.

Reportable segment information is prepared according to the accounting policies applied for the consolidated financial statements with the exception of discontinued operations, which are not specified in the segment information.

Intra-group transactions are priced at market prices. The cost plus method, wherein the price of a product or service is determined by the addition of an appropriate profit mark-up to the costs incurred, is the main transfer pricing method applied.

Presentation of the financial statements

The Group presents two separate income statements: the consolidated income statement and the consolidated statement of comprehensive income. The former includes the components of profit and loss and the latter starts with the profit for the financial period and presents the equity changes that are unrelated to the shareholders. The consolidated statement of changes in equity itemises the transactions with shareholders.

Non-current assets held for sale and discontinued operations

Non-current assets are classified (or disposal group) as held for sale if their carrying amount will be recovered principally through a sale transaction and sale is highly probable. If the carrying amount of non-current assets will be recovered principally through a sale transaction rather than through continuing use, they are measured at the lower of its carrying amount and fair value less costs to sell. Depreciation stops/ceases from the moment the asset is classified as held for sale.

A discontinued operation is a component of an entity that either has been disposed of, or is classified as held for sale. A discontinued operation represents a separate major line of business or geographical area of operations, or is part of a co-ordinated plan to dispose of a separate major line of business or geographical area of operations. As well a subsidiary acquired exclusively with a view to resale is classified as a discontinued operation. The profit for the current and comparative period from discontinued operation is presented separately in the consolidated income statement.

Foreign currency items

The consolidated financial statements are presented in euros, which is also the functional and presentation currency of the Group’s parent company. The figures relating to the profit and financial position of Group companies are initially recognised in the functional currency of their operating environment. Every Group company’s functional currency is the primary currency of the economic environment in which the entity/company operates. Transactions in foreign currencies are translated into the functional currency at the exchange rates prevailing on the date of the transaction. Receivables and liabilities denominated in foreign currencies are translated at the exchange rates prevailing on the reporting date. Exchange rate differences resulting from operating activities are recorded as adjustments to the corresponding items above the operating profit. Exchange rate gains and losses related to financing are recognised as finance income and costs.

Income statements of Group companies outside the Euro area are translated into euros in line with the average exchange rates for the accounting period. Items in the statement of financial position and in the statement of comprehensive income are translated into euros at the exchange rates prevailing on the reporting date. The translation differences resulting from the translation of the income statement and the statement of financial position at different exchange rates and from the elimination of the acquisition cost of subsidiaries outside the euro area are recognised in equity and the changes presented in the statement of comprehensive income. When foreign subsidiaries or businesses operating in foreign currency are divested, the translation difference accrued in equity is recognised through profit and loss as part of gains or losses.

Goodwill arising from the acquisition of subsidiaries outside the euro area as well as fair value adjustments to the carrying amounts of the assets and liabilities of the foreign subsidiaries are treated as assets and liabilities of the foreign subsidiaries in question and are translated into euros at the exchange rates prevailing on the reporting date.

Financial assets

Financial assets are recognised on the settlement date. The Group classifies financial assets on initial recognition into the following categories: financial assets at fair value through profit or loss, available-for-sale financial assets, and loans and receivables. The category is determined in accordance with the purpose for which the financial asset has been acquired. Financial assets are derecognised once the Group has lost the contractual right to their cash flows or when it has substantially transferred their risks and rewards to a party outside the Group.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include all derivative contracts that do not meet the hedge accounting criteria. These derivative contracts include interest rate, foreign exchange and commodity derivatives. Derivatives are carried at fair values based on market prices and generally accepted valuation models. Changes in the fair values are recognised according to the nature of the derivative, either in the Group’s financial items or in other operating income or expenses.

Available-for-sale financial assets

Available-for-sale financial assets are financial assets other than derivative contracts, that are specifically designated as such or that are not classified in any other category. The Group’s available-for-sale financial assets include property, housing-company and other shares, as well as short-term money market investments. Available-for-sale financial assets are measured at fair value. Changes in the fair values are recognised in equity and presented in other comprehensive income. If a fair value cannot be reliably measured, the asset is recognised at cost less impairment, if any. The dividends from equity instruments included in available-for-sale financial assets and the interest from fixed-income instruments are recognised under financial items.

When financial assets classified as available-for-sale are sold or impairment is recognised, accumulated fair value changes recognised in equity are reclassified in profit or loss either under other operating income or expenses if the asset is an equity instrument, or under financial items if the asset is other than an equity instrument.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments, and are not quoted in an active market. Loans and receivables of the Group also include trade and other receivables on the statement of financial position. Loans and receivables are initially recognised at fair value added with transaction costs and are subsequently measured at amortised cost using the effective interest rate method.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, bank account balances and liquid money market investments with original maturities of three months or less.

Impairment of financial assets

On every reporting date, the Group assesses whether there is any objective evidence of impairment of the value of a financial asset or a group of financial assets. If there is objective evidence of impairment, the amount recoverable from the financial asset, which is the fair value of the asset, is estimated and the impairment loss is recognised wherever the carrying amount exceeds the recoverable amount. Impairment losses are recognised in the income statement. For example, when a debtor is in significant financial difficulties, any probable bankruptcy, delinquent payments, or payments that are more than 90 days overdue constitute evidence of possible impairment of the receivables.

Financial liabilities

Financial liabilities are initially recognised on the settlement date at fair value less transaction costs. Subsequently, all financial liabilities except derivative instruments are measured at amortised cost using the effective interest rate method. Financial liabilities at fair value through profit or loss include all derivative contracts that do not meet the hedge accounting criteria. These derivative contracts include interest rate, foreign exchange and commodity derivatives. Derivatives are carried at fair values based on market prices and generally accepted valuation models. Changes in the fair values are recognised according to the nature of the derivative, either in the Group’s financial items or in other operating income or expenses.

Fees paid on the establishment of loan facilities are capitalised as a pre-payment for liquidity services and amortised over the period of the facility to which it relates.

The Group has non-current and current financial liabilities, and they may be interest-bearing or non-interest-bearing. Financial liabilities are derecognised once the Group’s obligations in relation to liability is discharged, cancelled or expired.

Capitalisation of borrowing costs

The company capitalises borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. A qualifying asset is one that takes a substantial period of time to complete for its intended purpose. A qualifying asset may be a fixed or movable asset, an inventory item or an intangible asset.

Capitalisation commences when the company first incurs expenditures for a qualifying asset giving rise to borrowing costs, and when it undertakes activities that are necessary for preparation of the asset for its intended use or for sale. Capitalisation is suspended when effective production is halted. Capitalisation ceases when all activities necessary to complete the asset for its intended use or sale have been carried out.

Derivative financial instruments and hedge accounting

Derivatives are initially recognised at fair value on the statement of financial position on the date a derivative contract is entered into and subsequently re-measured at their fair value on each reporting date. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

The Group applies cash flow hedge accounting for certain variable-rate loans. The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risks management objectives and strategy. The effectiveness of the hedging relationship is assessed at inception and then at regular intervals at least on every reporting day. The gain or loss relating to the effective portion of the eligible derivatives are deferred in hedging reserve of equity and presented in other comprehensive income. The ineffective portion is recognised under financial items in the income statement. The cumulative change in fair value is transferred from equity and recognised in the income statement for the periods in which the hedged item affects the result.

When a hedging instrument expires or is sold, or the hedge no longer meets the criteria for hedge accounting, the hedge accounting is ceased. Any cumulative gain or loss from the hedging instrument remains in equity until the forecasted transaction is ultimately recognised in the income statement. If the forecasted transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement within financial items.

Derivatives that are not eligible for hedge accounting are classified as current assets or liabilities. Changes in the fair value of these derivatives are recognised according to the nature of the derivative, either in other operating income and expenses or in the financial items.

Revenue recognition

Revenues from goods and services sold are recognised as net sales less indirect taxes and discounts. If the sales transaction contains both unconditional and contingent considerations, the company examines the meeting of revenue recognition criteria concerning both considerations separately.

Recognition of revenue from construction projects

Percentage-of-completion

When recognising revenue from construction projects, the company applies the percentage of-completion method if the project in question possesses the characteristics of construction contract and the project’s outcome can be estimated reliably. Construction contracts from which revenue is recognised with percentage of-completion method are specifically negotiated for the construction of an asset or a combination of assets. In the case of real estate construction, the buyer must also be able to decide on the primary structural or functional characteristics of the project before or during construction, in order for the real estate construction project to be recognised using the percentage-of-completion method. If the project’s outcome cannot be estimated reliably, revenue is recognised only to the extent of contract costs incurred that it is probable will be recoverable and costs are expensed in the period in which they incur.

The percentage-of-completion of a project is calculated as the ratio of actually incurred costs to estimated total costs. If it is likely that the total costs needed for completion of a project on the order book will exceed the total revenue receivable from the project, the anticipated loss is immediately recognised in its entirety as an expense.

When the costs incurred and recognised profits are greater than billing based on the project’s progress, the difference is presented under the statement of financial position item ‘trade and other receivables’ as project income receivables. If the costs incurred and recognised profits are less than the billing based on the project’s progress, the difference is presented in the statement of financial position item ‘accounts payable and other current liabilities’ as received advance payments or project expense liabilities.

In commercial building construction, the amount and probability of lease liability commitment is estimated as a project progresses, and it is included in the total cost estimate. A lease liability commitment is recorded as a liability when the construction project has been completed., There are long-term construction projects from which revenue is recognised with percentage-of-completion method in all segments of the company.

Completed contract method

Revenue from building construction projects, where the buyer does not have a contractual right to specify major structural elements of the building is recognised on completion in connection with delivery and in accordance with revenue recognition principles of the sale of manufactured goods.

Projects from which revenue is recognised on completion are mostly Building Construction’s own housing and commercial building developments.

Recognition of revenue from services

Revenue recognition from services is based on the percentage-of-completion on the reporting date. The same revenue recognition principles are applied as for recognition of construction projects under the percentage-of-completion method. Service business exists in all segments of the company.

Recognition of revenue from the sale of manufactured goods

The company recognises revenue from the sale of manufactured goods at the time when the significant risks and rewards associated with product ownership are transferred to the buyer and the company no longer has any authority or control over the product. As a rule, this means the time when the product is handed over to the customer in accordance with the agreed terms and conditions of delivery. The fair value of revenue received, adjusted for indirect taxes, discounts given and exchange rate differences on foreign currency sales, is presented in the income statement as net sales. Primarily, there are sales of manufactured goods, such as mineral aggregates and asphalt mass, in the Paving segment.

Revenue recognition of life-cycle projects

In life-cycle projects, the operator - that is, the service provider - builds or improves the infrastructure used for service provision and provides operation services for said infrastructure. The company recognises revenue from construction and improvement services as well as from operation services on the basis of the percentage-of-completion.

Recognition of interest and dividends

Interest income is recognised over the period of the borrowing using the effective interest rate method. Dividends are recognised when the right to receive payment is established.

Non-current assets

Property, plant and equipment

Property, plant and equipment are recognised on the statement of financial position at cost less depreciation and impairment. Property, plant and equipment are depreciated on a straight-line basis over their estimated useful economic lives. Land has indefinite useful economic life and is therefore not subject to depreciation. Estimated useful economic lives of property, plant and equipment are as follows:

•          Buildings and structures 10-40 years

•          Machinery and equipment 3-15 years

•          Mineral aggregate deposits depreciation based on material depletion

•          Other property, plant and equipment 10 years

An asset is subject to depreciation when it is available for use. Depreciation is charged over the period from the asset’s introduction to use until the end of its useful economic life. The residual value and economic life of assets are reviewed in connection with the preparation of each annual financial statements and, if necessary, these are adjusted to reflect any changes that may have occurred in the economic benefit expected. When all depreciation charges according to plan have been made, the residual value of the asset is zero. Depreciation of property, plant and equipment ceases when it is classified as held for sale.

Normal maintenance and repair costs are expensed as incurred. Significant improvements or additional investments are capitalised as part of the acquisition cost of the corresponding asset and depreciated over the remaining useful economic life of the asset to which they pertain, provided that it is likely that the company will derive future economic benefit from the asset. Gains on the sale of property, plant and equipment are presented in other operating income, and losses in other operating expenses. The company expenses the interest costs of the acquisitions of property, plant and equipment, unless the project meets the requirements for capitalisation of borrowing costs, in which case they are capitalised as part of the acquisition cost.

Intangible assets

An intangible asset is recognised in the statement of financial position, when the cost of the asset can be measured reliably and it is probable that the expected economic benefits that are attributable to the asset will flow to the entity. Intangible assets are recognised at cost less amortisation and impairment in the statement of financial position. Amortisation of an intangible asset is recorded from the moment the asset is available for use. Amortisations are recorded until the end of the asset’s useful economic life. When all amortisations according to plan are made, the residual value of the asset is zero. Residual values and useful lives of the assets are reviewed at each financial year-end and, and adjusted, if necessary to reflect changes in the expected economic benefits.

Goodwill

Goodwill is the amount by which the acquisition cost exceeds the Group’s interest in the net fair value of its identifiable assets, liabilities and contingent liabilities at the time of acquisition. Possible non-controlling interest is measured either at fair value, or a value equal to the non-controlling owners’ proportions of the identifiable net assets of the acquiree. The valuation principle is determined separately for each acquisition.

Goodwill is not amortised. Instead, the possible impairment of goodwill is assessed at least annually. In the impairment testing, goodwill is allocated to cash-generating units. Goodwill is recognised on the financial statements at cost less impairment, if any, which is expensed on the income statement.

Other intangible assets

Other intangible assets include IT software licence fees as well as other licence fees and patents, including their advance payments. Other intangible assets are recorded at cost in the statement of financial position and are depreciated over their useful economic lives. The estimated useful lives of intangible assets are:

•          IT software licence fees 5 years

•          Other intangible assets 5-10 years

Other capitalised expenditure

Intangible assets include other capitalised expenditure that are not related to property, plant and equipment and have economic effects lasting longer than one year. Other capitalised expenditure creates future economic benefits over their useful economic lives. The benefits can be either income or cost savings.

Research and development expenditure

Research expenditure is expensed as incurred. Development expenditure is recognised on the statement of financial position when the intangible asset satisfies all the following criteria:

•          research and development phases can be separated from each other

•          it is technically feasible and it can be used or sold

•          it will be completed and either used or sold

•          it can be demonstrated that the asset will generate probable future economic benefit and that the company has the adequate resources to use or sell the intangible asset

•          its development expenditure can be reliably measured

If the development expenditure does not satisfy all the above capitalisation criteria, it is expensed as incurred.

Grants received

Government grants received from a public-sector source are recognised as income on the income statement at the same time that corresponding costs are expensed. Investment grants are deducted from the acquisition cost of the asset in question.

Impairment

The carrying amounts of assets are assessed on each reporting date to determinate whether there are indications of impairment. If indications of impairment are found, the recoverable amount for the asset in question is assessed. The recoverable amount for an asset is either its fair value less costs to sell or, if higher, its value in use. In the measurement of value in use, expected future cash flows are discounted to their present value with discount rates that reflect the time value of money and the risks specific to the asset. The Weighted Average Cost of Capital (WACC) is used as the discount factor. WACC takes into account the risk-free interest rate, the liquidity premium, the expected market rate of return, the industry’s beta value, country risk and the debt interest rate, including the interest rate margin. These components are weighted according to the fixed, average target capital structure of the sector. If it is not possible to calculate the recoverable cash flows for an individual asset, the recoverable amount for the cash-generating unit to which the asset belongs is determined. An impairment loss is recognised on the income statement if the carrying amount exceeds the recoverable amount.

Goodwill is tested for impairment annually and whenever it may be concluded that there is a need to do so. Goodwill is allocated to cash-generating units in a consistent manner. In the impairment tests, the recoverable amount from the business of a cash-generating unit is derived from value-in-use calculations using cash flow forecasts based on comprehensive profitability plans confirmed by the management for a specific period as well as other justifiable estimates of the future outlook for the cash-generating unit and its business sector.

Impairment losses related to assets other than goodwill are reversed if the estimates used for determination of the recoverable amount of the asset have changed. The biggest permitted reversal equals the carrying amount of the asset less depreciation if impairment was not recognised in earlier years.

Leasing agreements wherein the group is the lessee

Leasing agreements that pertain to property, plant and equipment in which a substantial proportion of the risks and rewards of ownership are transferred to the Group are classified as finance leases. Finance leases are presented as assets in the statement of financial position at a value equal to the fair value of the leased item on the date of the lease’s commencement or, if lower, the present value of the minimum lease payments. Corresponding liability is presented in current and non-current interest bearing liabilities.

Assets leased under finance leases are depreciated over the useful economic life of the asset class or a shorter period as the life of the lease elapses. Possible impairment losses are recognised as reductions of the asset in question. Annual lease payments are divided into finance costs and debt amortisation instalments over the life of the lease so that the same interest rate is applied to the outstanding debt in every accounting period.

Leasing agreements in which the risks and rewards of ownership are retained by the lessor are treated as operating leases. Payments under operating leases are treated as lease expenses, and they are expensed over the lease term. If the lease agreement is not expected to yield future economic benefits, the minimum lease payments under the contract are recognised as costs.

Inventories

Inventories are measured at the lower of acquisition cost and net realisable value. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of selling are not included in the valuation of inventories at cost. Finance costs are included in the valuation of inventories at cost only when the particular project meets the requirements set for capitalisation of borrowing costs. The cost of materials and supplies is assigned by using the FIFO (first-in, first-out) principle. Net realisable value is the estimated selling price in ordinary business operations less the estimated expenditure on product completion and sales. The carrying amounts of separate items in inventories are not decreased when the completed products in which the items belong to are expected to be sold at a price equalling or exceeding the combined acquisition costs of the separate items.

Treatment of own building developments

Expenditure committed to own building developments is capitalised on the statement of financial position as inventories. Liabilities and prepayments related to real estates under construction are included in current liabilities. The share of loans obtained that corresponds to the unsold proportion of flats that are still under construction as well as the proportion of loans for completed but unsold flats is included in current interest-bearing liabilities.

Employee benefits

Pension obligations

The pension schemes of Lemminkäinen’s Group companies are generally defined contribution plans. Defined contribution plan related payments are made to pension insurance companies, after which the Group has no other payment obligations. Payments in respect of defined contribution plans are expensed on the income statement in the accounting period in which they accrue. Other pension plans than defined contribution plans are defined benefit plans. In the case of a defined benefit plan, a pension liability is recognised to the extent that the plan gives rise to a pension obligation. If a defined benefit plan gives rise to a pension surplus, it is recognised in prepayments and accrued income on the statement of financial position.

The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The amount of pension obligation is calculated by deducting the fair value of the assets belonging to the pension scheme from the present value of the future pension obligations. The defined benefit pension costs consist of employee service based expenses and are booked to employee benefit expenses for the duration of the employee service. Net interests from defined benefit plans are booked to finance income or costs. The actuarial gains and losses are recognised through the statement of comprehensive income as a change in pension obligation or asset.

The Finnish group companies’ pension liability is determined by calculating the present values of estimated future cash flows, using Eurozone high investment grade companies’ bond interest rates as discount rates. The bonds used in determining the discount rates are in the same currency as pension benefits to be paid. The chosen discount rate reflects the estimated average moment of payment of the benefits.

Market values are primarily used for defining the fair value of plan assets. If a market value is not available, the fair value is estimated by discounting the expected future cash flows using the same discount rate that is used for defining the pension liability.

Remuneration schemes

The Group has a share-based remuneration schemes. Share-based rewards are measured at fair value of Lemminkäinen share on the date of their being granted and expensed over their vesting and commitment periods. Costs that arise from the matching share system are expensed over their commitment periods. The expenses of other management remuneration are recognised in the income statement as personnel expenses as they arise.

Provisions, contingent liabilities and contingent assets

A provision is made when the Group has a legal or constructive obligation based on some past event and it is likely that exemption from responsibility would either require a payment or would result in a loss, and that the amount of liability can be reliably measured. Provisions have not been discounted because of the minor effect of the discounting.

Warranty provisions cover after completion repair costs arising from warranty obligations. Warranty provisions are calculated on the basis of the level of warranty expenses actually incurred in earlier accounting periods and are recognised as a liability when a project is completed. If the Group will receive reimbursement from a subcontractor or material supplier on the basis of an agreement in respect of anticipated expenses, the future compensation is recognised when its receipt is considered secure.

Provision is made for onerous contracts when the amount of expenditure required by the agreement to fulfil the obligations exceeds the benefits that may be derived from it. The provisions made for onerous contracts do not include the losses from construction contracts.

Landscaping provision is made in respect of those sites where landscaping is a contractual obligation. The amount of the provision is based on the use of ground materials.

10-year liability provision arising from Finnish residential and commercial construction is determined by considering the class of 10-year liabilities as a whole. In this case, the likelihood of future economic loss for one project may be small, although the entire class of these obligations is considered to cause an outflow of resources from the company.

Lease liability commitment arises, when the company has a contractual obligation to obtain tenants for premises not yet leased in a commercial real estate under construction. The amount and probability of lease liability commitment is estimated as the project progresses. The lease liability commitment is recorded as provision when project has been completed.

The company recognises a provision for legal proceedings when the company’s management estimates that an outflow of financial resources is likely and the amount of the outflow can be reliably estimated.

Contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence of an uncertain future event that is not wholly within the control of the Group. In addition, a present obligation whose settlement is not likely to require and outflow of financial resources and an obligation whose amount cannot be measured with sufficient reliability are deemed contingent liabilities. No provision is made for contingent liability and it is presented in the notes of the financial statement.

Contingent assets usually arise from unplanned or other unexpected events that give rise to the possibility of an inflow of economic benefits to the entity. Contingent assets are not recognised in financial statements but it is presented in the notes of the financial statement.

Income taxes

Taxes calculated on the basis of the taxable profit or loss of Group companies for the accounting period, adjustments to taxes for earlier accounting periods, and change in the deferred tax liability and assets are recognised as income taxes on the consolidated income statement. The tax effect associated with items recognised directly in equity is recognised correspondingly in equity. The current tax charge is calculated using the tax rate enacted at the end of the reporting period.

The deferred tax is calculated from the temporary differences between taxation and accounting, with either the tax rate in force on the reporting date or a known tax rate that will come into force at a later date. A deferred tax liability is not recognised in respect of a temporary difference that arises from the initial recognition of an asset or liability (other than from a business combination) and affects neither accounting income nor taxable profit at the time of transaction. A deferred tax asset is recognised only to the extent that it is likely that there will be future taxable profit against which the temporary difference may be utilised. The most significant temporary differences arise from accelerated depreciations for tax purposes, the revenue recognition practice for construction projects, internal gains from sales of fixed assets, finance leases, provisions, unused tax losses, measurements of fair value made in connection with acquisitions, and pension obligations.

Carry-forward tax losses are treated as a tax asset to the extent that it is likely that the company will be able to utilise them in the near future. A deferred tax liability is only recognised in respect of the undistributed profits of subsidiaries if payment of the tax is expected to be realised in the foreseeable future. The Group’s deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority.

Distribution of dividends

The proposed dividend by the Board of Directors to the annual general meeting is recognised as a deduction of distributable equity when it has been approved by the annual general meeting.

Hybrid bonds

A hybrid bond is recognised in shareholders’ equity after equity belonging to shareholders. The bond holders do not have any rights equivalent to ordinary shareholders, and the bond does not dilute shareholders’ ownership in the company. The company has no contractual obligation to repay the loan capital or the interest on the loan. The hybrid bond is initially recognised at fair value less transaction cost and subsequently the bond is measured at cost. If interest is paid to the hybrid bond, it is recognised directly into retained earnings.

Treasury shares

Where the parent company of the Group or any group company purchases the parent company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs is deducted from equity attributable to the company’s equity holders until the shares are cancelled. Where such ordinary shares are subsequently sold or reissued, any consideration received is included in the equity attributable to the company’s equity holders. No gain or loss is recognised in the income statement from purchasing, selling, issuance or cancellation of company’s equity instrument.

Earnings per share

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the parent company, less hybrid bond interest calculated on accrual basis and adjusted with tax effect, by the weighted average number of ordinary shares in issue during the year. Treasury shares held by the company and outstanding ordinary shares that are contingently returnable are excluded from the weighted average number of ordinary shares in issue. Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares in issue to assume the conversion of all dilutive potential ordinary shares.

Management judgement and estimates

The use of judgement and estimates

When preparing the financial statements, the company management has to make accounting estimates and assumptions about the future, as well as judgement-based decisions on the application of the accounting policies. These estimates and decisions affect the reported amounts of assets, liabilities, income and expenses for the accounting period as well as the recognition of contingent items. The estimates and assumptions are based on historical knowledge and other justifiable assumptions which are considered to be reasonable at the time of preparing the financial statements. It is possible that actuals differ from the estimates used in the financial statements. Information on key aspects of the financial statements for which management judgement and estimates have been necessary is presented below.

Goodwill impairment testing

Goodwill is tested for potential impairment at least annually and whenever there are indications of impairment. The recoverable amount from the business of a cash-generating unit is derived from value-in-use calculations. These calculations require a significant use of estimates and assumptions. The cash flow forecasts are based on profitability plans approved by the company’s management for a certain period and on other justifiable estimates of the prospects for the business sector and the cash-generating unit. The key uncertainties in value-in-use calculations are the discount rate and the long-term growth assumption. A more detailed description of the estimates and assumptions concerning goodwill impairment testing is given in the notes to the financial statements.

Deferred tax assets

The management regularly estimates the recoverability of deferred tax assets. Deferred tax assets from tax losses are recorded to the amount that the management estimates, based on its profit forecasts, to be utilisable in the future, considering the expiration period of tax losses.

Inventories

The management regularly estimates, in its best judgement, the potential obsolescence of inventories by comparing their cost with the net realisable value. The net realisable value is an entity-specific value which is based on the most reliable evidence available at the time. Materials and other supplies held for use in the production of inventories are not written-down below cost if the finished products in which they will be incorporated are expected to be sold at or above cost.

Trade receivables

The valuation of trade receivables involves an impairment risk. The management regularly estimates past-due trade receivables. The estimates are done according to the Group’s credit risk policy and are based on realised customer-specific credit losses, the company’s empirical knowledge and surveys.

Recognition of revenue from construction projects

Revenue recognition on the basis of the percentage of completion is based on estimates of the project’s expected revenue and costs as well as on the reliable determination of the progress of the project. In order to make a reliable estimate, the project’s costs are determined and itemised as accurately as possible. To determine revenue, the management has to estimate factors affecting the total revenue amount. If estimates of the project’s outcome change, recognised revenue and profit will be adjusted for the reporting period when the change first became known and could be estimated.

Recognition of provisions

Recognition of provisions involves probability- and amount-related estimates. The management estimates, based on its best knowledge, the probability of the realisation of an obligation that exists at the reporting date as well as the obligation’s amount. The estimate of the probability and amount of realised costs is based on previous similar events and experience-based knowledge.

New standards and interpretations

New standards, interpretations and annual improvements to IFRSs applied by the company in 2015

There are no IFRSs, IFRIC interpretations or annual improvements to IFRSs adopted by the company for the first time for the financial year beginning on 1 January 2015 that have had an impact on the company’s consolidated financial statements.

New standards, interpretations and annual improvements to IFRSs applied by the company after 2015

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015, and have not been applied in preparing these consolidated financial statements. Of these standards, IFRS 15 and 16 might have a significant effect on the consolidated financial statements of the company.

IFRS 15 Revenue from Contracts with Customers was issued in May 2014. The effective date of the standard is a period beginning on or after 1 January 2018. Earlier application is permitted. An EU endorsement is required for the standard to become effective in the EU after which it is allowed to apply the standard. The standard specifies how and when to recognise revenue from contracts with customers. The company examines the effects of the standard to the consolidated financial statements.

IFRS 16 Leases was issued in January 2016. The effective date of the standard is a period beginning on or after 1 January 2019. Earlier application is permitted if IFRS 15 is applied. An EU endorsement is required for the standard to become effective in the EU after which it is allowed to apply the standard. The standard is applied on lessee’s financial statements. All leasing contracts will be capitalized except for low value assets and short term leases. The company will start analysing the effects of the standard to the consolidated financial statements during the coming financial year.

IFRS 9 Financial Instruments was issued in July 2014 and applies to an annual reporting period beginning on or after 1 January 2018. An EU endorsement is required for the standard to become effective in the EU. The standard will affect, among other things, the recognition of credit losses from financial instruments. According to the standard, credit losses are recorded based on expected losses and therefore they will be recorded earlier. In addition, the standard will affect the classification and measurement of financial assets and liabilities, but this will not have a material impact on the company’s consolidated financial statements.

There are no other IFRSs, IFRIC interpretations or annual improvements to IFRSs that are not yet effective that would be expected to have a material impact on the company’s consolidated financial statements.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS)

Notes to the consolidated financial statements (IFRS)

1 Adjustments concerning prior periods

2 Unusual events during the accounting period

3 Seasonality of business

4 Operating segments

5 Information by market area

6 Construction projects

7 Other operating income

8 Employee benefit expenses and number of personnel

9 Depreciation, amortisation and impairment

10 Other operating expenses

11 Investments

12 Finance income and costs

13 Taxes

14 Discontinued operations

15 Earnings per share

16 Other comprehensive income items

17 Dividends paid and proposed

18 Property, plant and equipment

19 Intangible assets

20 Non-current available-for-sale financial assets

21 Non-current receivables

22 Inventories

23 Current receivables

24 Current available-for-sale financial assets

25 Cash and cash equivalents

26 Financial assets and liabilities by category

27 Shareholders’ equity

28 Interest-bearing liabilities

29 Pension obligations

30 Share-based payments

31 Provisions

32 Trade and other payables

33 Financial risk management

34 Derivative financial instruments

35 Adjustments to cash flows

36 Operating lease commitments

37 Contingent assets and liabilities

38 Related party transactions

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 1 Adjustments concerning prior periods

1 Adjustments concerning prior periods

The company has adjusted the cash flow statement of the comparison period. The adjustment specifies the presentation of changes in exchange rates and it affects the cash flows from operating and financing activities.

The items and sum rows which are affected by the changes are shown in the table below.

1 Jan-31 Dec 2014
EUR million	Cash flow before adjustment	Adjustments	Adjusted cash flow
Other adjustments	-37.6	14.8	-22.9
Cash flows before change in working capital	66.0	14.8	80.8

Increase (-)/decrease(+) in trade and other receivables	8.2	4.8	13.0
Increase (+)/decrease(-) in current liabilities	-52.5	-1.8	-54.2

Cash flows from operations before financial items and taxes	-29.8	17.8	-12.0

Interest paid	-23.6	-5.6	-29.2
Other finance costs paid	-35.9	29.0	-6.9
Other finance income received	34.9	-34.9	0.1
Cash flow from operating activities	-54.8	6.4	-48.4

Repayments of short-term borrowings	-303.6	-6.4	-310.0
Cash flow from financing activities	62.8	-6.4	56.4

Impact of the changes in accounting policy on comparison year’s segment reporting figures

Lemminkäinen has changed its accounting policy for segment reporting as of 1 January 2015. According to the changed accounting policy the company reports the operating capital for each segment to the chief operating decision maker. The operating capital reported by the company consists of property, plant and equipment, goodwill, other intangible assets and net working capital. The net working capital includes inventories, current trade and other receivables, provisions, current trade and other payables as well as income tax receivables and liabilities. However, the net working capital allocated to the segments excludes accrued personnel expenses and interest, accruals related to derivatives as well as accrued direct and indirect taxes. These figures are reported separately as items unallocated to segments.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 2 Unusual events during the accounting period

2 Unusual events during the accounting period

On 31 March 2015, the company announced that it will withdraw from its role as developer in the planned Ilmatar residential project with Lipsanen & Co. Group. The parties’ negotiations regarding alternative ways to carry out the project were completed during the third quarter. The parties agreed that Lemminkäinen withdraws entirely from the project. As a consequence of the withdrawal, Lemminkäinen booked an inventory write-down in the third quarter of 2015. The impact of the write-down on the profit was EUR 12.9 million in 2015.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 3 Seasonality of business

3 Seasonality of business

Seasonality of certain operations of the company affects the company’s profit and its timing. Weather conditions influence the lengths of the Paving segment’s paving and mineral aggregates businesses working seasons, which affects the company’s profit and its timing. The working seasons of these businesses and consequently their profits take place mostly in the second and third quarters. In addition, there may be some seasonality in the Infra projects segment’s foundation engineering business due to the timing of building construction projects.

Revenue from residential and non-residential development projects is recognised, for the sold proportion, on completion which causes seasonal fluctuations to the company’s profit. The company seeks to balance this fluctuation by launching new developed projects evenly throughout the year in which case the projects will be completed and revenue from them is recognised as evenly as possible throughout the year.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 4 Operating segments

4 Operating segments

Lemminkäinen changed its reporting structure on 1 January 2015. The reportable business segments are; Paving; Infra projects; Building construction, Finland; and Russian operations. Income statement items in segment reporting comply with the consolidated financial statement’s accounting policy. Operating capital is reported as segments’ assets.

Paving

The Paving segment includes the Group’s paving and mineral aggregates business in Finland, Scandinavia and the Baltic countries and earthworks in Finland and the Baltic countries.

Infra projects

The Infra projects segment includes the rock engineering, foundation engineering and civil engineering businesses in Finland, Scandinavia and the Baltic countries.

Building construction, Finland

Building construction covers residential construction, commercial construction, industrial construction, renovation, property development and public-private partnership services. The company has both development and contracted projects.

Russian operations

In Russia, Lemminkäinen operates in the paving business as well as the building construction business in both development and contracted projects in St Petersburg and Moscow regions. The latest residential development project of the Russian operations was completed at the end of 2015. The company has decided to refrain from starting new residential development for the time being.

Other operations

The Group’s parent company as well as other operations and assets unallocated to the segments are reported as part of the other operations.

Unallocated items

Unallocated items include accrued personnel expenses and interest, accruals related to derivatives as well as accrued direct and indirect taxes which are not allocated to the segments’ operating capital.

Operating segments

			Building
1 Jan-31 Dec 2015			construction,	Russian	Other		Group total,
EUR million	Paving	Infra projects	Finland	operations	operations	Eliminations	IFRS
Net sales	874.5	263.1	537.8	136.7	106.1	-39.2	1,879.0
Depreciation and impairment	25.5	5.1	0.2	1.5	6.0		38.4
Operating profit	16.9	11.8	12.9	2.9	-7.2		37.3

			Building
1 Jan-31 Dec 2014			construction,	Russian	Other		Group total,
EUR million	Paving	Infra projects	Finland	operations	operations	Eliminations	IFRS
Net sales	907.5	286.0	539.0	196.1	179.2	-63.3	2,044.5
Depreciation and impairment	30.0	6.3	0.3	1.9	6.1		44.4
Operating profit	32.2	7.2	9.3	19.7	-32.2		36.3

EUR million	31.12.2015	31.12.2014
Operating capital by operating segment
Paving	231.2	262.1
Infra projects	1.2	-0.9
Building construction, Finland	274.8	303.7
Russian operations	35.0	68.4
Segments, total	542.2	633.3
Other operations	8.6	35.5
Items unallocated to segments	-76.0	-78.5
Group total, IFRS	474.8	590.4

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 5 Information by market area

5 Information by market area

EUR million	Finland	Scandinavia	Russia	Baltic countries	Other countries	Total
1.1.-31.12.2015
Net sales	1,117.9	497.7	136.7	116.5	10.1	1,879.0
Assets	800.2	147.9	57.2	28.7	1.5	1,035.5
Investments	4.1	4.1	1.6	0.5		10.3

EUR million	Finland	Scandinavia	Russia	Baltic countries	Other countries	Total
1.1.-31.12.2014
Net sales	1,073.2	644.1	195.3	127.9	3.9	2,044.5
Assets	830.0	263.7	108.0	49.0	7.1	1,257.8
Investments	12.2	12.6	2.3	3.0	0.0	30.0

Net sales is determined by customer location and the carrying amount of assets based on their geographic location.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 6 Construction projects

6 Construction projects

EUR million	31 Dec 2015	31 Dec 2014
Percentage-of-completion method, continuing operations
Revenue recognised according to the percentage-of-completion method	1,453.4	1,654.1
Incurred costs and recognised net profits (less booked losses) of work in progress projects	1,119.2	1,467.0
Gross project-related receivables from clients	29.6	32.7
Gross project-related liabilities to clients	54.5	67.4

Service concession arrangements

Lemminkäinen currently has six major ongoing life cycle projects, where subscribers are the municipalities of Kuopio, Oulu, Pudasjärvi, Hollola and Porvoo. In each of the projects, Lemminkäinen refurbishes an old or builds a new building for the municipality as well as maintains the building in question for a service period specified in the contract. The municipality owns both the buildings and the land area where the buildings are located in each of the life cycle projects. In all of the contracts, the municipality has the right to terminate the contract during the service period under certain terms and conditions taking into consideration the interests of the service provider. The prices of both the construction phase and the service period have been tied to a building cost index according to which the prices are reviewed annually. Lemminkäinen does not have a significant right to organize supplementary use for any of the properties. Key information on each of the projects is presented in the table below.

		Construction	Service	Total
Project	Contract date	phase	phase	value*
Kuopio, schools and a day-care center	14 Dec 2009	completed	ends 2036	EUR 94 mill.
Oulu, Kastelli community center	1 June 2012	completed	ends 2039	EUR 86 mill.
Pudasjärvi, school campus	13 March 2014	ends 2016	ends 2041	EUR 41 mill.
Pudasjärvi, care facility	6 Nov 2015	ends 2016	ends 2036	EUR 12 mill.
Hollola, Heinsuo and Kalliola schools	5 June 2015	ends 2017	ends 2037	EUR 49 mill.
Porvoo, schools and day-care centers	16 Dec 2015	ends 2018	ends 2038	EUR 61 mill.

* Estimate on the contract date

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 7 Other operating income

7 Other operating income

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Gain on sales of property, plant and equipment*	2.8	10.4
Gain on sales of available-for-sale financial assets	0.6	0.9
Rental income	2.5	1.9
Gain from hedging purchases and sales**	0.2	1.2
Grants and compensation on damages received	0.6	1.0
Gain on settlement of defined benefit plans		0.2
Others	4.3	2.6
	11.0	18.3

*Gain on sales of property, plant and equipment are mainly related to equipment sales in Paving-segment. In 2014 the company also sold a land area in Norway from which it recorded a gain on sale of EUR 5.3 million.

**Gain from hedging purchases and sales includes realised gains and changes in fair values of commodity derivatives which are used for hedging bitumen purchases and currency derivatives which are used for hedging purchases and sales.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 8 Employee benefit expenses and number of personnel

8 Employee benefit expenses and number of personnel

EUR million	1 Jan–31 Dec 2015	Jan–31 Dec 2014
Personnel expenses
Wages and salaries	245.2	281.6
Share-based expenses	0.5	0.3
Pension expenses, defined contribution plans	32.9	36.1
Pension expenses, defined benefit plans	0.0	0.0
Other personnel-related expenses	16.2	18.9
	294.9	337.0
The wages and salaries of the Group companies’ managing directors and Board of directors, continuing operations	3.3	4.6

Defined benefit pension expenses are explained in more detail in the note 29 and share-based payments in the note 30 and related party transactions in the note 38.

	31 Dec 2015	31 Dec 2014
Personnel at the end of period
White collar	1,845	2,070
Blue collar	2,214	2,678
	4,059	4,748
Personnel by business segment at the end of period
Paving	2,124	2,225
Infra projects	463	439
Building construction, Finland	947	1,038
Russian operations	405	635
Parent company and others	120	411
	4,059	4,748

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 9 Depreciation, amortisation and impairment

9 Depreciation, amortisation and impairment

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Depreciation of property, plant and equipment
Buildings and structures	1.0	1.1
Machinery and equipment	18.1	20.8
Leased machinery and equipment	11.2	13.0
Other tangible assets	1.4	1.8
	31.8	36.8

Amortisation of intangible assets
Intangible rights	5.2	5.3
Other capitalised expenditure	1.0	1.1
	6.2	6.4

Depreciation and amortisation, total	38.0	43.2

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Impairment
Intangible rights	0.4	1.3

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 10 Other operating expenses

10 Other operating expenses

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Loss on the sale of property, plant and equipment and intangible assets	0.7	0.5
Loss on sale of available-for-sale financial assets	0.0	0.1
Voluntary personnel expenses	8.6	8.4
Rental expenses	30.3	31.3
Losses from hedging purchases and sales*	6.4	2.9
Damages-related legal proceedings**	0.7	6.4
Credit losses	1.1	6.0
Other expenses	92.4	128.2
	140.2	184.0

* Losses from hedging purchases and sales includes realised losses and changes in fair values of commodity derivatives which are used for hedging bitumen purchases and currency derivatives which are used for hedging purchases and sales.

** Damages-related legal proceedings consist of the change in the provision related to the claims for damages related to the asphalt cartel pending a main proceeding.

The table below shows the fees of the audit firm elected by the General Meeting. The fees have been recorded in other operating expenses. In addition, expenses recorded in invested non-restricted equity fund in 2014 that reduce the gross funds collected in the rights offering, include fees to the audit firm elected by the General Meeting a total of EUR 0.4 million.

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Audit fees	0.4	0.4
Other consulting	0.2	0.2
	0.6	0.6

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 11 Investments

11 Investments

Subsidiaries

	Consolidated	Parent company	Parent company
31 Dec 2015	shareholding, %	shareholding, %	shareholding, shares
Lemminkäinen Talo Oy, Helsinki	100.0	100.0	2,183,663
Lemminkäinen Infra Oy, Helsinki	100.0	100.0	1,338
Lemcon Networks Oy, Helsinki	100.0	100.0	392,000
UAB Lemcon Vilnius, Lithuania	100.0	100.0
UAB Lemminkainen Lietuva, Lithuania	99.9	99.9	3,747,989

Lemminkäinen International Oy, Helsinki	100.0
Lemminkäinen Russia Oy, Helsinki	100.0
Lemminkäinen Co., Ltd, China	100.0
Lemminkäinen Construction (India) Private Limited, India	100.0
Lemcon HR Oy, Helsinki	100.0
OOO Lemminkäinen Invest, Russia	100.0
Lemminkäinen Polska Sp.Z O.O, Poland	100.0
Lemminkäinen Ehitus As, Estonia	100.0
OOO Lemminkäinen Service, Russia	100.0
OOO Lemminkäinen Stray, Russia	100.0
ZAO Lemminkäinen Rus, Russia	100.0

Lemcon Argentina S.R.L, Argentina	100.0
LEMCON Baumanagement GmbH, Germany	100.0
Lemcon Network Services Ltd, UK	100.0
Lemcon Venezuela C.A., Venezuela	100.0
Pasila Telecom Oy, Helsinki	100.0

Asfalt Remix AS, Norway	75.0
FD-Entreprise Aps, Denmark	100.0
Lemminkäinen A/S, Denmark	100.0
Lemminkäinen Industri AS, Norway	100.0
Lemminkäinen Eesti AS, Estonia	100.0
Lemminkäinen Norge AS, Norway	100.0
Lemminkäinen Sverige Ab, Sweden	100.0
Oü Järva Paas, Estonia	86.0
SIA Lemminkainen Latvija, Latvia	100.0
Landvetterkrossen AB, Sweden	100.0

All the company’s subsidiaries have been included in the consolidated financial statements. Non-controlling interests in the company’s subsidiaries have been recorded in relation to voting rights and ownership except for Norwegian Asfalt Remix AS. The company has an obligation to redeem the non-controlling interest of Asfalt Remix AS within an agreed period for which reason the share of the non-controlling interest has not been recognised in the statement of financial position. The obligation has been measured at fair value and recorded as a liability in the consolidated statement of financial position. The amount of the liability is not material.

Non-controlling interest in the consolidated statement of financial position totalled EUR 0.1 million (0.1) at the end of 2015, and it is not material to the company.

The company is not aware of any restrictions on its assets at the end of 2015.

Joint ventures

The Group’s joint ventures are not individually material.

31 Dec 2015	Consolidated shareholding, %
Genvej A/S, Denmark	50.0
Nordasfalt AS, Norway	50.0

EUR million	2015	2014
Shares in joint ventures 1 Jan	6.9	8.2
Translation difference	-0.3	-0.5
Decreases	-2.8	-0.6
Dividends received	-0.6	-0.7
Share of the profit for the period	1.4	0.5
Shares in joint ventures 31 Dec	4.7	6.9

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Total of joint ventures that are not individually material (information presented in full)
Profit from continuing operations	1.4	0.5
Comprehensive income for the financial year	1.4	0.5

Associates

The Group’s associates are not individually material.

31 Dec 2015	Consolidated shareholding, %
Finavo Oy, Helsinki	47.5

EUR million	2015	2014
Shares in associates 1 Jan	0.0	0.6
Decreases	0.0	-0.6
Share of the profit for the period		0.0
Shares in associates 31 Dec	0.0	0.0

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Total of associates that are not individually material (information presented in full)
Profit from continuing operations		0.0
Comprehensive income for the financial year		0.0

Finavo Oy is a real estate rental operator. The company has given a EUR 12.4 million (14.4) loan guarantee for the real estate shares owned by Finavo Oy. Due to the loan guarantee the company’s liabilities in Finavo Oy exceed the amount recorded in the consolidated statement of financial position.

Other shares and holdings

The company has other shares and holdings, which are mainly real estate shares. The company’s other shares and holdings are recorded as non-current available-for-sale financial assets in the statement of financial position. Changes in other shares and holdings are presented in the note 20.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 12 Finance income and costs

12 Finance income and costs

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Finance income
Interest income from loans and receivables	1.3	0.5
Interest income from available-for-sale financial assets	0.0	0.0
Dividend income from available-for-sale financial assets	0.0	0.0
Foreign exchange rate gains	32.5	40.6
Gain on the changes in fair value of interest rate derivatives	0.1
Other finance income	0.0	0.1
	33.9	41.3

Finance costs
Interest expenses for financial liabilities recognised at amortised cost	12.5	16.3
Foreign exchange rate losses	37.2	47.8
Losses on the change in fair value of interest rate derivatives		1.2
Credit losses from loan receivables		7.0
Other finance costs	4.8	7.0
	54.5	79.2

Finance income and costs, total	-20.6	-37.9

Exchange rate differences recognised in the income statement

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Exchange rate differences on sales	0.0	-0.1
Exchange rate differences on purchases	0.0	0.0
Exchange rate differences on hedging purchases and sales	0.0	0.3
Exchange rate differences on financial items	-4.7	-7.1
Exchange rates differences, total	-4.7	-6.9

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 13 Taxes

13 TAXES

Income taxes

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Income taxes on ordinary business operations	-2.7	-2.9
Income taxes in respect of prior years	-0.3	0.8
Deferred taxes	-6.4	-1.3
	-9.4	-3.3

Reconciliation of taxes in the income statement and taxes calculated at the Finnish tax rate
Profit before income taxes	16.7	-1.7
Taxes calculated on the above at the Finnish tax rate (20%)	-3.3	0.3
Differing tax rates of foreign subsidiaries	0.3	-0.4
Tax-exempt income in income statement	0.4	0.5
Non-deductible expenses in income statement	-1.5	-5.2
Deductible non-income statement items	0.9	0.1
Taxable non-income statement items	-0.4	0.0
Use of unrecognised tax losses		0.0
Tax losses for the financial year for which no deferred tax asset was recognised	0.0	0.0
Effect of change in the corporate tax rate	-0.9
Other items*	-4.5	0.4
Taxes for the previous financial year	-0.3	0.8
Taxes in the income statement, total	-9.4	-3.3

*The 2015 figure includes EUR 1.6 million adjustments to previous periods’ taxable profit. The adjustments reduced the amount of the company’s confirmed tax losses. In addition, the figure includes other amounts arising from changes in deferred taxes.

Deferred taxes

					Transactions
					with owners
					of the parent
				Recognised	company
			Recognised	in other	and other	Acquisitions,
		Translation	in income	comprehensive	changes in	divestments	31 Dec
EUR million	1 Jan 2015	difference	statement	income	equity	and mergers	2015
Deferred tax assets
Tax losses	37.5	-1.1	-3.6				32.9
Pension benefits	0.1	0.0	-0.1	-0.1			0.0
Provisions	6.8	0.0	-0.5				6.3
Financial instruments		0.0	-2.6		2.8		0.2
Property, plant and equipment	1.5	-0.3	-0.4				0.8
Temporary difference from revenue recognition of construction projects	3.6	-0.5	1.0			0.4	4.5
Other temporary differences	2.2	0.3	-1.4			-0.4	0.6
Deferred tax assets, gross	51.8	-1.5	-7.6	-0.1	2.8	0.0	45.4
Offsetting	-9.7	0.8	0.5			0.0	-8.4
Deferred tax assets	42.0	-0.8	-7.0	-0.1	2.8		36.9

					Transactions
					with owners
					of the parent
				Recognised	company
			Recognised	in other	and other	Acquisitions,
		Translation	in income	comprehensive	changes in	divestments	31 Dec
EUR million	1 Jan 2015	difference	statement	income	equity	and mergers	2015
Deferred tax liabilities
Property, plant and equipment and intangible assets	2.9	-0.1	0.7				3.5
Financial instruments	1.0	0.0	-0.1			-0.2	0.6
Accelerated depreciations and voluntary provisions	11.0	0.0	0.6			0.0	11.6
Temporary difference from revenue recognition of construction projects	7.9	-0.7	-1.0				6.1
Other temporary differences	2.5	-0.1	-1.3			0.2	1.3
Deferred tax liabilities, gross	25.3	-1.0	-1.2			0.0	23.1
Offsetting	-9.7	0.8	0.5			0.0	-8.4
Deferred tax liabilities	15.6	-0.2	-0.6			0.0	14.7

					Transactions
					with owners
					of the parent
				Recognised in	company
			Recognised	other	and other	Acquisitions,
		Translation	in income	comprehensive	changes in	divestments	31 Dec
EUR million	1 Jan 2014	difference	statement*	income	equity	and mergers	2014
Deferred tax assets
Tax losses	37.7	-1.8	1.8			-0.1	37.5
Pension benefits	0.3	0.0	-0.2	0.0			0.1
Provisions	6.3	-0.9	1.5				6.8
Financial instruments	0.0		-2.5	0.0	2.5
Property, plant and equipment	1.8	0,0	-0.3				1.5
Intangible assets	0.0		0.0
Temporary difference from revenue recognition of construction projects	5.9	-1.9	-0.9			0.6	3.6
Other temporary differences	0.9	-0.1	2.4			-1.0	2.2
Deferred tax assets, gross	53.0	-4.8	1.7	0.0	2.5	-0.6	51.8
Offsetting	-14.4	3.4	1.3	0.0			-9.7
Deferred tax assets	38.5	-1.4	3.0	0.0	2.5	-0.6	42.0

					Transactions
					with owners
					of the parent
					company
			Recognised	Recognised in	and other	Acquisitions,
		Translation	in income	comprehensive	changes in	divestments	31 Dec
EUR million	1 Jan 2014	difference	statement*	income items	equity	and mergers	2014
Deferred tax liabilities
Property, plant and equipment and intangible assets	4.0	-0.1	-1.0				2.9
Financial instruments	0.4	0.0	0.5				1.0
Accelerated depreciations and voluntary provisions	11.0	0.0	0.3			-0.2	11.0
Temporary difference from revenue recognition of construction projects	9.7	-4.4	2.5			0.0	7.9
Other temporary differences	2.5	-0.4	0.7			-0.3	2.5
Deferred tax liabilities, gross	27.6	-4.8	3.1			-0.6	25.3
Offsetting	-14.4	3.4	1.3	0.0			-9.7
Deferred tax liabilities	13.2	-1.4	4.4	0.0		-0.6	15.6

* Includes the effect of discontinued operations

The company has recorded the deferred tax assets from tax losses to the amount it considers, based on its profit forecasts, to be utilisable in the future. The amount of tax losses has increased especially due to non-recurring items, which are not expected to reoccur in the future. A large part of the tax losses in Finland arise from the damages that the District Court ordered in 2013 related to the asphalt cartel. At the end of 2015, tax losses in the Group’s Finnish companies totalled EUR 19.4 million (23.1) and they can be carried forward for 10 years. The amount of tax losses in the Group’s Norwegian companies stood at EUR 11.5 million (12.1) at the end of 2015, and they can be carried forward indefinitely. The amount of the company’s tax losses, from which deferred tax asset has not been recorded, is not material.

No deferred tax liabilities are recognised in respect of the undistributed profits of foreign subsidiaries because the funds are permanently invested in operations abroad.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 14 Discontinued operations

14 Discontinued operations

2015

At the end of 2015 the company did not have any discontinued operations or assets classified as held-for-sale.

2014

Lemminkäinen announced on 14 May 2014 that it has divested its Technical building services business by selling the entire share capital of Lemminkäinen Talotekniikka Oy. The transaction was completed on 13 June 2014 and the total purchase price was EUR 55.4 million. The company recorded a pre-tax gain on sale of EUR 23.6 million to the second quarter of 2014. The company classified Lemminkäinen Talotekniikka Oy as discontinued operation at the time of sale.

EUR million	1 Jan–31 Dec 2014
Profit from the discontinued operations
Income	77.4
Expenses	77.8
Profit before taxes	-0.4
Taxes	0.1
Profit for the financial period	-0.4

Pre-tax gain on sale of the business	23.6
Taxes	-0.1
Gain on sale after taxes	23.5

Profit for the period from discontinued operations	23.1

EUR million	2014
Cash flows from discontinued operations
Cash flow from operating activities	-3.9
Cash flow from investing activities	-0.1
Cash flow from financing activities	4.3
Cash flows total	0.4

Milj. euroa	2014
The impact of the sale on Group’s financial position
Cash consideration received	55.4
Transferred assets and liabilities	-29.1
Other related items	-2.6
Gain on sale	23.6

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 15 Earnings per share

15 Earnings per share

	1 Jan-31 Dec 2015	1 Jan-31 Dec 2014
Weighted average number of shares, shares	23,219,900	21,362,255
Contingent shares, shares	-10,453	-16,896
Treasury shares, shares	-16,687	-16,687
Weighted average number of shares in issue, shares	23,192,760	21,328,672

Diluted weighted average number of shares, shares	23,192,760	21,328,672

Instruments that could potentially dilute basic earnings per share in the future, but were not included in the calculation of diluted earnings per share because they are antidilutive for the periods presented

Dilutive shares of share based incentive and commitment plans, shares	88,188	33,779

Profit for the year attributable to the ordinary equity holders, continuing operations, EUR million	7.2	-5.0
Interest of the hybrid bonds calculated on accrual basis less tax, EUR million	-9.3	-9.6
Costs of hybrid bonds’ redemptions less tax, EUR million	-1.4
Profit for the year for the purpose of calculating earnings per share, continuing operations, EUR million	-3.4	-14.5
Basic earnings per share, continuing operations, EUR	-0.15	-0.68
Diluted earnings per share, continuing operations, EUR	-0.15	-0.68

Profit for the year attributable to the ordinary equity holders, discontinued operations, EUR million		23.1
Basic earnings per share, discontinued operations, EUR		1.08
Diluted earnings per share, discontinued operations, EUR		1.08

Profit for the year attributable to the ordinary equity holders, EUR million	7.2	18.2
Interest of the hybrid bonds calculated on accrual basis less tax, EUR million	-9.3	-9.6
Costs of hybrid bonds’ redemptions less tax, EUR million	-1.4
Profit for the year for the purpose of calculating earnings per share, EUR million	-3.4	8.6
Basic earnings per share, EUR	-0.15	0.40
Diluted earnings per share, EUR	-0.15	0.40

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 16 Other comprehensive income items

16 Other comprehensive items

EUR million	Before taxes	Taxes	After taxes
2015
Translation differences	-5.2	1.0	-4.2
Defined benefit pension obligations	0.4	-0.1	0.3
	-4.8	1.0	-3.9

2014
Translation differences	-18.6		-18.6
Cash flow hedges	0.1	0.0	0.1
Defined benefit pension obligations	0.0	0.0	0.0
	-18.5	0.0	-18.5

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 17 Dividends paid and proposed

17 Dividends paid and proposed

	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Dividend paid during the financial year
Per share for the previous year, EUR	0.00	0.00
In total for the previous year, EUR million	0.0	0.0

Proposed for approval by the AGM
Per share for the financial year, EUR	0.12	0.00
In total for the financial year, EUR million	2.8	0.0

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 18 Property, plant and equipment

18 Property, plant and equipment

					Advance
		Buildings and	Machinery and	Other tangible	payments and
EUR million	Land	structures	equipment	assets	work in progress	Total
Cost, 1 Jan 2015	15.3	39.4	338.5	41.7	2.8	437.6
Translation difference	-0.1	-0.2	-4.3	-0.6	0.1	-5.2
Increases	0.1	0.0	5.8	1.3	2.2	9.4
Disposals	-0.1	-0.7	-30.0	-2.6	-0.1	-33.4
Transfers between items	0.0	0.5	3.6	0.2	-4.1	0.2
Cost, 31 Dec 2015	15.2	39.0	313.5	40.0	0.9	408.6

Accumulated depreciation, 1 Jan 2015		-28.3	-207.5	-20.6		-256.4
Translation difference		0.1	3.1	0.3		3.5
Accumulated depreciation on decreases		0.3	23.8	1.1		25.2
Transfers between items				0.0		0.0
Depreciation for the financial year		-1.0	-29.3	-1.4		-31.8
Accumulated depreciation, 31 Dec 2015		-28.9	-209.9	-20.8		-259.5

Carrying amount, 31 Dec 2015	15.2	10.1	103.6	19.2	0.9	149.1
Carrying amount, 1 Jan 2015	15.3	11.1	131.0	21.1	2.8	181.2

					Advance
		Buildings and	Machinery and	Other tangible	payments and
EUR million	Land	structures	equipment	assets	work in progress	Total
Cost, 1 Jan 2014	13.7	39.2	352.7	42.0	4.7	452.4
Translation difference	-0.1	-0.3	-10.7	-0.9	-0.2	-12.1
Increases	1.6	1.2	17.0	2.3	5.9	27.8
Disposals	-0.2	-1.0	-24.0	-1.6	0.0	-26.7
Discontinued operations			-3.7	0.0		-3.7
Transfers between items	0.2	0.3	7.2	-0.1	-7.6
Cost, 31 Dec 2014	15.3	39.4	338.5	41.7	2.8	437.6

Accumulated depreciation, 1 Jan 2014		-28.3	-202.8	-20.2		-251.3
Translation difference		0.2	6.4	0.4		7.0
Accumulated depreciation on decreases		0.9	19.3	1.3		21.4
Accumulated depreciation on discontinued operations			3.3			3.3
Transfers between items		0.0	0.2	-0.2		-0.1
Depreciation for the financial year from continuing operations		-1.1	-33.9	-1.8		-36.8
Depreciation for the financial year from discontinued operations			-0.1			-0.1
Accumulated depreciation, 31 Dec 2014		-28.3	-207.5	-20.6		-256.4

Carrying amount, 31 Dec 2014	15.3	11.1	131.0	21.1	2.8	181.2
Carrying amount, 1 Jan 2014	13.7	10.9	150.0	21.8	4.7	201.1

The Group has no capitalised interest expenses in fixed assets.

EUR million	2015	2014
Assets acquired under finance lease agreement are included in machinery and equipment as follows:
Cost, 1 Jan	105.7	109.8
Translation difference	-1.6	-2.0
Increases	0.5	5.3
Disposals	-14.3	-7.3
Cost, 31 Dec	90.4	105.7
Accumulated depreciation, 31 Dec	-55.5	-56.2
Carrying amount, 31 Dec	34.9	49.5

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 19 Intangible assets

19 Intangible assets

		Intangible	Other capitalised	Advance
EUR million	Goodwill	rights	expenditure	payments	Total
Cost, 1 Jan 2015	53.8	31.4	11.4	0.5	97.2
Translation difference	-0.8	0.0	-0.3		-1.1
Increases	0.1	0.1		0.7	0.9
Disposals	-0.1	-0.2	-3.4		-3.7
Transfers between items		1.1	-0.1	-1.1	-0.2
Cost, 31 Dec 2015	53.1	32.3	7.7	0.1	93.2

Accumulated amortisation and impairment, 1 Jan 2015		-14.6	-8.6		-23.2
Translation difference		0.0	0.3		0.2
Accumulated amortisation on disposals		0.1	3.4		3.4
Transfers between items		0.0	0.0		0.0
Amortisation for the financial year		-5.2	-1.0		-6.2
Impairment		-0.4			-0.4
Accumulated amortisation and impairment, 31 Dec 2015		-20.1	-6.0		-26.1

Carrying amount, 31 Dec 2015	53.1	12.2	1.7	0.1	67.1
Carrying amount, 1 Jan 2015	53.8	16.8	2.9	0.5	74.0

		Intangible	Other capitalised	Advance
EUR million	Goodwill	rights	expenditure	payments	Total
Cost, 1 Jan 2014	80.1	23.8	18.4	7.9	130.2
Translation difference	-1.0	-0.2	-0.5		-1.6
Increases		0.1	0.0	5.1	5.2
Disposals		-0.6	-2.5	-3.1	-6.2
Discontinued operations	-25.3	-3.8	-1.3		-30.4
Transfers between items		12.0	-2.6	-9.4
Cost, 31 Dec 2014	53.8	31.4	11.4	0.5	97.2

Accumulated amortisation and impairment, 1 Jan 2014		-9.2	-11.6		-20.8
Translation difference		0.1	0.3		0.4
Accumulated amortisation on disposals		0.5	2.5		3.0
Discontinued operations		1.3	0.8		2.1
Transfers between items		-0.6	0.7		0.1
Amortisation for the financial year from continuing operations		-5.3	-1.1		-6.4
Amortisation for the financial year from discontinued operations		-0.1	0.0		-0.2
Impairment		-1.3			-1.3
Accumulated amortisation and impairment, 31 Dec 2014		-14.6	-8.6		-23.2

Carrying amount, 31 Dec 2014	53.8	16.8	2.9	0.5	74.0
Carrying amount, 1 Jan 2014	80.1	14.6	6.7	7.9	109.3

In 2015, the company recorded EUR 0.4 million (1.3) impairment related to the Paving segment’s land use rights.

Goodwill

At the date of acquisition, goodwill is allocated to cash-generating units, or groups of cash-generating units, that are expected to benefit from synergies arising from the business combination. The company’s business was organised into four operating segments at the beginning of 2015. The reportable new operating segments correspond to the business based management model. Furthermore, the operating segments are the lowest level at which the company management monitors goodwill and the level on which the goodwill is tested. Before the segment change goodwill was monitored at country level.

Goodwill by segment

		Discount rate, %
EUR million	Goodwill	(pre-tax WACC)
31 Dec 2015
Paving	43.1	8.2	*
Infra projects	3.2	7.8	*
Building construction, Finland	6.2	6.6
Russian operations	0.6	23.2
	53.1

					Discount
					rate, %
		Other Nordic	Baltic countries	Market areas,	(pre-tax
EUR million	Finland	countries	and Russia	total	WACC)
31 Dec 2014
Infrastructure construction	6.2	34.0	6.9	47.1	9.4	**
Building construction, Finland	6.2			6.2	8.6
Russian operations			0.6	0.6	17.6
	12.4	34.0	7.5	53.8

* Country-specific operating capital-weighted average

** Country-specific sales-weighted average

Goodwill impairment tests

Goodwill is tested for impairment annually and whenever there are indications of possible impairment. The tests are carried out as value-in-use calculations of individual businesses in accordance with the smallest cash-generating unit principle. In impairment testing the discounted present value of the recoverable cash flows of each cash-generating unit is compared with the carrying amount of the unit in question. If the present value is lower than the carrying amount, the difference is recognised through profit or loss as an expense in the current year.

The goodwill impairment tests carried out during the fourth quarter of 2015, showed that the present values of the future cash flows exceed the carrying amounts in all segments.

Forecasts and key assumptions used in goodwill impairment testing

Cash generating units’ cash flow forecasts are prepared for a four year planning period based on management estimates based on actual past performance. Main assumptions used in the preparation of the cash flow forecasts are the growth of the market in question, the company’s profitability development as well as measures which the company has committed to.

Main assumptions in the goodwill impairment testing are long term growth and discount rate. Cash flow forecasts beyond the four year planning period are based on the assumption of 1 percent annual growth which was lower than European Central Bank’s target inflation rate over medium term in effect at the time of the impairment testing. Weighted Average Cost of Capita (WACC), calculated for each individual unit, is used as the discount factor. WACC takes into account risk-free interest rate, illiquidity premium, expected market rate of return, the industry’s beta value, country risk and debt interest rate including interest rate margin calculated for each unit. When determining the debt interest rate level in 2015, the company took into account the following segment-specific interest rate levels: interest rate levels for project loans in building construction in Finland as well as interest rate levels for finance lease liabilities related to paving and infra projects business operations. The components of discount factor are weighted according to average target capital structure of the sector. Pre-tax WACC is determined separately for each tested unit. In the calculation of the segment-specific discount rates in 2015, the company used country-specific discount rates that were weighted with country-specific operating capital.

Sensitivity analysis

In connection with the impairment tests, sensitivity analyses are made to determine how possible changes in key assumptions of the unit-specific impairment tests would affect the results of those tests. The key assumptions affecting the present value of cash flows are the development of market and competitive conditions, and the discount factor. In the sensitivity analyses the calculation variables affecting these assumptions are varied and the effects of the changes on the margin between the carrying value and present value of the cash flows are examined.

Sensitivity analysis prepared in 2015 shows that reasonable and ordinary variation to key assumptions used in the testing would not cause a need for impairment in Paving, Infra projects nor Russian operations segments. The most significant risk for impairment of goodwill arises from the Building construction, Finland –operating segment where the unit’s recoverable cash flow exceeds the unit’s carrying amount by EUR 37.1 million.

Figures describing the goodwill impairment risk of units subject to impairment testing by business segment are presented below.

			Building
		Infra	construction,	Russian
EUR million	Paving	projects	Finland	operations
2015
Goodwill allocated to the business sector, total	43.1	3.2	6.2	0.6
Goodwill impairment if annual growth over the
long term were 1 percentage point lower	0.0	0.0	0.0	0.0
long term were 2 percentage points lower	0.0	0.0	6.2	0.0
Goodwill impairment if the dicount rate
were half a percentage point higher	0.0	0.0	0.0	0.0
were one percentage point higher	0.0	0.0	6.2	0.0

		Building
	Infrastructure	construction,	Russian
EUR million	construction	Finland	operations
2014
Goodwill allocated to the business sector, total	47.1	6.2	0.6
Goodwill impairment if annual growth over the
long term were 1 percentage point lower	0.0	6.2	0.0
long term were 2 percentage points lower	0.0	6.2	0.0
Goodwill impairment if the dicount rate
were half a percentage point higher	0.0	6.2	0.0
were one percentage point higher	0.0	6.2	0.0

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 20 Non-current available-for-sale financial assets

20 Non-current available-for-sale financial assets

EUR million	2015	2014
Balance sheet value, 1 Jan	3.2	3.8
Translation difference		0.0
Additions		0.0
Disposals	-0.5	-0.6
Balance sheet value, 31 Dec	2.7	3.2

Available-for-sale financial assets include several different unquoted shares out of which majority are real estate shares. The value of one individual investment is not significant in relation to the total of all other investments. The fair value of unquoted shares could not be reliably determined, thus they are presented at cost less possible impairments.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 21 Non-current receivables

21 Non-current receivables

EUR million	31 Dec 2015	31 Dec 2014
Interest-bearing
Loan receivables		0.0
Other receivables	0.0
	0.0	0.0
Non-interest-bearing
Trade receivables	0.5	0.5
Other receivables	0.0	0.0
	0.5	0.5

Non-current receivables, total	0.5	0.5

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 22 Inventories

22 Inventories

EUR million	31 Dec 2015	31 Dec 2014
Materials and supplies	32.0	39.1
Building plots and real estate	107.2	118.2
Housing under construction	111.9	167.7
Commercial property under construction	6.4	7.9
Other work in progress	20.2	27.7
Advance payments	2.2	18.7
Completed apartments	77.0	96.0
Completed commercial property	21.2	21.1
Products and goods	24.0	27.5
	402.0	524.0

In 2015, the company recorded costs, other than those arising from sale, reducing the carrying amount of inventories a total of EUR 20.3 million (8.3). The most significant single write-down in 2015 was the write-down of the planned Ilmatar residential project having EUR 12.9 million effect on the company’s result. In 2014 write-downs in Russian operations - segment totalled EUR 3.0 million. Paving segment’s share of the write-downs totalled EUR 3.5 million (1.1), and were mainly due to write-downs of mineral aggregates inventory. Building construction, Finland -segment’s write-downs were primarily due to project development costs and their amount totalled EUR 2.6 million (4.1). In addition, other operations recorded a EUR 1.3 write-down to an individual plot.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 23 Current receivables

23 Current receivables

EUR million	31 Dec 2015	31 Dec 2014
Interest-bearing
Loan receivables	0.2	0.5

Non-interest-bearing
Trade receivables	128.8	143.2
Project income receivables	65.6	72.4
Accrued interest	0.0	0.0
Accrued personnel expenses	2.1	3.0
Other accrued income	14.0	37.3
Derivative assets	2.2	7.1
Receivables from real estate companies under construction	5.9	3.2
Other receivables	23.0	23.3
	241.7	289.5

Current receivables, total	241.9	290.0

In 2015, a net amount of trade receivable credit losses from continuing operations were EUR 1.1 million (5.1).

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 24 Current available-for-sale financial assets

24 Current available-for-sale financial assets

EUR million	2015	2014
Balance sheet value, 1 Jan	25.1	30.0
Increases	0.0	93.9
Decreases	-25.1	-98.8
Balance sheet value, 31 Dec		25.1

Available-for-sale financial assets included short term investments in bank deposits at the end of 2014.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 25 Cash and cash equivalents

25 Cash and cash equivalents

EUR million	31 Dec 2015	31 Dec 2014
Cash in hand and at banks	127.9	109.1

Cash and cash equivalents includes cash in hand and liquid deposits with solvent banks with original maturities of three months or less.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 26 Financial assets and liabilities by category

26 Financial assets and liabilities by category

	Financial assets/
	liabilities			Financial
	recognised at fair			liabilities
	value through	Loans and other	Available-for-sale	recognised at
EUR million	profit and loss	receivables	financial assets	amortised cost	Carrying amount	Fair value
31 Dec 2015
Non-current financial assets
Available-for-sale financial assets			2.7		2.7	2.7
Other non-current receivables		0.5			0.5	0.3
Current financial assets
Trade and other receivables		235.9			235.9	235.9
Derivative assets	2.2				2.2	2.2
Cash and cash equivalents		127.9			127.9	127.9
Financial assets total	2.2	364.3	2.7		369.3	369.1

Non-current financial liabilities
Interest-bearing liabilities				123.1	123.1	126.6
Other non-current liabilities				0.5	0.5	0.5
Current financial liabilities
Interest-bearing liabilities				131.6	131.6	131.6
Trade payables and other financial liabilities *				220.9	220.9	220.9
Derivative liabilities	5.4				5.4	5.4
Financial liabilities total	5.4			476.1	481.5	485.0

	Financial assets/
	liabilities			Financial
	recognised at fair			liabilities
	value through	Loans and other	Available-for-sale	recognised at
EUR million	profit and loss	receivables	financial assets	amortised cost	Carrying amount	Fair value
31 Dec 2014
Non-current financial assets
Available-for-sale financial assets			3.2		3.2	3.2
Other non-current receivables		0.5			0.5	0.3
Current financial assets
Trade and other receivables		282.9			282.9	282.9
Derivative assets	7.1				7.1	7.1
Available-for-sale financial assets			25.1		25.1	25.1
Cash and cash equivalents		109.1			109.1	109.1
Financial assets total	7.1	392.5	28.3		427.9	427.7

Non-current financial liabilities
Interest-bearing liabilities				139.5	139.5	139.4
Other non-current liabilities				0.8	0.8	0.8
Current financial liabilities
Interest-bearing liabilities				208.3	208.3	208.3
Trade payables and other financial liabilities *				273.4	273.4	273.4
Derivative liabilities	4.2				4.2	4.2
Financial liabilities total	4.2			622.0	626.1	626.0

* Trade payables and other financial liabilities do not include statutory obligations or prepayments received, as these are not classified as financial liabilities under IFRS.

Fair value measurement

Other non-current receivables include trade receivables and other interest-free receivables. Fair values are based on future cash flows discounted using risk free market yields plus appropriate credit spreads. The used discount rates vary between 3.1–20.7 per cent (3.6–19.3). The carrying amount of current trade and other receivables is equal to their fair value due to their short maturity.

The most significant part of the non-current financial liabilities is a EUR 100 million senior bond, the fair value of which is based on the market price at the reporting date. The carrying amount of current financial liabilities is assumed to be close to their fair value due to their short maturity.

A fair value hierarchy of financial assets and liabilities recognised at fair value

The Group has categorised financial instruments recognised at fair value by using a three-level fair value hierarchy. Financial Instruments within Level 1 of the hierarchy are traded in active markets hence prices are obtained directly from the efficient markets. Fair values of instruments within Level 2 are based on observable market inputs and generally accepted valuation methods. Fair values within Level 3 are not based on observable market data but on quotations provided by brokers and market valuation reports.

EUR million	Level 2	Level 3	Total
31 Dec 2015
Available-for-sale financial assets
Equity instruments		2.7	2.7
Derivative instruments
Derivative assets	2.1	0.2	2.2
Derivative liabilities	1.5	3.9	5.4

EUR million	Level 2	Level 3	Total
31 Dec 2014
Available-for-sale financial assets
Equity instruments		3.2	3.2
Money market investments	25.1		25.1
Derivative instruments
Derivative assets	7.0	0.1	7.1
Derivative liabilities	2.3	1.8	4.2

Level 3 reconciliation statement

The table below presents the changes in Level 3 financial instruments for the financial year.

		Financial instruments recognised at
	Financial instruments recognised at	fair value through other
EUR million	fair value through profit or loss	comprehensive income
Opening balance 1 Jan 2015	-1.7	3.2
Disposals		-0.5
Gains and losses recognised in profit or loss, total	-2.0
Fair values 31 Dec 2015	-3.7	2.7

Gains and losses on level 3 financial instruments held at the end of the accounting period
In other operating income and expenses	-3.7

		Financial instruments recognised at
	Financial instruments recognised at	fair value through other
EUR million	fair value through profit or loss	comprehensive income
Opening balance 1 Dec 2014	-1.2	3.8
Increases		0.0
Disposals		-0.6
Gains and losses recognised in profit or loss, total	-0.5
Fair values 31 Dec 2014	-1.7	3.2

Gains and losses on level 3 financial instruments held at the end of the accounting period
In other operating income and expenses	-1.7

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 27 Shareholders’ equity

27 Shareholders’ equity

Shares and share capital

Lemminkäinen Corporation has one share class. On 31 December 2015, the company had a total of 23,219,900 (23,219,900) shares and 16,687 (16,687) treasury shares.

Share premium account

Share premiums are recognised in the share premium account.

Hedging reserve

Hedging reserve includes the effective portion of the fair value changes of interest rate derivatives designated for hedge accounting. Cash flow hedging is applied for hedging interest rate risk. During 2014, a fair value change of interest rate derivatives EUR-0.1 million before deferred taxes has been removed from the hedging reserve into the income statement. Hedging instruments have matured and hedge accounting terminated during the year 2014. An amount of EUR - 0.1 million has been recognised in interest expenses in profit and loss during the financial year 2014 arising from cash flow hedging.

Invested unrestricted equity fund

Invested unrestricted equity fund includes the subscription prices of shares to the extent that they are not entered into share capital on the basis of a separate decision.

Hybrid bonds eligible for equity classification

Shareholders’ equity includes two hybrid bonds each of which with original nominal value of EUR 70 million, one issued in 2012 and the other in 2014. During the second quarter of 2015 company repurchased notes of the first issued hybrid bond with a nominal amount of EUR 27.1 million. The bonds have no maturity dates but the company has the right to redeem the hybrid bonds after four years of the issue date. The bonds are unsecured and in a lower priority than the company’s other debt obligations. A holder of hybrid bond notes does not possess any of the rights of a shareholder, and the bond does not dilute shareholders’ holdings in the company. The annual coupon rate until the first redemption date of the bond issued in 2012 is 10% and the annual coupon rate of the bond issued in 2014 is 8.75%.

Translation differences

Translation differences include the differences arising from the translation of the Group’s foreign entities’ non-Euro denominated financial statements into Euros. In previous years the Group hedged the net investment in foreign entities and hedging gains and losses from hedge instruments are also included in the translation differences, provided they qualified for hedge accounting. The Group has not applied hedge accounting for hedging the net investment in foreign entities during the reporting period.

At the end of 2015 the translation difference amounted to EUR -25.9 million (-21.7), of which the share of Russian operations was EUR -24.0 million (-21.5). The change of the translation difference was EUR -4.2 million during 2015 (-18.6). The impact of Russian exchange rate changes on the translation difference was a total of EUR -2.5 million (-15.8) and the impact of Norwegian exchange rate changes was a total of EUR -1.6 million (-2.7).

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 28 Interest-bearing liabilities

28 Interest-bearing liabilities

EUR million	31 Dec 2015	31 Dec 2014
Non-current
Borrowings from financial institutions	1.0	2.1
Finance lease liabilities	22.3	36.8
Bonds	99.7	99.6
Other non-current liabilities		1.0
	123.1	139.5
Current
Borrowings from financial institutions	0.9	1.2
Pension loans		2.0
Finance lease liabilities	12.5	13.4
Chequing accounts		0.4
Commercial papers	13.1	63.4
Borrowings of companies included in inventory	104.1	127.1
Other current liabilities	1.0	0.9
	131.6	208.3

Most of the liabilities are drawn in the debtor’s functional currency.

Finance lease liabilities

EUR million	31 Dec 2015	31 Dec 2014
Finance lease liabilities and interest on them is due as follows
In one year or earlier	13.4	14.8
Over one year, but less than five years	22.7	36.5
Over five years	0.6	2.2
	36.7	53.5

Maturity of present value of minimum leases
In one year or earlier	12.5	13.4
Over one year, but less than five years	21.7	34.6
Over five years	0.6	2.1
	34.8	50.2

Accumulated future finance costs from finance lease liabilities	1.8	3.3

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 29 Pension obligations

29 Pension obligations

The company has in its operating countries several defined contribution pension plans which are subject to local regulation and practices. The company’s one most significant pension plan is the Finnish Employees Pensions Act (TyEL), in which the benefits are determined directly on the basis of the level of the beneficiary’s earnings level. TyEL pension plan is mainly arranged through pension insurance companies and it is treated as a defined contribution plan.

At the end of 2015, the company had defined benefit pension plans only in Finland. The plans at the year-end 2015 were final salary defined benefit plans, and they supplement the statutory pensions or enable retirement before the statutory retirement age. The company’s last two defined benefit pension plans in Norway were terminated during 2015.

	31 Dec 2016
EUR million	(forecast)	31 Dec 2015	31 Dec 2014
Recognised in the statement of financial position
Present value of funded obligations	0.2	0.2	0.6
Fair value of plan assets	-0.1	-0.1	-0.1
Total amount recognised in the statement of financial position	0.1	0.1	0.6
of which in Finland	0.1	0.1	0.5
of which in Norway			0.0

Company estimates that in 2016 it will not make any payments with material impact. Estimate may vary from actual figures.

	Present value of
EUR million	obligation	Fair value of plan assets	Total
1 Jan 2015	0.6	-0.1	0.6
Current service cost	0.0		0.0
Net interest	0.0	0.0	0.0
Curtailments	0.0		0.0
	0.0	0.0	0.0
Remeasurements
Return on plan assets		0.0	0.0
(Gain)/loss from change in financial assumptions	-0.4		-0.4
Experience (gains)/losses	0.0		0.0
	-0.4	0.0	-0.4
Employer contributions		0.0	0.0
Benefit payments	0.0	0.0
31 Dec 2015	0.2	-0.1	0.1

	Present value of
EUR million	obligation	Fair value of plan assets	Total
1 Jan 2014	1.0	-0.1	0.9
Current service cost	0.0		0.0
Net interest	0.0	0.0	0.0
Settlements	0.0	0.0
Curtailments	-0.2		-0.2
	-0.2	0.0	-0.2
Remeasurements
Return on plan assets		0.0	0.0
(Gain)/loss from change in financial assumptions	-0.2		-0.2
Experience (gains)/losses	0.1		0.1
	0.0	0.0	0.0
Exchange differences	0.0	0.0	0.0
Employer contributions		0.0	0.0
Benefit payments	0.0	0.0
Business combinations and disposals	-0.1		-0.1
31 Dec 2014	0.6	-0.1	0.6

The company’s defined benefit pension obligations do not include minimum funding requirements.

	31 Dec	31 Dec	31 Dec
	2015	2014	2014
	Finland	Finland	Norway
Actuarial assumptions
Discount rate, %	2.7	2.5	3.0
Inflation rate, %	1.2	2.0	1.8
Expected rate of salary increases, %	1.0	1.0	3.0
Future pension increases, %	1.4	2.1	2.3

	31 Dec	31 Dec	31 Dec
	2015	2014	2014
	Finland	Finland	Norway
Life expextancy of plan members
Male age 65 (current life expectancy), years	21.4	19.0	20.6
Female age 65 (current life expectancy), years	25.4	24.7	23.5
Male age 45 (at age 65), years	23.7	20.6	22.8
Female age 45 (at age 65), years	28.0	26.4	26.0

Defined benefit plans’ assets consist entirely of qualifying insurance policies and are fair valued on the accounting date. These assets do not include investments to Lemminkäinen or to real estate or other assets used by the company. The expected return on the plan assets is an estimate of a life insurance company’s future long term total rebate.

Plan participants at the end of period	31 Dec 2015	31 Dec 2014
Active	4	6
Inactive not in pay status / other non-work obligated	7	9
Inactive in pay status / Pensioners	84	91
Total number of participants	95	106

The effect of a 0.5 percentage point change in the most significant actuarial assumptions to the amount of defined benefit pension obligations is presented in the tables below.

	31 Dec	31 Dec	31 Dec
	2015	2014	2014
	Finland	Finland	Norway
0.5% increase in the principal assumption will impact the liability as follows
Discount rate, %	-4.20	-4.76	-0.33
Inflation rate, %	109.20	55.41
Expected rate of salary increases, %	0.58	0.24	0.01

0.5% decrease in the principal assumption will impact the liability as follows
Discount rate, %	4.60	5.22	0.33
Inflation rate, %	-70.20	-35.66
Expected rate of salary increases, %	-0.58	-0.24	-0.01

The above analyses are based on a 0.5 percentage point change in an assumption while holding all other assumptions constant. When calculating the sensitivity of the defined benefit pension obligation the same method has been applied as when measuring the defined benefit pension obligation recognized in the statement of financial position.

EUR million	2015	2014	2013	2012	2011
Plan assets and liabilities for the past five years
Defined benefit obligation	0.2	0.6	1.0	19.0	21.7
Fair value of plan assets	-0.1	-0.1	-0.1	-13.8	-13.4
	0.1	0.6	0.9	5.2	8.3

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 30 Share-based payments

30 Share based payments

Performance-based reward

Years 2013–2015

At the end of 2012, the Board of Directors of Lemminkäinen Corporation decided on a new share-based incentive plan for the Group’s key personnel. The plan included three one-year earning periods, calendar years 2013, 2014 and 2015. The company’s Board of Directors decided on the earning criteria and the set targets at the beginning of each earning period. The potential performance-based reward for an earning period will be paid out in company shares and cash. The proportion to be paid in cash will cover the taxes and tax-related costs arising from the reward. The shares may not be transferred during the commitment period of approximately two years. If a key person’s employment or service contract ends during the commitment period, they will generally have to return any reward shares to the company without compensation.

Conditional reward

As part of the plan the above mentioned key personnel has the opportunity to receive conditional reward, i.e. matching shares, on the basis of their share ownership and continued employment or service contract. In order to receive the conditional reward, a key person must already own or acquire a specified number of company shares, or a percentage thereof. The number and date are set by the Board of Directors. In this case, the key person will be granted, as a reward, one share for each share acquired, as long as their employment or service contract remains valid and they retain ownership of these shares until the conditional reward is paid. The earning period for the conditional reward was the calendar years 2013–2015.

Information concerning share-based incentive plans are presented below:

	Conditional reward		Performance-based reward
	2014	2013	2015	2014	2013
Grant date	13 Feb 2014	6 Feb 2013	4 Feb 2015	7 Feb 2014	7 Feb 2013
Earning period start date	1 Jan 2014	1 Jan 2013	1 Jan 2015	1 Jan 2014	1 Jan 2013
Earning period end date	31 Dec 2016	31 Dec 2015	31 Dec 2015	31 Dec 2014	31 Dec 2013
Commitment period end date	30 Apr 2017	30 Apr 2016	31 Dec 2016	31 Dec 2016	31 Dec 2015
Vesting conditions	Share ownership requirement	Share ownership requirement	Equity ratio, ROCE	Equity ratio, ROI	EBIT, ROI
Payment method	Cash & Equity	Cash & Equity	Cash & Equity	Cash & Equity	Cash & Equity

Share price at grant date, EUR	13.41	15.80	13.96	13.83	15.85
Fair value of share at grant date, EUR *	12.81	15.03	13.86	13.31	15.26

Amount of granted shares during period, maximum			266,074	259,730	205,591
Changes in number of granted shares, maximum			-12,686	-90,898	-3,449
Number of granted shares at the end of period, maximum			253,388	168,832	202,142
Number of shares earned at the end of period **			71,010	16,883
Matching shares subscribed at grant year	860	16,036

Number of plan participants at end of period	1	15	32	49	43
Assumed fulfilment of earning criteria, %			30.0	10.0	0.0
Estimated number of shares returned prior to the end of commitment period, %	10.0	10.0	10.0	10.0	10.0

* The fair value of share at grant date is the share’s grant date value less estimated dividend payments during the earning period.

** Presented amounts are estimates. Actual amounts may differ from the amounts estimated at the end of earning period.

The accrued expenses from the share based incentive plans recognised in the income statement in 2015 were a total of EUR 0.5 million (0.3). The net liability recognised in the statement of financial position in respect of share-based incentive plan at the end of 2015 was EUR 0.1 million (0.1). The company estimates that expenses to be recognised in 2016 from incentive plans realised before 2016 will be approximately EUR 0.4 million. Actual amount may differ from the estimated amount.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 31 Provisions

31 Provisions

		10 year		Lease
	Warranty	liability	Environmental	commitment	Litigation	Other	Total 31	Total 31
EUR million	provisions	provisions	provisions	provisions	provisions	provisions	Dec 2015	Dec 2014
Provisions, 1 Jan	11.2	8.6	2.9	3.5	12.3	0.0	38.6	27.2
Translation differences	-0.1		-0.1				-0.2	-0.3
Increases in provisions	8.4	3.8	0.3	5.7	0.7		19.0	22.5
Expensed provisions	-8.2	-2.7	-0.3	-6.4			-17.6	-10.0
Reversals of unused provisions	-0.1						-0.1
Purchases and sales of subsidiaries	-0.1						-0.1	-0.7
Provisions, 31 Dec 2015	11.2	9.7	2.8	2.9	13.0	0.0	39.6
Provisions, 31 Dec 2014	11.2	8.6	2.9	3.5	12.3	0.0		38.6

		10 year		Lease
	Warranty	liability	Environmental	commitment	Litigation	Other	Total 31	Total 31
EUR million	provisions	provisions	provisions	provisions	provisions	provisions	Dec 2015	Dec 2014
Provisions categorised as
Long-term	1.0	6.9	2.8	2.9	13.0	0.0	26.6	27.5
Short-term	10.2	2.9					13.1	11.1
	11.2	9.7	2.8	2.9	13.0	0.0	39.6	38.6

Warranty provisions cover after completion repair costs arising from warranty obligations. Provisions related to housing construction are expected to be used within one year after the provision is made. Warranty provisions related to other construction projects are mainly used in 1–2 years after the provision is made.

10 year liability provision related to housing and commercial construction is determined as a whole for all the projects including such liabilities.

Environmental provisions are mainly related to a site’s landscaping obligations. The expected time for using landscaping provisions depends on the use of the site, because in most cases the landscaping work starts after the use of the site ceases. In addition, environmental provisions cover other provisions related to environmental obligations.

Lease liability commitment arises, when the company has a contractual obligation to obtain tenants for premises not yet leased in a commercial real estate under construction. Provisions for lease commitments are expected to be used in 1–3 years after the provision is made.

Litigation provision is recognised for the asphalt cartel related claims for damages pending in the District Court of Helsinki, with 21 municipalities as plaintiffs. The court proceedings of these actions are expected to start in the District Court during 2016 at the earliest, and are expected to last 1–3 years. The amount of provision is estimated on the basis of the decisions given by Helsinki district court on 28th November 2013.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 32 Trade and other payables

32 Trade and other payables

EUR million	31 Dec 2015	31 Dec 2014
Non-current
Accounts payable	0.4
Other non-current liabilities	0.1	0.8
	0.5	0.8

Trade payables and other current liabilities
Advance payments received	101.9	140.9
Liabilities to owners of housing under construction	3.5	4.5
Trade payables	59.9	89.2
Project expense liabilities	51.1	59.5
VAT	19.3	22.5
Accrued interest	3.8	4.3
Accrued personnel expenses	53.4	58.2
Other accrued liabilities	17.7	16.4
Derivative liabilities	5.4	4.2
Other current liabilities	31.5	41.3
	347.5	440.9

Non-current and current trade payables and other liabilities, total	347.9	441.7

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 33 Financial risk management

33 Financial risk management

In its business operations, Lemminkäinen Group is exposed to financial risks, mainly funding, liquidity, foreign exchange rate, interest rate and credit risks. The aim of the Group’s financial risk management is to reduce uncertainty concerning the possible impacts that changes in fair values on the financial markets could have on the Group’s result, cash flow and value. The management of financial risks is based on principles of the treasury policy approved by the Board of Directors. The treasury policy defines the principles and division of responsibilities with regard to financial activities and the management of financial risk. The policy is reviewed and if necessary updated at least annually.

Execution of the treasury policy is the responsibility of the Group Treasury, which is mainly responsible for the management of financial risks and handles the Group’s treasury activities on a centralised basis. The Group’s treasury policy defines the division of responsibilities between the Group Treasury and business units in each subarea. The group companies are responsible for providing the Group Treasury with up-to-date and accurate information on treasury-related matters concerning their business operations. The Group Treasury serves as an internal bank and co-ordinates, directs and supports the group companies in treasury matters such that the Group’s financial needs are met and its financial risks are managed effectively in line with the treasury policy.

Funding and liquidity risk

The group seeks to ensure the availability of funding, optimise the use of liquid assets in funding its business operations and to minimise interest and other finance costs. The Group Treasury is responsible for managing the group’s overall liquidity and ensuring that adequate credit lines and a sufficient number of different funding sources are available. It also ensures that the maturity profile of the Group’s loans and credit facilities is spread sufficiently evenly over coming years as set out in the treasury policy. The maturity schedule of the interest-bearing liabilities, as per the Group’s accounting, is front-loaded. The reason for this is the EUR 104.1 million (127.1) borrowings of companies included in inventory, which are recorded in current interest-bearing liabilities. These liabilities mainly consist of non-current loans of housing companies, which are under construction or completed, and these borrowings will be transferred to the buyers of the co-op shares when the units are handed over. Regarding unsold housing units, the group will bear the liability by paying financial consideration for the units in question during a long loan period.

According to the treasury policy, the Group’s liquidity reserve shall at all times match the Group’s total liquidity requirement. Due to the nature of the group’s business operations, seasonal borrowing is of great importance. The Group’s liquidity management is based on cash flow forecasting.

Liquidity reserve of the Group consists of a commercial paper programme, committed credit limits, bank overdraft facilities, and liquid funds. The total amount of the group’s commercial paper programme is EUR 300.0 million (300.0), of which EUR 13.1 million (63.4) was in use at 31 December 2015. Lemminkäinen has a committed EUR 185.0 million syndicated revolving credit facility, which is unsecured and matures in March 2017. At the end of the year, the group had unused committed credit facilities amounting to EUR 185.0 million (185.0) and overdraft limits amounting to EUR 12.3 million (33.2). The amount of liquid funds at 31 December 2015 was EUR 127.9 million (134.2).

The Group’s available financing sources and liquid assets are sufficient to cover the obligations arising from current interest-bearing liabilities.

Contractual cash flows of financial liabilities and derivative instruments

EUR million	2016	2017	2018	2019	2020	2021–	Total
31 Dec 2015
Interest-bearing liabilities	142.1	17.3	13.9	113.3	1.6	0.6	288.7
Interest rate derivatives	0.4	0.4	0.2				1.0
Forward foreign exchange contracts
Cash flows payable	60.2						60.2
Cash flows receivable	-61.8						-61.8
Commodity derivatives
Cash flows payable	3.5	0.7					4.2
Cash flows receivable	-0.1						-0.1
Other financial liabilities	160.5	0.2	0.2		0,0		160.9
Trade payables	60.3						60.3
Financial guarantees given	9.2	0.2	0.2	0.3		2.0	12.0
	374.3	18.8	14.5	113.6	1.6	2.6	525.5

EUR million	2015	2016	2017	2018	2019	2020–	Total
31 Dec 2014
Interest-bearing liabilities	218.1	23.6	17.9	14.5	113.3	2.2	389.6
Interest rate derivatives	0.3	0.3	0.3	0.2			1.1
Forward foreign exchange contracts
Cash flows payable	77.2						77.2
Cash flows receivable	-81.9						-81.9
Commodity derivatives
Cash flows payable	1.3	0.5					1.8
Cash flows receivable	-0.1						-0.1
Other financial liabilities	179.9	0.1	0,0	0.6	0,0	0.1	180.6
Trade payables	89.2						89.2
Financial guarantees given	14.4	1.5				0.3	16.2
	498.4	26.0	18.2	15.3	113.3	2.5	673.8

Foreign exchange rate risk

The aim of foreign exchange rate risk management is to reduce uncertainty concerning the possible impacts that changes in exchange rates could have on the future values of cash flows, business receivables and liabilities, and other items in the statement of financial position. Exchange rate risk mainly consists of translation risk and transaction risk.

Translation risk consists of foreign exchange rate differences arising from the translation of the income statements and the statement of financial position of foreign group companies into the Group’s functional currency. Translation risk recorded in accounting is caused by equity investments in foreign entities and their retained earnings, the effects of which are recorded under translation differences in shareholders’ equity. Lemminkäinen Group has foreign net investments in several currencies. The key currencies in which the Group was exposed to translation risk in 2015 were the Russian rouble and the Norwegian krone. The change in translation differences in 2015 was EUR -4.2 million (-18.6), of which EUR -2.5 million (-15.8) was attributable to the Russian rouble and EUR -1.6 million (-2.7) to the Norwegian krone. Reportable translation risk is also caused by the reporting period’s income statement, the impact of which can be seen, among others, directly in the Group’s reportable net sales and operating profit in euros. In 2015, the impact of exchange rate changes (2015 actuals compared to 2015 actuals recalculated with 2014 foreign exchange rates) on the Group’s net sales was EUR -67.2 million (-73.2), of which EUR -45.6 million (-40.0) was attributable to the Russian rouble and EUR -17.1 million (-19.7) to the Norwegian krone, and their impact on the operating profit was EUR -0.5 million (-5.0), of which EUR -1.0 million (-4.3) was attributable to the Russian rouble and EUR 0.3 million (-0.6) to the Norwegian krone. In accordance with the treasury policy, Lemminkäinen Group protects itself from translation risks primarily by keeping equity investments in foreign entities at an appropriately low level, and thus does not use financial instruments to hedge the translation risks.

Transaction risk consists of cash flows in foreign currencies from operational and financial activities. The Group seeks to hedge business currency risks primarily by operative means. The remaining transaction risk is hedged by using instruments such as foreign currency loans and foreign currency derivatives. The group companies are responsible for identifying, reporting, forecasting and hedging their transaction risk positions internally. The Group Treasury is responsible for hedging the group’s risk positions as external transactions in accordance with the treasury policy. The transaction risk positions of the Group were mainly due to sales and purchases within the next 12 months, and receivables and liabilities in the statement of financial position.

The key currency pairs in which the group was exposed to transaction risk in 2015 and 2014 were EUR/RUB and EUR/SEK. In 2015 the Group did not apply hedge accounting to transaction risk hedging.

Sensitivity analysis of transaction risk

The following assumptions have been made when calculating the sensitivity caused by changes in exchange rates:

•                  the exchange rate change is assumed to be +/- 10%

•                  the position includes both external and intra-group financial assets and liabilities denominated in Swedish kronas and Russian roubles and derivatives hedging these items

•                  the position does not include forecasted future cash flows

•                  taxes are excluded in sensitivity analysis

EUR million	Open transaction risk position	10% strengthening of EUR	10% weakening of EUR
31 Dec 2015
EUR/SEK	0.6	-0.1	0.1
EUR/RUB	0.2	0.0	0.0

EUR million	Open transaction risk position	10% strengthening of EUR	10% weakening of EUR
31 Dec 2014
EUR/SEK	0.4	0.0	0.0
EUR/RUB	0.3	0.0	0.0

Interest rate risk

The aim of Lemminkäinen Group’s interest rate risk management is to minimise changes affecting the result, cash flows and value of the group due to interest rate fluctuations. The Group Treasury manages and monitors the interest rate position. The group’s interest rate risk primarily comprises fixed-rate and variable-rate borrowings, interest-bearing financial assets and interest rate derivatives. Interest rate changes have an effect on items in the income statement and consolidated statement of financial position.

The interest rate risk is managed by aligning the group’s average period of interest fixing term with the interest rate sensitivity of the business. The interest rate sensitivity position of the Group’s business is estimated to be about 15 months. In accordance with treasury policy average interest rate fixing term and fixed/floating ratio of the debt protfolio is being followed.

The group can have both variable- and fixed-rate long-term borrowings. The ratio of fixed- and variable-rate borrowings can be changed by using interest rate derivatives. The Group has used interest rate swaps for managing interest rate risks. During 2014 a part of the interest rate swaps were used for hedge accounting and a hedging result of those derivatives have been recognised in interest expenses in 2014. There was no ineffectiveness to be recorded from hedge accounting during the financial year 2014. Hedging instruments assigned to hedge accounting have matured in 2014 and hedge accounting was terminated during that reporting period.

Interest rate fluctuations in 2015 did not have any unusual effect on the group’s business, but a significant rise in the level of interest rates may have a detrimental effect on the demand for housing.

Sensitivity analysis of interest rate risk

The following assumptions are made when calculating the sensitivity caused by a change in the level of interest rates:

•                  the interest rate change is assumed to be 1 percentage point

•                  interest rate changes have been calculated for a 12 month period

•                  the position includes variable-rate financial liabilities, variable-rate financial assets (including cash and cash equivalents) and interest rate derivatives

•                  market interest rate is assumed to be positive at the start of the year for all other instruments except for interest rate derivatives

•                  all factors other than the change in interest rates remain constant

•                  taxes have not been taken into account when calculating sensitivity

EUR million	Interest rate risk position	Impact on profit or loss (+1%)	Impact on profit or loss (-1%)
31 Dec 2015
Variable-rate financial liabilities	-140.8	-1.4	1.4
Variable-rate financial assets	127.9	1.3	-1.3
Interest rate derivatives	40.0	0.9	-0.9
	27.2	0.8	-0.8

EUR million	Interest rate risk position	Impact on profit or loss (+1%)	Impact on profit or loss (-1%)
31 Dec 2014
Variable-rate liabilities	-182.9	-1.8	1.8
Variable-rate receivables	134.5	1.3	-1.3
Interest rate derivatives	40.0	1.3	-1.4
	-8.4	0.8	-0.9

Commodity price risk

The group’s paving operations are exposed to bitumen price risk. The price of bitumen is mainly determined by the world market price of oil. The group protects itself against the bitumen price risk with price clauses in sales agreements, fixed purchase prices, and derivatives for which hedge accounting is not applied. Group Treasury regurarly follows the bitumen position of the Group.

Credit risk

Credit risks arise when a counterparty is unable to meet its contractual obligations, casusing the other party to suffer a financial loss. Lemminkäinen has defined a credit policy for customer receivables that aims to boost profitable sales by identifying credit risks in advance and controlling them. The credit policy sets the minimum requirements concerning trade credit and collections for Lemminkäinen Group. The Group’s credit control function defines credit risks and the business units are responsible for managing them.

Most of the Group’s business is based on established and trustworthy customer relationships and on contractual terms generally observed in the industry. The Group is exposed to credit risk mainly through the Group’s trade receivables and receivables associated with deposits and receivables. The maximum amount of credit risk is the combined total values of the aforementioned items as presented in the consolidated statement of financial position. The amounts and due dates of the Group’s trade receivables are presented in the table below. The Group does not have any significant credit risk concentrations as trade receivables are distributed among many different customers in a number of market areas. The business unit that made the contract actively monitors the receivables situation. If the business units renegotiate the terms of the receivables, they must do so in accordance with the requirements of the group’s credit policy. The risk of credit losses can be reduced by means of guarantees, mainly bank guarantees and bank deposits. In addition, Lemminkäinen uses factoring arrangements which also mitigates the credit risk. Lemminkäinen’s credit losses have been minimal in relation to the scale of its operations. The main risks are associated with business in Russia. As a general rule, construction projects in Russia are only undertaken against receipt of advance payments. If, in exceptional situations, a credit risk is taken, the amount permitted is always proportional to the expected margin on the project in question. Receiveables transferred for legally enforceable collection are recognised as credit losses.

The group is exposed to counterparty risk when investing liquid assets and using derivative instruments. Liquid assets are invested in short-term bank deposits, certificates of deposit issued by solvent partner banks, and commercial papers issued by corporations with a good credit rating. The Group Treasury is responsible for the management of the group’s counterparty and credit risks related to cash, financial investments and financial transactions. The treasury policy specifies the approved counterparties and their criteria. At the end of 2015, the counterparty risk was considered to be low.

Ageing analysis of trade receivables

EUR million	31 Dec 2015	31 Dec 2014
Not due	107.0	108.7
Past due 1-30 days	13.9	22.3
Past due 31-60 days	2.3	3.2
Past due 61-90 days	1.3	3.4
Past due over 90 days	4.8	6.1
	129.3	143.7

Management of capital and the capital structure

Capital means the equity and interest-bearing liabilities shown on Lemminkäinen’s consolidated statement of financial position. Lemminkäinen Group’s capital management ensures cost-effectively that all of the group’s business sectors maintain their business viability at a competitive level in all cyclical conditions, that risk-carrying capacity is adequate, for example, in construction contracts, and that the company is able to service its borrowings and pay a good dividend.

The amount of the group’s interest-bearing liabilities is affected by factors such as scale of operations and cash flow, seasonal changes in production, acquisitions, investments in or the sale of production equipment, buildings and land, and possible equity related arrangements. The company continuously monitors especially the amount of debt, the ratio of net debt to EBITDA, and the equity ratio. The company also follows the development of equity by means of the return on capital employed. Lemminkäinen has determined its financial targets to be among others ROCE above 15% in 2019, equity ratio above 35% during 2016-2019, and in addition, Lemminkäinen aims at a stable distribution of dividends, with at least 40 per cent of the profit for the financial year distributed to the shareholders.

The Group may from time to time seek to repurchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. The amounts involved may be material. The Group may decide to hold, cancel or sell such repurchased debt. Possible subsequent sales of repurchased debt may be made against cash or other compensation or in exchange for equity securities and such sales may be executed as open market offers, privately negotiated transactions or otherwise. Repurchases or exchanges of outstanding debt or subsequent sales or exchanges of repurchased debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

The Group has EUR 185 million committed unsecured revolving credit facility, which includes two financial covenants, the ratio of net debt to EBITDA and the equity ratio, which are monitored quarterly and calculated as an average of four previous quarters. At the end of the year, the company met its covenants. In May 2014, the company agreed due to a covenant breach with the providers of EUR 185 million revolving credit facility that Lemminkäinen shall strengthen its statement of financial position by a total of EUR 100 million by 30 September 2015. As part of the financing negotiations, the company also agreed not to distribute dividends for the financial year 2014. In March 2015 the company agreed with the lenders that Lemminkäinen will commit to strengthen its statement of financial position by a total of EUR 60 million instead of the previous EUR 100 million. This requirement was fulfilled in the third quarter 2015. Furthermore, the company may distribute a maximum of 40 per cent of the Group’s net profit for the financial years 2015 and 2016 as dividends without a preapproval of the lenders.

During the reporting period company repurchased notes to a nominal amount of EUR 27.1 million of its EUR 70 million hybrid bond which were issued in 2012. During the comparison period the company executed several actions to strengthen its balance sheet and financial position. In March 2014 the company issued a EUR 70 million hybrid bond, and in June 2014 the company issued a EUR 100 million unsecured senior five-year bond. In October 2014 the company repaid its EUR 60 million bond. In addition, during the year 2014 the company conducted a rights offering. With the offering, the company raised gross proceeds of EUR 29.3 million (net proceeds of EUR 27.3 million). The company also divested its technical building services business for EUR 55.4 million in 2014.

The group’s equity includes two with original nominal value EUR 70 million Hybrid bonds with no maturity date. The first of these was issued in March 2012 and as of 31.12.2015 EUR 42.9 million was outstanding (70.0). The second Hybrid bond was issued in March 2014 and as of 31.12.2015 EUR 70.0 million was outstanding (70.0). These Hybrid bonds are classified as equity instrument but the bond holders do not have any rights of a shareholders, and the bond does not dilute shareholders’ ownership in the company. The Hybrid bonds are unsecured and junior to all other borrowings of the company. The bond have no maturity date but company has the right to redeem them at it’s own discretion after four years of the issuance date. The annual coupon rate until the first redemption date of the bond issued in 2012 is 10% and the annual coupon rate of the bond issued in 2014 is 8.75%.

The EUR 100 million unsecured senior five-year bond carries a fixed annual coupon at the rate of 7.375 per cent payable semi-annually. The terms and conditions of the bond include two financial incurrence-based covenants: an equity ratio and net debt to EBITDA. If the equity ratio covenant is not met, the company is restricted from making certain payments, including repurchases of its own shares and redemption of hybrid bonds. If the net debt to EBITDA covenant is not met, the company is restricted in its ability to raise additional debt.

EUR million	31 Dec 2015	31 Dec 2014
Interest-bearing liabilities	254.7	347.8
Liquid assets	127.9	134.2
Interest-bearing net debt	126.8	213.6
Equity, total	377.6	412.5
Equity ratio, %	40.6	37.1
Gearing, %	33.6	51.8
Return on investment, %	10.2	13.5
Return on capital employed, %	5.3	4.5

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 34 Derivative financial instruments

34 Derivative financial instruments

		Fair value,	Fair value,	Fair value,
EUR million	Nominal value	positive	negative	net
31 Dec 2015
Foreign exchange derivatives	60.2	2.1	-0.3	1.7
Interest rate derivatives	40.0		-1.0	-1.0
Commodity derivatives	13.2	0.2	-4.1	-3.9
	113.5	2.2	-5.4	-3.2

		Fair value,	Fair value,	Fair value,
EUR million	Nominal value	positive	negative	net
31 Dec 2015
Foreign exchange derivatives	77.2	7.0	-1.3	5.7
Interest rate derivatives	40.0		-1.0	-1.0
Commodity derivatives	2.7	0.1	-1.8	-1.8
	119.8	7.1	-4.2	2.9

The fair value of derivative instruments is the gain or loss arising from the settlement of the contract at the market price prevailing on the reporting date.

Hedge accounting has not been applied to all derivative instruments. Nevertheless, these derivative instruments have been utilised for hedging purposes. The derivatives are used in order to reduce business risks, interest rate risks and to hedge balance-sheet items denominated in foreign currencies. Changes in the fair value of non-hedge accounted derivatives are recognised through profit or loss in accordance with their nature either in financial items or as other operating income and expenses.

Financial derivatives are subject to master netting- or similar arrangements which are enforceable in some circumstances. According to these arrangements above mentioned derivative assets and derivative liabilities could be settled on a net basis. Netting arrangements are enforceable according to typical negligence events or other events of default as the general terms for derivative transactions applies. Items, to which settlement on a net basis could be applied under certain conditions, are recognised on gross basis in the statement of financial position. Gross figures would have been EUR 0.5 million (1.4) smaller than the figures presented in the table.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 35 Adjustments to cash flows

35 Adjustments to cash flows

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Depreciation and impairment of goodwill	38.4	44.7
Share of the profits of associates and joint ventures	-1.4	-0.5
Finance income and costs recognised in the income statement	20.6	37.9
Change in provisions	1.3	12.5
Credit losses on trade receivables	1.1	6.0
Gains and losses on sale of fixed assets and other income and expenses not involving payments	-0.6	-36.4
Others*	27.3	-5.0
	86.7	59.2

* The company has adjusted the cash flow statement of the comparison period. The adjustment is described in more detail in the note 1.

Others-item includes adjustments to exchange rate differences, inventory write-downs and other non-payment based items.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 36 Operating lease commitments

36 Operating lease commitments

The company has adjusted the amounts of comparison period’s individual lease agreements. As a result, the total amount of 2014 minimum lease payments of irrevocable lease contracts grew by EUR 3.9 million.

EUR million	31 Dec 2015	31 Dec 2014
Minimum leases of irrevocable lease contracts due within
One year or less	10.7	12.0
Over one year, but less than five years	21.1	23.7
Over five years	8.4	11.0
	40.2	46.7
Minimum leases of irrevocable lease contracts include operating lease commitments due within
One year or less	4.7	6.1
Over one year, but less than five years	6.5	8.8
Over five years	0.3	0.3
	11.5	15.3

Irrevocable lease commitments include mainly leases of real estates and machinery.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 37 Contingent assets and liabilities

37 Contingent assets and liabilities

Guarantees and commitments

EUR million	31 Dec 2015	31 Dec 2014
Collateral notes of companies included in inventory *	173.4	194.7

Pledged deposits
For own commitments	0.0	0.3

Guarantees
On behalf of associates and joint ventures	12.4	14.4
On behalf of consortiums and real estate companies	1.8	1.8
On behalf of others**	10.2
	24.4	16.2

Investment commitments	1.1	2.1

*Collateral notes for companies included in inventories are given for collateral security for their debts.

**The guarantees have been granted on behalf of the building construction business in Sweden (Rekab Entreprenad AB) which was divested on 1 September 2015. The acquiring parties have set a counter-commitment for part of these guarantees.

In addition, at the reporting date, the company has EUR 2.7 million (3.4) accrued interest liabilities concerning its hybrid bonds which are not recognised in statement of financial position.

Litigation

On 28 November 2013, the District Court of Helsinki issued its decisions concerning damages related to the asphalt cartel. In ine with the decisions, Lemminkäinen recorded approximately EUR 66 million in expenses in its 2013 result. Of this, approximately EUR 60 million consisted of damages ordered only to Lemminkäinen, Lemminkäinen’s share of the damages ordered to it and other asphalt industry companies to be paid jointly and severally, as well as interest and legal expenses related to the damages. This amount was paid by the company in January 2014. Lemminkäinen has appealed against all 35 decisions, where the plaintiffs’ claims were upheld partly, to the Helsinki Court of Appeal. In Lemminkäinen’s opinion, there are some judicial aspects in the decisions, where the conclusions of the District Court differ from previous legal practices. Such judicial aspects are related to the questions of prescriptions and value added tax, for example. The main oral hearing in the Court of Appeal will take place during 2015. The Finnish state and 22 municipalities have also submitted their appeals to the Helsinki Court of Appeal. The main oral hearing at the Helsinki Court of Appeal took place on 2 March 2015-1 October 2015, and on the basis of the Helsinki Court of Appeal’s preliminary announcement, decisions are expected during 2016. In addition to the claims decided on by the District Court in November 2013, 21 claims against Lemminkäinen and other asphalt industry companies for damages are waiting for the main proceeding to begin. These damages amount to a total of approximately EUR 26 million and the company has made a EUR 13 million provision for them.

In addition, the company has other individual legal proceedings related to business operations, the outcome of which is uncertain. The company estimates that these legal proceedings will not have a material impact on the company’s financial position.

Financials › Consolidated financial statements › Notes to the consolidated financial statements (IFRS) › 38 Related party transactions

38 Related party transactions

Lemminkäinen Group’s related parties comprise associates and joint ventures as well as members of the key management personnel including their related parties. Members of the key management personnel comprise the Board of Directors, the President and CEO as well as Executive Team.

Transactions with related parties

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Sales of goods and services
To associates and joint ventures	1.7	1.9
To key management personnel and their related parties	0.1	0.4
	1.8	2.3
Purchases of goods and services
From associates and joint ventures	5.2	15.7
From key management personnel and their related parties	0.2
	5.3	15.7

EUR million	31 Dec 2015	31 Dec 2014
Balance of purchases/sales of goods and services
Trade receivables
From associates and joint ventures	0.0	0.0
From key management personnel and their related parties	0.1	0.1
	0.1	0.1
Trade payables
To associates and joint ventures	0.2	0.2

EUR million	31 Dec 2015	31 Dec 2014
Loan receibables from associates and joint ventures	0.3	0.2

Related party transactions with associates and joint ventures are mainly asphalt works and mineral aggregate deliveries. A list of investments in subsidiaries and associates and joint ventures is presented in note 11. Sales to key management personnel and their related parties include sales of fixed assets and construction services. Purchases from key management personnel and their related parties include a service purchase from an entity controlled by a member of key management personnel. The transactions were made at market price.

Remuneration of key management personnel

On the basis of a proposal submitted by the HR Committee, the company’s Board of Directors decides on the basic salary and fringe benefits as well as on both short-term and long-term remuneration of the President and CEO and of the Executive Team. The Board of Directors decides annually both short and long-term indicators for management remuneration and the target values for the indicators which are designed to support achievement of the strategic goals. On the basis of the President and CEO’s proposal, the Board of Directors decides on the amount of fees and whether the indicator-based goals have been reached.

According to management remuneration policy approved by the Board of Directors, the remuneration of the President and CEO, members of the Group’s Executive Team, and other management personnel consists of a fixed basic salary, fringe benefits, other benefits, annual short-term incentives (performance-based pay) as well as long-term share based incentive plans and pension plans.

Costs related to remuneration of key management personnel are presented in the table below. In 2015, the company booked social security costs of EUR 0.5 million (0.9) from key management personnel’s salaries, fees and other employee benefits. The social security costs are not included in the table’s figures below. The table’s figures are calculated on accrual basis and the performance and share-based rewards included in the figures are based on a year-end estimate.

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Short-term employee benefits	2.2	2.8
Timo Kohtamäki		0.2
Bernd Brunow (President and CEO term)*		0.2
Casimir Lindholm (President and CEO term)	0.6	0.3
Key management personnel other than the President and CEO	1.7	2.1

Post-employment benefits**	0.4	0.6
Timo Kohtamäki**		0.2
Casimir Lindholm (President and CEO term)**	0.1	0.0
Key management personnel other than the President and CEO	0.3	0.4

Share-based payments	0.2	0.1
Timo Kohtamäki		0.0
Casimir Lindholm (President and CEO term)	0.1	0.0
Key management personnel other than the President and CEO	0.1	0.1

Termination benefits***	0.3	2.0
Timo Kohtamäki***		1.1
Key management personnel other than the President and CEO***	0.3	0.9

Other long term benefits
Key management personnel other than the President and CEO	0.0

Remuneration of key management personnel, total	3.1	5.5

*Includes fees paid for Board work during the CEO period as well as fees for working as a President and CEO

**The company has adjusted the comparison period figure by removing previously incorrectly included pension contributions

***Does not include share based payments or costs of additional pension plans for the term of notice

Short-term employee benefits

Short-term employee benefits include fixed basic salary which is determined by the requirements of the position as well as the performance and experience of the person holding the position. In addition, short-term employee benefits include the use of a car benefit, mobile phone benefit, meal benefit and an extended insurance cover for accidents and travel in their leisure time.

The amount of the management’s performance-related reward is earned by exceeding financial and operational profit targets specified at the beginning of the year. Lemminkäinen’s top management is divided into two performance-related reward groups which define the maximum performance-related reward percentage for each person. Defining a person’s reward group is based on organisation level as well as the requirements and operational influence of the position. In 2015 the level of performance-related reward of the management was based on profit before taxes, the Group’s return on capital employed as well as efficiency and reaching goals related other development targets. Performance-related rewards of the Executive Vice Presidents of business segments, who are members of the Group’s Executive Team, were also based on the operating profit of each segment. Achieving targets set on performance-related rewards were assessed semi-annually. The maximum performance bonus payable to the President and CEO was 80 per cent of the annual salary and 60 per cent for other members of the Group Executive Team.

Lemminkäinen Corporation’s General Meeting elects each year the members to serve on the company’s Board of Directors and decides on their fees. The fees are paid fully in cash. The term of office of the Board members lasts until the end of the first Annual General Meeting held after their election. The members of Lemminkäinen’s Board of Directors do not belong to the share-based incentive plan, and they are not employees of Lemminkäinen. The 2015 Annual General Meeting decided that the Chairman would be paid a fee of EUR 10,000 per month (10,000) and the Board members would each receive a fee of EUR 3,000 per month (3,000). The Board members also receive an attendance fee of EUR 500 per meeting (500). The chairman of the Audit Committee is paid an attendance fee of EUR 1,000 (1,000) and the members of the Audit Committee EUR 500 (500) for each meeting of the Committee. Board members living outside Finland receive an extra EUR 1,000 (1,000) to their attendance fees.

Post-employment benefits

The additional pension plan of the President and CEO and the members of Executive Team is based on cash basis and earning a paid-up policy. The amount of payment is defined as percentage of the annual salary. The President and CEO and other members of the Executive Team are entitled to retire at the age of 63. The amount of the President and CEO’s and other members’ of the Executive Team defined contribution pension benefit equals 20 per cent of their annual fixed salary.

Other long term benefits

A performance bonus agreement has been made for the President and CEO and the Executive Team for 2016—2018. The aim of the bonus agreement is to ensure long term continuity and profitability of the business. The possible bonus will be paid in 2016 and 2018, and it is equivalent to a maximum of 15 months’ cash salary. The bonus criteria include, among other things, the success of the Group’s financing arrangements as planned.

Other long term benefits expenses arose from service year awards and anniversary gifts to related-party personnel. The awards and gifts comply with the Group’s HR practices.

Termination benefits

Term of notice for the Lemminkäinen’s President and CEO agreement and for other members of the Executive Team is six months. If the company dismisses the President and CEO agreement, the President and CEO is entitled to an absolute severance pay equal to 12 months cash salary at the time of the agreement’s termination. For other members of Executive Team the equivalent severance pay equals to six months cash salary at the time of the agreement’s termination.

Share-based payments

The share-based incentive plan for the Group’s key personnel comprises of performance-based and conditional rewards.

Performance based reward comprised of three earning periods, which were calendar years 2013, 2014 and 2015. The company’s Board of Directors decided on the earning criteria and the set targets at the beginning of each period. Performance based compensation targets for 2015 were related to the company’s return on capital employed and equity ratio.

In addition to the performance-based reward, the key personnel also have the opportunity to receive a conditional reward based on share ownership and a continuation of their employment or service contract. The conditional reward seeks to encourage the Group’s key personnel to increase their holding in the company. The earning period for the conditional reward was the calendar years 2013—2015.

Share-based payments are described in more detail in the note 30.

Financials › Parent company financial statements › Parent company income statement (FAS)

Parent company income statement (FAS)

EUR million	Note	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Net sales	1	33.8	35.9

Production for own use		0.0	0.6
Other operating income	2	3.8	12.4
Materials and services	3	0.2	3.7
Personnel expenses	4	10.0	21.7
Depreciation and reduction in value	5	7.8	6.3
Other operating expenses	6	25.2	30.5

Operating profit/loss		-5.5	-13.2

Finance income and costs	7	-18.5	-10.1

Profit/loss before extraordinary items		-24.0	-23.4

Extraordinary items	8	26.5	15.8

Profit before taxes		2.5	-7.6

Direct taxes	9	-0.5	5.2

Profit for the financial year		2.1	-2.4

Financials › Parent company financial statements › Parent company balance sheet (FAS)

Parent company balance sheet (FAS)

EUR million	Note	31 Dec 2015	31 Dec 2014
ASSETS

Non-current assets	10
Intangible assets		9.6	14.2
Tangible assets		12.0	14.5
Investments in Group companies	11	114.2	114.2
Other investments		1.0	1.4
		136.8	144.2
Current assets	12
Non-current receivables		116.9
Deferred tax assets		20.9	21.3
Current receivables		61.6	274.1
Financial securities			25.1
Cash in hand and at banks		118.3	93.7
		317.7	414.3
		454.5	558.5

SHAREHOLDERS’ EQUITY AND LIABILITIES

Shareholder’s equity	13
Share capital		34.0	34.0
Share premium account		5.7	5.7
Invested non-restricted equity fund		90.6	90.6
Retained earnings		45.6	48.0
Profit for the financial year		2.1	-2.4
		177.9	175.9

Provisions	14
Other provisions		13.0	12.3

Liabilities	15
Non-current liabilities		212.9	240.0
Current liabilities		50.6	130.3
		263.5	370.3
		454.5	558.5

Financials › Parent company financial statements › Parent company cash flow statement (FAS)

Parent company cash flow statement (FAS)

		Adjusted
EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Cash flows from operating activities
Profit/loss before extraordinary items	-24.0	-23.4
Adjustments
Depreciation and impairment	7.8	6.3
Finance income and costs	18.5	10.1
Other adjustments	0.4	-12.5
Cash flow before change in working capital	2.7	-19.5

Change in working capital
lncrease(-)/decrease(+) in trade and other receivables	4.4	0.1
lncrease(+)/decrease(-) in current liabilities	-0.9	-51.1
Cash flow from operations before financial items and taxes	6.2	-70.5

Interest and other finance costs paid	-76.8	-51.7
Dividends received		12.4
Interest and other finance income received	40.2	57.1
Income tax paid	0.0	0.0
Cash flow from operating activities	-30.5	-52.8

Cash flows from investing activities
Purchases of tangible and intangible assets	-0.7	-5.1
Proceeds from sale of tangible and intangible assets	1.1	1.6
Investments in other assets		0.0
Return on invested capital		2.9
Proceeds from sale of other investments	0.7	1.2
Disposed subsidiary shares		53.9
Cash flow from investing activities	1.1	54.5

Cash flows from financing activities
lncrease(-)/decrease(+) of long-term loan receivables	-120.1	1.7
Share issue for cash consideration		29.3
Group contributions received	22.2	1.2
Change in Group receivables/liabilities	206.0	43.0
Proceeds from short-term borrowings	29.5	128.0
Repayments of short-term borrowings	-79.7	-304.3
Proceeds from long-term borrowings		370.0
Repayments of long-term borrowings	-29.1	-210.0
Cash flow from financing activities	28.8	58.8

lncrease(+)/decrease(-) in cash and cash equivalents	-0.6	60.5
Cash and cash equivalents at begining of financial year	118.9	58.4
Cash and cash equivalents at the end of financial year	118.3	118.9

Financials › Parent company financial statements › Parent company’s accounting principles, 31 Dec 2015

Parent Company’s Accounting Principles, 31 Dec 2015

Lemminkäinen Corporation’s financial statements are prepared in accordance with Finnish accounting standards (FAS).

Foreign currency items

Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the date of the transaction. Receivables and liabilities are translated at the exchange rates prevailing on the balance sheet date.

Financial securities

Financial securities are measured at fair value and the changes in fair values are recognised in fair value reserve in equity. Fair values are calculated by discounting future cash flows to present value. When financial securities are sold, accumulated fair value changes are transferred from fair value reserve to financial items in the income statement.

Derivative financial instruments and hedge accounting

The derivatives are used in order to reduce business risks, interest rate risks and to hedge balance sheet items denominated in foreign currencies. Derivative financial instruments are measured at fair value.

Foreign exchange derivatives are used to hedge against changes in forecasted foreign currency-denominated cash flows and changes in value of receivables and liabilities in foreign currencies. The company has used foreign exchange forward contracts which are re-measured at the balance sheet date by using the foreign exchange forward rates prevailing on the balance sheet date.

Interest rate derivatives are used to hedge against changes affecting the result, balance sheet and cash flows due to interest rate fluctuations. The company has used interest rate swaps which are re-measured by discounting the contractual future cash flows to the present value.

The Company has applied cash flow hedge accounting to some variable-rate loans. The change in fair value of the interest rate swap agreements used as hedging instrument is recognised in the fair value reserve in equity as the hedging relationship is effective. The ineffective portion of the change in fair value is recognised in financial items in the income statement. Changes in fair value accumulated in equity are transferred from equity and recognised in financial items for the accounting period in which the hedged item affects the result.

Lemminkäinen Corporation’s subsidiaries operating in the paving business use commodity derivatives to manage bitumen price risk. The execution of some of those derivatives with external counterparties is centralised to Lemminkäinen Corporation, and the corresponding internal derivative contracts are executed with intra-Group transactions with each subsidiary. Consequently, commodity derivatives do not affect Lemminkäinen Corporation’s income statement significantly.

Fair value changes from derivative financial instruments which are not used for hedge accounting are recognised according to the nature of the derivative, either in financial items or in other operating income and expenses in the income statement. Fair value changes are presented on section 7 of the notes to the financial statements.

Valuation and depreciation of fixed assets

Fixed assets are shown on the balance sheet at their original acquisition costs less planned depreciation over their expected economic lifetimes. In addition, the values of some land, buildings and shareholdings include revaluations, against which no depreciation is charged. The depreciation periods are as follows:

•          Buildings and structures 10-40 years

•          Machinery and equipment 3-15 years

•          Other fixed assets 3-10 years

Pension liability

The pension security of employees, inclusive of additional benefits, is covered by policies taken out from a pension insurance company.

Research and development expenses

Costs of research are expensed in the year during which they occur. Development costs are capitalized if requirements for capitalization are met.

Direct taxes

Taxes calculated on the basis of the result for the financial year, adjustments to the taxes of earlier financial years, and the change in the deferred tax liability and asset are recorded as direct taxes on the income statement.

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS)

Notes to the parent company financial statements (FAS)

1 Net sales by market area

2 Other operating income

3 Materials and services

4 Notes concerning personnel, management and board members

5 Depreciation and reduction in value

6 Audit fees

7 Finance income and costs

8 Extraordinary items

9 Direct taxes

10 Non-current assets

11 Investments in Group companies

12 Current assets

13 Shareholders’ equity

14 Provisions

15 Liabilities

16 Guarantees and commitments

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 1 Net sales by market area

1 Net sales by market area

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Finland	30.2	31.9
Scandinavia	2.1	1.0
Baltic countries	0.6	0.3
Russia	0.9	2.6
	33.8	35.9

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 2 Other operating income

2 Other operating income

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Gain on sales of fixed assets	1.3	12.0
Others	2.5	0.4
	3.8	12.4

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 3 Materials and services

3 Materials and services

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Raw materials and consumables	0.2	2.4
External services	0.0	1.3
	0.2	3.7

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) ›4 Notes concerning personnel, management and board members

4 Notes concerning personnel, management and board members

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Personnel expenses
Salaries, wages and renemunerations	7.1	17.6
Pension expenses	2.5	3.3
Other staff costs	0.5	0.8
	10.0	21.7

Management salaries and renemunerations
The President and CEO	0.7	1.6
Board of Directors	0.4	0.4

Average number of employees
Salaried employees	127	234

Pension commitments concerning Board of Directors and the President and CEO

The retirement age of the President and CEO of Lemminkäinen Corporation is 63 years,

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 5 Depreciation and reduction in value

5 Depreciation and reduction in value

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Depreciation
Intangible rights	4.9	5.1
Other capitalised expenditure	0.3	0.3
Buildings and structures	0.7	0.8
Machinery and equipment	0.0	0.0
Other tangible assets	0.0	0.1
	6.0	6.3

Reduction in value
Revaluation of buildings	1.7
Revaluation of shares in housing companies	0.1
	1.8

Depreciation and reduction in value	7.8	6.3

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 6 Audit fees

6 Audit fees

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Audit fees	0.1	0.1
Other consulting	0.0	0.1
	0.1	0.2

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 7 Finance income and costs

7 Finance income and costs

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Dividend income
From Group companies		12.4
		12.4

Other interest and finance income
From Group companies	16.5	15.7
From others	18.9	40.1
	35.4	55.9

Interest expenses and other finance costs
To Group companies	6.4	0.7
To others	47.5	77.8
	53.9	78.4

Net finance income/costs	-18.5	-10.1

Finance income and costs include:
Exchange gains and losses (net)	-2.2	-5.4
Change in fair value of currency derivatives (net)	-4.0	4.8
Change in fair value of interest rate derivatives (net)	0.1	-1.2
Gains and losses from hedge accounting (net)		-0.1

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 8 Extraordinary items

8 Extraordinary items

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Extraordinary incomes, Group contributions	26.5	22.2
Extraordinary expenses, damages relate to legal proceedings		-6.4
	26.5	15.8

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 9 Direct taxes

9 Direct taxes

EUR million	1 Jan–31 Dec 2015	1 Jan–31 Dec 2014
Income taxes in respect of previous years	0.0	0.0
Change in the deferred tax assets	-0.4	5.2
	-0.5	5.2

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 10 Non-current assets

10 Non-current assets

Intangible assets

		Other	Advance
	Intangible	capitalised	payments and
EUR million	rights	expenditure	work in progress	Total
Cost 1 Jan 2015	24.0	5.6	0.5	30.1
Increases	0.6		0.1	0.7
Decreases	-0.2	-2.9		-3.2
Transfers between items	0.5		-0.5
Cost 31 Dec 2015	25.0	2.7	0.1	27.7
Accumulated amortisation and impairment 1 Jan 2015	-11.1	-4.8		-15.9
Accumulated amortisation on disposals and tranfers	0.1	2.9		3.0
Amortisation for the financial year	-4.9	-0.3		-5.2
Accumulated amortisation and impairment 31 Dec 2015	-15.9	-2.1		-18.1
Carrying amount 31 Dec 2015	9.0	0.5	0.1	9.6

		Other	Advance
	Intangible	capitalised	payments and
EUR million	rights	expenditure	work in progress	Total
Cost 1 Jan 2014	18.0	7.7	7.4	33.1
Increases	4.7	0.0	0.4	5.1
Decreases	-2.8	-2.7	-2.6	-8.1
Transfers between items	4.1	0.6	-4.7
Cost 31 Dec 2014	24.0	5.6	0.5	30.1
Accumulated amortisation and impairment 1 Jan 2014	-6.6	-7.2		-13.8
Accumulated amortisation on disposals and tranfers	0.6	2.7		3.3
Amortisation for the financial year	-5.1	-0.3		-5.4
Accumulated amortisation and impairment 31 Dec 2014	-11.1	-4.8		-15.9
Carrying amount 31 Dec 2014	12.9	0.8	0.5	14.2

Property, plant and equipment

					Advance
		Building and	Machinery and	Other tangible	payments and
EUR million	Land	structures	equipment	assets	work in progress	Total
Cost 1 Jan 2015	2.9	19.0	0.5	1.3		23.7
Decreases	0.0		0.0			0.0
Cost 31 Dec 2015	2.9	19.0	0.5	1.3		23.7
Accumulated depreciation and impairment 1 Jan 2015		-13.1	-0.4	-1.1		-14.7
Accumulated depreciation on decreases and tranfers			0.0			0.0
Depreciation for the financial year		-0.7	0.0	0.0		-0.8
Accumulated depreciation 31 Dec 2015		-13.9	-0.4	-1.1		-15.4
Revaluations 1 Jan 2015		2.3				2.3
Reduction in revaluation		-1.7				-1.7
Revaluations 31 Dec 2015	3.1	0.6				3.7
Carrying amount 31 Dec 2015	6.0	5.7	0.0	0.2		12.0

					Advance
		Building and	Machinery and	Other tangible	payments and
EUR million	Land	structures	equipment	assets	work in progress	Total
Cost 1 Jan 2014	2.9	18.6	0.9	1.3	0.4	24.1
Increases		0.1				0.1
Decreases			-0.5			-0.5
Transfers between items		0.4			-0.4
Cost 31 Dec 2014	2.9	19.0	0.5	1.3		23.7
Accumulated depreciation and impairment 1 Jan 2014		-12.4	-0.8	-1.1		-14.2
Accumulated depreciation on decreases and tranfers			0.4			0.4
Depreciation for the financial year		-0.8	0.0	-0.1		-0.9
Accumulated depreciation 31 Dec 2014		-13.1	-0.4	-1.1		-14.7
Revaluations	3.1	2.3				5.4
Carrying amount 31 Dec 2014	6.0	8.2	0.1	0.2		14.5

Investments

	Holdings in
	Group	Shares in real	Other shares	Shares in housing
EUR million	companies	estate	and holdings	companies	Total
Cost 1 Jan 2015	116.5	0.8	0.4	0.2	117.8
Disposals			-0.2	-0.1	-0.3
Cost 31 Dec 2015	116.5	0.8	0.2	0.1	117.6
Accumulated impairment 1 Jan 2015	-2.4				-2.4
Accumulated impairment 31 Dec 2015	-2.4				-2.4
Revaluations 1 Jan 2015				0.1	0.1
Reduction in revaluation				-0.1	-0.1
Revaluations 31.12.2015
Carrying amount 31.12.2015	114.2	0.8	0.2	0.1	115.2

	Holdings in
	Group	Shares in real	Other shares	Shares in housing
EUR million	companies	estate	and holdings	companies	Total
Cost 1 Jan 2014	159.6	0.8	0.6	0.3	161.2
Increases			0.0		0.0
Disposals	-43.0	0.0	-0.2	-0.1	-43.3
Cost 31 Dec 2014	116.5	0.8	0.4	0.2	117.8
Impairment	-2.4				-2.4
Accumulated impairment 31 Dec 2014	-2.4				-2.4
Revaluations				0.1	0.1
Carrying amount 31 Dec 2014	114.2	0.8	0.4	0.2	115.5

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 11 Investments in Group companies

11 Investments in Group companies

	Consolidated shareholding %	Parent company shareholding %
Lemminkäinen Talo Oy, Helsinki	100.0	100.0
Lemminkäinen Infra Oy, Helsinki	100.0	100.0
Lemcon Networks Oy, Helsinki	100.0	100.0
UAB Lemcon Vilnius, Lithuania	100.0	100.0
UAB Lemminkainen Lietuva, Lithuania	99.9	99.9

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 12 Current assets

12 Current assets

EUR million	31 Dec 2015	31 Dec 2014
Non-current receivables
Loan receivables from Group companies	116.9

Deferred tax assets
From accruals and temporary differences	21.6	22.4
	21.6	22.4
Deferred tax liabilities
From revaluations	0.7	1.1
	0.7	1.1

Deferred tax assets (+) and liabilities (-), total	20.9	21.3

Current receivables

Receivables from parties outside the Group
Trade receivables	0.1	0.3
Other receivables	3.5	10.1
Accrued receivables	3.2	5,4	*
	6.8	15.7

Receivables from Group companies
Trade receivables	7.6	6.6
Other receivables	46.1	249.3
Accrued receivables	1.2	2.4
	54.8	258.4

Current receivables, total	61.6	274.1

Items included in accrued receivables
Accrued interests		0.0
Taxes	0.0	0.0
Deferred personnel expenses	0.4	0.9
Others	4.0	6,8	*
	4.3	7.8

* The company has adjusted the manner in which acquisition costs in liabilities are handled. Debt is recorded on the balance sheet at nominal value and the remaining, unrecognised portion of acquisition costs has been recorded under accrued receivables. The impact of the adjustment on the company’s liabilities and accrued receivables on 31 December 2014 is EUR 2.0 million. The impact of the adjustment on the change in working capital and the proceeds from long-term borrowings in the 2014 cash flow statement is EUR 1.1 million.

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 13 Shareholders’ equity

13 Shareholders’equity

EUR million	2015	2014
Share capital 1 Jan	34.0	34.0
Share capital 31 Dec	34.0	34.0

Share premium account 1 Jan	5.7	5.7
Share premium account 31 Dec	5.7	5.7

Invested non-restricted equity fund 1 Jan	90.6	61.3
Increases		29.3
Invested non-restricted equity fund 31 Dec	90.6	90.6

Retained earnings 1 Jan	45.6	48.0
Retained earnings 31 Dec	45.6	48.0

Profit for the financial year	2.1	-2.4

Shareholders’ equity, total	177.9	175.9

Distributable funds 31 Dec	138.2	136.2

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 14 Provisions

14 Provisions

EUR million	31 Dec 2015	31 Dec 2014
Litigation provision	13.0	12.3

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 15 Liabilities

15 Liabilities

EUR million	31 Dec 2015	31 Dec 2014 *
Non-current liabilities
Bonds	100.0	100.0
Hybrid bonds	112.9	140.0
	212.9	240.0
Current liabilities
Liabilities to parties outside the Group
Pension loans		2.0
Commercial papers	13.1	63.4
Trade payables	0.7	0.6
Other liabilities	13.4	9.9
Accrued liabilities	9.8	15.3
	37.0	91.2

Liabilities to Group companies
Trade payables	0.0	0.0
Other liabilities	12.0	39.1
Accrued liabilities	1.5	0.0
	13.6	39.1

Items included in accrued liabilities
Accrued interests	6.4	7.5
Accrued personnel expenses	2.0	4.8
Others	2.9	3.1
	11.3	15.3

* The company has adjusted the manner in which acquisition costs in liabilities are handled. Debt is recorded on the balance sheet at nominal value and the remaining, unrecognised portion of acquisition costs has been recorded under accrued receivables. The impact of the adjustment on the company’s liabilities and accrued receivables on 31 December 2014 is EUR 2.0 million. The impact of the adjustment on the change in working capital and the proceeds from long-term borrowings in the 2014 cash flow statement is EUR 1.1 milloin.

Financials › Parent company financial statements › Notes to the parent company financial statements (FAS) › 16 Guarantees and commitments

16 Guarantees and commitments

EUR million	31 Dec 2015	31 Dec 2014
Guarantees
On behalf of Group companies	293.2	407.7
On behalf of associates and joint ventures	12.4	14.4
On behalf of consortiums and real estate companies	12.0	1.8
	317.6	423.9
In addition, Lemminkäinen Corporation has set one guarantee without maximum amount on behalf of its subsidiary.

Lease liabilities
Payable next year	4.8	4.9
Payable in subsequent years	21.0	24.6
	25.8	29.5

Derivative contracts
Forward foreign exchange contracts
Nominal value	71.4	77.2
Fair value	0.5	5.7

Interest rate swap contracts
Nominal value	40.0	40.0
Fair value	-1.0	-1.0

Commodity derivatives
Quantity, MT	54,664
Nominal value	8.4
Fair value

Financials › Financial indicators (IFRS)

Financial indicators (IFRS)

EUR million	2015	2014	2013	2012	2011
Net sales	1,879.0	2,044.5	2,020.1	2,267.6	2,183.9
Operations outside Finland	761.0	971.2	929.0	897.3	780.3
% of net sales	40.5	47.5	46.0	39.6	35.7
Operating profit	37.3	36.3	-89.3	50.4	44.0
% of net sales	2.0	1.8	-4.4	2.2	2.0
Profit before taxes	16.7	-1.7	-116.1	29.1	25.0
% of net sales	0.9	-0.1	-5.7	1.3	1.1
Profit for the financial year attributable to the equity holders of the parent company	7.2	18.2	-93.7	43.9	34.7
% of net sales	0.4	0.9	-4.6	1.9	1.6

Non-current assets	261.0	307.9	362.5	343.8	351.0
Inventories	402.0	524.0	504.4	494.4	448.5
Financial assets	372.5	425.9	475.8	465.3	443.3
Equity	377.6	412.5	324.0	441.8	348.7
Non-controlling interest	0.1	0.1	0.6	0.4	1.7
Interest-bearing liabilities	254.7	347.8	407.6	371.2	431.6
Interest-free liabilities	403.1	497.5	611.0	490.6	460.7
Balance sheet total	1,035.5	1,257.8	1,342.7	1,303.5	1,242.8

Return on equity, %	1.8	4.9	-24.4	11.1	10.5
Return on investment, %*	10.2	13.5	-9.4	10.8	10.8
Return on capital employed, %	5.3	4.5	-10.8	6.4	5.5
Equity ratio, %	40.6	37.1	27.3	37.2	30.8
Gearing, %	33.6	51.8	100.8	62.8	114.5
Interest-bearing net liabilities	126.8	213.6	326.5	277.3	401.2
Gross investments	10.3	30.0	71.2	64.5	84.0
% of net sales	0.5	1.5	3.5	2.8	3.8
Order book 31.12., continuing operations	1,180.3	1,456.1	1,733.2	1,336.1	1,289.3
Personnel at the end of period, continuing operations	4,059	4,748	5,526	5,833	5,751

The effects of changes in accounting principles to the financial indicators have been adjusted for the period when the new accounting principle became applicable as well as for the preceding accounting period. Correspondingly, discontinued operations have been adjusted from the income statement items for the accounting period in which they are classified as discontinued operations, as well as for the preceding accounting period.

*Includes the effect of discontinued operations

Financials › Share-related financial indicators (IFRS)

Share-related financial indicators (IFRS)

	2015		2014	2013	2012	2011
Basic earnings per share, EUR	-0.15		0.40	-4,81	1.94	1.68
Diluted earnings per share, EUR	-0.15		0.40	-4,81	1.93	1.68
Equity per share, EUR	16.28		19.33	15,70	21.45	16.87
Dividend per share, EUR	0,12	*	0,00	0.00	0.60	0.50
Dividend per earnings, %	38,5		0.0	0.0	26.9	28.3
Effective dividend yield, %	0.9		0.0	0.0	4.2	2.7
Price per earnings (P/E)	-93.3		23.6	-3.2	7.4	11.1
Share price, EUR
lowest	9.55		9.50	13.74	13.95	17.08
highest	13.91		15.89	16.97	20.50	27.37
at end of financial year	13.79		9.52	15.20	14.28	18.72
Market capitalisation at year end, EUR million	320.0		220.9	298.2	280.6	367.8
Share trading (Nasdaq Helsinki), 1.000 shares	2,612		1,096	1,758	992	3,367
% of shares issued	11.2		4.7	8.9	5.0	17.1
Weighted average number of shares, 1.000 shares	23,193		21,329	20,600	20,582	20,665
Number of shares at end of period, 1.000 shares	23,220		23,220	19,650	19,650	19,645
Number of treasury shares	16,687		16,687	34,915	509

The effects of changes in accounting principles to the financial indicators have been adjusted for the period when the new accounting principle became applicable as well as for the preceding accounting period. Correspondingly, discontinued operations have been adjusted from the income statement items for the accounting period in which they are classified as discontinued operations, as well as for the preceding accounting period.

*Board of Directors’ proposal to the AGM

Financials › Calculation of key ratios

Calculation of key ratios

RETURN ON EQUITY, %
Profit for the period	x 100
Total equity (average)

RETURN ON INVESTMENT, %
Profit before income taxes + finance costs	x 100
Total equity (average) + interest-bearing liabilities (average)

RETURN ON CAPITAL EMPLOYED, %
Operating profit	x 100
Total equity (quaterly average) + interest-bearing liabilities (quaterly average)

EQUITY RATIO, %
Total equity	x 100
Balance sheet total – advance payments received

GEARING, %
Interest-bearing liabilities – cash and other liquid assets	x 100
Total equity

INTEREST-BEARING NET DEBT
Interest-bearing debt – cash and other liquid assets

BASIC EARNINGS PER SHARE
Profit for the financial year attributable to owners of the parent company – accrual basis interest of the hybrid bond adjusted with tax effect
Weighted average number of ordinary shares in issue

DILUTED EARNINGS PER SHARE
Profit for the financial year attributable to owners of the parent company – accrual basis interest of the hybrid bond adjusted with tax effect
Weighted average number of ordinary shares in issue + dilutive potential ordinary shares

EQUITY PER SHARE
Equity attributable to owners of the parent company
Weighted average number of ordinary shares in issue

DIVIDEND PER SHARE
Dividend for the financial year
Total number of shares – treasury shares

DIVIDEND PER EARNINGS, %
Dividend for the financial year	x 100
Profit for the financial year attributable to owners of the parent company

EFFECTIVE DIVIDEND YIELD, %
Dividend per share	x 100
Share price at the end of period

PRICE PER EARNINGS (P/E)
Share price at the end of period
Basic earnings per share

MARKET CAPITALISATION
Number of shares in issue x share price at the end of period

Financials › Board of Directors’ proposal for the distribution of profit

Board of Directors’ proposal for the distribution of profit

Distributable shareholders’ equity shown on the parent company balance sheet at 31 December 2015 amounts to EUR 138,209,602.00 consisting of retained earnings EUR 45,578,889.18 and the result for the financial year EUR 2,050,059.14.

The board of directors will propose to the AMG that, for the financial year ended 31 December 2015, the company will distribute a per-share dividend of EUR 0,12 to a total of EUR 2,786,388.00 after which retained earnings would stand at EUR 44,842,560.32.

Helsinki, 3 February 2016

Berndt Brunow	Juhani Mäkinen	Noora Forstén
Chairman of the Board

Finn Johnsson	Heppu Pentti	Kristina Pentti-von Walzel

Heikki Räty		Casimir Lindholm
President and CEO

Financials › Auditor’s report

Auditor’s Report (Translation from the Finnish Original)

To the Annual General Meeting of Lemminkäinen Oyj

We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of Lemminkäinen Oyj for the year ended 31 December, 2015. The financial statements comprise the consolidated statement of financial position, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements.

Responsibility of the Board of Directors and the Managing Director

The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the Limited Liability Companies Act or the articles of association of the company.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on the Consolidated Financial Statements

In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU.

Opinion on the Company’s Financial Statements and the Report of the Board of Directors

In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements.

Helsinki, 4 February 2016

PricewaterhouseCoopers Oy

Authorised Public Accountants

Markku Katajisto

Authorised Public Accountant